                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                            SPRINGS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Class A Common Stock, par value $.25 per share, of Springs Industries, Inc.
          Class B Common Stock, par value $.25 per share, of Springs Industries, Inc.
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          12,589,793 shares of Class A and Class B Common Stock (includes 1,944,493 shares underlying options to purchase shares of Class A Common Stock).
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          $46.00 per share in the cash-out merger plus the difference between $46.00 and the exercise price for each option to purchase Class A Common Stock.
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $505,450,630.56
        ------------------------------------------------------------------------

     (5)  Total fee paid:

          $101,578.82
        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

          $101,578.82
    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [SPRINGS LOGO]


                            SPRINGS INDUSTRIES, INC.
                             205 North White Street
                        Fort Mill, South Carolina 29715


                                                                  August 7, 2001

To Our Shareholders:


    You are cordially invited to attend the annual meeting of shareholders of Springs Industries, Inc. to be held on September 5, 2001, at 9:30 a.m., local time, at Baxter M. Hood Continuing Education Center, York Technical College, 452
S. Anderson Road, Rock Hill, South Carolina.


    At the annual meeting of shareholders, you will be asked to consider and vote upon a recapitalization agreement that provides for the merger of Heartland Springs Investment Company with and into Springs. If the recapitalization is completed, Springs will become a privately owned corporation and you will receive $46.00 in cash for each of your shares of Springs common stock. Immediately after the recapitalization, approximately 44% of the outstanding shares of Springs common stock will be owned by Heartland Industrial Partners, L.P. (and its co-investors, if any) and approximately 56% of the outstanding common stock will be owned by the Close family, which consists of my mother, me, my brothers and sisters, certain trusts for our benefit and our children's benefit, and two private companies that we control. At the annual meeting, you will also be asked to consider and vote upon a proposal to amend Springs' articles of incorporation to exempt Springs from the restrictions on business combinations contained in the South Carolina Code.

    Your board of directors and a special committee of the disinterested directors of the board formed to consider the recapitalization have determined that the terms of the recapitalization agreement and the related amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. ACCORDINGLY, YOUR BOARD, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS ADOPTED THE RECAPITALIZATION AGREEMENT AND THE RELATED AMENDMENT TO THE ARTICLES OF INCORPORATION, AND RECOMMENDS THAT SPRINGS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE RECAPITALIZATION AGREEMENT AND "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

    You are also being asked to vote on a proposal to elect directors as set forth in the accompanying proxy statement and a resolution ratifying the appointment of Deloitte & Touche LLP as independent public accountants for Springs and its subsidiaries for fiscal year 2001.

    YOUR VOTE IS VERY IMPORTANT. The proposed recapitalization cannot occur unless, among other things: (1) the recapitalization agreement is approved by holders of two-thirds of the outstanding shares of Springs common stock and by a majority of votes cast by shareholders whose shares are being converted into cash, in each case with each share of class A and class B common stock entitled to one vote, and (2) the amendment to the articles of incorporation is approved by holders of two-thirds of the outstanding shares of Springs common stock, with each share of class A common stock entitled to one vote and each share of class B common stock entitled to four votes.

    The eleven nominees for directors receiving the highest number of votes will be elected as directors and each will continue to serve as a director until the earlier of the completion of the recapitalization, the next annual meeting or the election of a successor. Shareholders are entitled to cumulate their votes in electing directors. For the appointment of Deloitte & Touche as independent public accountants to be ratified, the votes cast in favor of ratification must exceed the votes cast opposing the ratification.

    Whether or not you plan to attend the annual meeting in person, please sign and return your proxy card as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Even if you return your proxy card, you may still attend the annual meeting and vote your Springs shares in person. IF YOU FAIL TO VOTE BY PROXY OR IN PERSON, FAIL TO INSTRUCT YOUR BROKER HOW TO VOTE OR ABSTAIN, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE RECAPITALIZATION AGREEMENT AND THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

    The members of the Close family and certain key members of Springs' management have interests in the recapitalization that are different from, or in addition to, their interests as Springs shareholders. These interests are summarized in the section entitled "Special Factors -- Interests of Certain Persons in the Recapitalization" in the accompanying proxy statement. The members of the Close family have agreed to vote their Springs shares in favor of the recapitalization agreement and the amendment to the articles of incorporation and have enough votes as a group to assure the approval of the amendment to the articles of incorporation. The Close family owns an aggregate of 171,488 shares of Springs class A common stock and 7,149,291 shares of Springs class B common stock. At one vote per share for Springs class A common stock and four votes per share for Springs class B common stock, the Close family holds approximately 73% of the normal voting power in Springs. In voting to approve the recapitalization agreement, with each share of class A and class B common stock entitled to only one vote, the Close family holds approximately 41% of the voting power. Springs is not aware of how affiliates of Springs other than members of the Close family intend to vote their shares with respect to the recapitalization agreement and the amendment to the articles of incorporation.

    The accompanying notice of meeting and proxy statement explain the proposed recapitalization and amendment to the articles of incorporation and provide specific information concerning the annual meeting. Please read these materials carefully.

                                     Sincerely,

                                     /s/ Crandall C. Bowles


                                     CRANDALL CLOSE BOWLES,

                                     Chairman of the Board and Chief Executive
                                     Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement is dated August 7, 2001 and, with the accompanying proxy card, is first being mailed to shareholders on or about August 7, 2001.

                                 [SPRINGS LOGO]

                            SPRINGS INDUSTRIES, INC.
                             205 NORTH WHITE STREET
                        FORT MILL, SOUTH CAROLINA 29715

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 5, 2001



    Notice is hereby given that the annual meeting of shareholders of Springs Industries, Inc., a South Carolina corporation, will be held on September 5, 2001, at 9:30 a.m., local time, at Baxter M. Hood Continuing Education Center, York Technical College, 452 S. Anderson Road, Rock Hill, South Carolina, for the following purposes:



    - To consider and vote upon a proposal to approve the recapitalization agreement, dated as of April 24, 2001, as amended on July 31, 2001, between Springs and Heartland Springs Investment Company, pursuant to which Heartland Springs will be merged with and into Springs. As a result, each outstanding share of Springs common stock, other than shares held by the Close family, by Heartland Industrial Partners, L.P. (and its co-investors, if any), by key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares and by dissenting shareholders, will be converted into the right to receive $46.00 in cash.


    - To consider and vote upon a proposal to amend Springs' articles of incorporation to exempt Springs from the restrictions on business combinations contained in the South Carolina Code.

    - To consider and vote upon a proposal to elect a board of eleven directors, each of whom will continue to serve as a director until the earlier of the completion of the recapitalization, the next annual meeting or the election of a successor.

    - To consider and vote upon a resolution ratifying the appointment of Deloitte & Touche LLP as independent public accountants for Springs and its subsidiaries for fiscal year 2001.

    - To consider and act upon such other matters as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

    In order for the recapitalization to be accomplished, shareholders must approve both the recapitalization agreement and the proposed amendment to the articles of incorporation.

    A list of shareholders will be available for inspection by shareholders of record during business hours at Springs Industries, Inc., 205 North White Street, Fort Mill, South Carolina, from the fifth business day following the date of this proxy statement through and including the date of the annual meeting and at the annual meeting.

    Only those persons who were holders of record of Springs common stock at the close of business on June 27, 2001 are entitled to notice of, and to vote at, the annual meeting.

    Approval of the recapitalization agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of Springs common stock and a majority of votes cast by shareholders whose shares are being converted into cash, in each case with each share of class A and class B common stock entitled to one vote. Approval of the amendment to the articles of incorporation requires the affirmative vote of holders of two-thirds of the outstanding shares of Springs common stock, with each share of class A common stock entitled to one vote and each share of class B common stock entitled to four votes. The members of the Close family have agreed to vote their Springs shares in favor of the recapitalization agreement and the amendment to the articles of incorporation and have enough votes as a group to assure the approval of the amendment to the articles of incorporation. In voting to approve the recapitalization agreement, the Close family holds approximately 41% of the voting power.

    Your board of directors and a special committee of the disinterested directors of the board formed to consider the recapitalization have determined that the terms of the recapitalization agreement and the related amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. ACCORDINGLY, YOUR BOARD, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS ADOPTED THE RECAPITALIZATION AGREEMENT AND THE RELATED AMENDMENT TO THE ARTICLES OF INCORPORATION, AND RECOMMENDS THAT SPRINGS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE RECAPITALIZATION AGREEMENT AND "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

    Under South Carolina law, dissenters' rights will be available to holders of Springs class B common stock who do not vote in favor of the recapitalization agreement. In order to exercise these dissenters' rights, holders of Springs class B common stock must follow the procedures required by South Carolina law, which are summarized in the section entitled "Dissenters' Rights" in the accompanying proxy statement.

    The recapitalization agreement and related amendment to the articles of incorporation are described in the accompanying proxy statement, which also contains additional information about the other items being voted upon at the annual meeting. We urge you to read the proxy statement carefully. A copy of the recapitalization agreement is attached as Appendix A and the form of amendment to the articles of incorporation is attached as Appendix C to the proxy statement.

                                          By order of the Board of Directors,

                                          /s/ C. Powers Dorsett


                                          C. POWERS DORSETT,

                                          Senior Vice President -- General
                                          Counsel and Secretary
Fort Mill, South Carolina

August 7, 2001

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
SUMMARY TERM SHEET....................    1
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING INFORMATION.........    8
WHO CAN HELP ANSWER YOUR QUESTIONS....    8
THE ANNUAL MEETING....................    9
  Time and Place......................    9
  Purpose.............................    9
  Record Date; Outstanding Voting
     Securities.......................    9
  Cumulative Voting for Directors.....    9
  Vote Required.......................    9
  Voting By Proxy.....................   10
  Proxy Solicitation..................   11
  Other Business......................   11
INFORMATION ABOUT THE RECAPITALIZATION
  PARTICIPANTS........................   12
  Springs Industries, Inc. ...........   12
  Heartland...........................   12
  The Close Family....................   13
SPECIAL FACTORS.......................   18
  Structure of the Recapitalization...   18
  Background of the
     Recapitalization.................   18
  Certain Financial Projections.......   28
  Special Committee...................   30
  Recommendation of the Special
     Committee and the Springs Board;
     Springs' Purpose and Reasons for
     the Recapitalization.............   30
  Springs' Position Regarding the
     Fairness of the
     Recapitalization.................   34
  Opinion of UBS Warburg LLC..........   35
  The Close Family's Position
     Regarding the Fairness of the
     Recapitalization.................   42
  The Close Family's Purpose and
     Reasons for the
     Recapitalization.................   43
  Heartland's Position Regarding the
     Fairness of the
     Recapitalization.................   45
  Heartland's Purpose and Reasons for
     the Recapitalization.............   46
  Accounting Treatment................   46
  Interests of Certain Persons in the
     Recapitalization.................   47
  Shareholders Agreement..............   49
  Certain Effects of the
     Recapitalization.................   51
  Plans for Springs after the
     Recapitalization.................   52



                                        PAGE
                                        ----
  Shareholder Litigation Challenging
     the Recapitalization.............   52
  Conduct of the Business of Springs
     if the Recapitalization is Not
     Consummated......................   52
FINANCING FOR THE RECAPITALIZATION....   53
THE RECAPITALIZATION..................   55
  Structure and Effective Time........   55
  Recapitalization Consideration......   55
  Payment Procedures..................   55
  Treatment of Management Incentive
     Plans............................   55
  Articles of Incorporation; Bylaws...   56
  Directors and Officers..............   56
  Representations and Warranties......   56
  Conduct of the Business of Springs
     Prior to the Recapitalization....   57
  Access to Information...............   58
  Prohibition Against Solicitation of
     Competing Transactions...........   58
  State Takeover Laws; Reports........   59
  Director and Officer Liability......   59
  Financing Arrangements..............   59
  Employee Benefit Plans..............   59
  Reasonable Best Efforts to
     Consummate the
     Recapitalization.................   59
  Shareholders Meetings; Proxy
     Material.........................   59
  Conditions to the
     Recapitalization.................   60
  Termination.........................   61
  Expenses............................   61
  Amendment and Waiver................   62
  Estimated Fees and Expenses of the
     Recapitalization.................   62
PROPOSED AMENDMENT TO SPRINGS'
  ARTICLES OF INCORPORATION...........   63
DISSENTERS' RIGHTS....................   64
REGULATORY APPROVALS..................   66
U.S. FEDERAL INCOME TAX
  CONSEQUENCES........................   67
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA......................   69
COMPARATIVE PER SHARE MARKET PRICE AND
  DIVIDEND INFORMATION................   72
DIRECTORS AND EXECUTIVE OFFICERS OF
  SPRINGS.............................   73

                                        PAGE
                                        ----
ELECTION OF DIRECTORS.................   76
  Directors and Nominees..............   76
  Information Regarding the Board of
     Directors........................   79
DIRECTOR AND EXECUTIVE OFFICER
  COMPENSATION........................   80
  Executive Officer Compensation and
     Related Information..............   80
  Retirement Plans....................   81
  Change-of-Control Agreement.........   82
  Management Compensation and
     Organization Committee Report....   82
  Compensation Committee Interlocks
     and Insider Participation........   84
  Performance Graph...................   85
  Peer Group Companies................   86
  Companies in Last Year's Peer Group
     That Are Not Included in the
     Current Peer Group...............   86
  Directors' Compensation.............   86
OTHER ANNUAL MEETING MATTERS..........   88
  Report of the Audit Committee.......   88
  Ratification of Appointment of
     Public Accountants...............   88
  Security Ownership of Certain
     Beneficial Owners and
     Management.......................   89
  Transactions Effected by the Springs
     of Achievement Partnership
     Plan.............................   91
  Transactions with Certain Persons...   92
  Other Transactions..................   92



                                        PAGE
                                        ----
  Section 16(a) Beneficial Ownership
     Reporting Compliance.............   92
  Annual Report and Form 10-K.........   93
  Map and Directions to Shareholders
     Meeting..........................   94
OTHER MATTERS.........................   95
  Materials Prepared by Sheffield.....   95
  Preliminary Draft Materials Prepared
     by UBS Warburg...................   99
INDEPENDENT ACCOUNTANTS...............  109
FUTURE SHAREHOLDER PROPOSALS..........  109
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................  109
WHERE YOU CAN FIND MORE INFORMATION...  110
APPENDICES
APPENDIX A -- RECAPITALIZATION
  AGREEMENT (AS AMENDED)..............  A-1
APPENDIX B -- OPINION OF UBS WARBURG
  LLC.................................  B-1
APPENDIX C --  FORM OF AMENDMENT TO
  THE ARTICLES OF INCORPORATION.......  C-1
APPENDIX D --  SECTIONS 33-13-101
  THROUGH 33-13-310 OF THE SOUTH
  CAROLINA BUSINESS CORPORATION ACT...  D-1
APPENDIX E -- AUDIT COMMITTEE
  CHARTER.............................  E-1

                               SUMMARY TERM SHEET

     The following summary term sheet briefly describes all of the material terms of the proposed recapitalization. This summary term sheet is intended to serve as an overview only. For a more complete understanding of the proposed recapitalization and related transactions, please refer to the information contained elsewhere in this document, the appendices to this document and the documents referred to or incorporated by reference in this document.

RECAPITALIZATION PARTICIPANTS

Springs Industries, Inc.


- Springs Industries, Inc. is engaged in the manufacturing, marketing and sale of textile and nontextile home furnishings products. We refer to Springs Industries, Inc. as "Springs" throughout this document. See "Information About the Recapitalization Participants -- Springs Industries, Inc." on page 12.


Heartland Springs Investment Company


- Heartland Springs Investment Company is the entity that will be merged with and into Springs in the recapitalization. It was formed at the direction of Heartland Industrial Partners, L.P., a private equity fund, for the purpose of facilitating the recapitalization. We refer to Heartland Springs Investment Company as "Heartland Springs" throughout this document. See "Information About the Recapitalization Participants -- Heartland" on pages 12 to 13.


Heartland Industrial Partners, L.P.

- Heartland Industrial Partners, L.P. is a private equity fund established to "invest in, build and grow" industrial companies in sectors with attractive consolidation opportunities. The firm has equity commitments of approximately $1.2 billion. We refer to Heartland Industrial Partners, L.P. as "Heartland Industrial Partners" throughout this document.

- Heartland Industrial Partners currently owns all of the equity of Heartland Springs. At the time of and following the recapitalization, Heartland Industrial Partners may permit certain institutional investors and associated funds under common management with Heartland Industrial Partners to purchase a portion of the equity of Heartland Springs. We refer to Heartland Industrial Partners, together with additional permitted co-investors, if any, as the "Heartland Investors" throughout this document.


- For a more detailed description of the various Heartland entities, see "Information About the Recapitalization Participants -- Heartland" on pages 12 to 13.


The Close Family

- The Close family will be treated differently in the recapitalization from all other Springs shareholders. The members of the Close family consist of (1) certain descendants of Leroy Springs, Springs' founder, including Crandall C. Bowles, chairman and chief executive officer of Springs, and Leroy S. Close, a director of Springs, (2) certain trusts for the benefit of these Close family members and their children and (3) two privately owned companies controlled by these individuals and trusts. We refer to these individuals and entities as the "Close family" throughout this document.

- The Close family owns an aggregate of 171,488 shares of Springs class A common stock and 7,149,291 shares of Springs class B common stock. These holdings represent approximately 1.6% of the shares of Springs class A common stock, approximately 99.9% of the shares of Springs class B common stock and approximately 41% of all Springs common stock, outstanding as of June 27, 2001. At one vote per share for Springs class A common stock and four votes per share for Springs class B common stock, the Close family holds approximately 73% of the normal voting power in Springs. In voting to approve the recapitalization agreement, with each share of class A and class B common stock entitled to only one vote, the Close family holds approximately 41% of the voting power.


- For a more detailed description of the Close family, see "Information About the Recapitalization Participants -- The Close Family" on pages 13 to 17.

THE RECAPITALIZATION

- The Close family and Heartland Industrial Partners propose to effect a recapitalization of Springs by means of a merger of Heartland Springs with and into Springs.

- As a result of this recapitalization:

  -- Each of your shares of Springs common stock will be converted into the right to receive $46.00 in cash.

  -- Each share of Heartland Springs common stock will be converted into one share of Springs class A common stock.

  -- The shares of Springs common stock held by the Close family, by the Heartland Investors and by key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares, will not be affected by the recapitalization and will remain outstanding.

- Shares of Springs class A common stock will no longer be listed on the New York Stock Exchange and price quotations with respect to sales of shares of class A common stock in the public market will no longer be available. The registration of Springs shares under the Securities Exchange Act of 1934 will be terminated, and Springs will cease filing reports with the Securities and Exchange Commission.

- Springs shareholders whose shares are being converted into cash will no longer have any financial interest in, and will not be shareholders of, Springs. As a result, such shareholders will not have the opportunity to participate in the future earnings, profits and growth of Springs.


- All holders of options with an exercise price per share of Springs class A common stock below $46.00 may choose, after the completion of the recapitalization, (1) a cash-out election, pursuant to which each such option will be converted to cash equal to the excess of $46.00 over the exercise price or (2) a retention election, pursuant to which each such option will be retained. By their terms, Springs stock options cannot be cashed out by Springs without optionholder consent. In addition, certain key management employees may elect a combination of a cash-out election and retention election and, for those options they elect to retain, will receive, for no additional consideration, accelerated vesting and an appreciation right. This appreciation right allows the holder to receive cash or shares for each exercised option without having to pay the exercise price in cash. All options with an exercise price per share of class A common stock above $46.00 will be retained automatically by such holders and will contain an appreciation right.


- Prior to the recapitalization, the Close family intends to sell up to $50 million in value of its Springs shares, representing approximately 15% of its holdings, to Heartland Industrial Partners at $46 per share. Immediately after the recapitalization, the Heartland Investors will own approximately 44% of the outstanding shares of Springs common stock and the Close family will own approximately 56% of the outstanding common stock.


- For a more detailed description of the recapitalization, see "Special Factors -- Structure of the Recapitalization" on page 18.


REASONS FOR THE RECAPITALIZATION


- The Close family and Heartland Industrial Partners believe that it is desirable to return Springs to private ownership at this time to enable Springs and its management to respond more effectively to the complex and rapidly changing conditions in the home furnishings industry and to focus management's attention on the long-term interests of Springs. The Close family and Heartland Industrial Partners believe that the periodic reporting requirements to which Springs is subject as a public company, and the resulting focus on quarterly performance and short-term stock price movement, impair Springs' ability to take actions which are believed necessary to enhance its value over the long term, but which may produce unattractive near-term results. See "Special Factors -- The Close Family's Purpose and Reasons for the Recapitalization" on pages 43 to 45 and "Special
  Factors -- Heartland's Purpose and Reasons for the Recapitalization" on page
  46.


COMPLETION OF THE RECAPITALIZATION


- Assuming that shareholders approve the recapitalization, we expect to complete the recapitalization in September 2001, although we cannot assure you that the actual date will not be later. If the recapitalization is completed, Springs will send you detailed instructions regarding surrendering your Springs shares and receiving your cash payment. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES NOW.

ANNUAL MEETING


     At the annual meeting, which will be held on September 5, 2001, at 9:30 a.m., local time, at Baxter M. Hood Continuing Education Center, York Technical College, 452 S. Anderson Road, Rock Hill, South Carolina, you will be asked to consider and vote upon the following four matters:



- A proposal to approve the recapitalization agreement, which is the legal document governing the recapitalization and the related transactions that we describe in this document. See "The Recapitalization" on pages 55 to 62. A copy of the recapitalization agreement is attached as Appendix A to this document.



- A proposal to amend Springs' articles of incorporation to exempt Springs from the restrictions on business combinations contained in the South Carolina Code. See "Proposed Amendment to Springs' Articles of Incorporation" on page
  63. The form of amendment to the articles of incorporation is attached as Appendix C to this document.



- A proposal to elect a board of eleven directors, each of whom will continue to serve as a director until the earlier of the completion of the recapitalization, the next annual meeting or the election of a successor. See "Election of Directors" on pages 76 to 79.



- A resolution ratifying the appointment of Deloitte & Touche LLP as independent public accountants for Springs and its subsidiaries for fiscal year 2001. See "Other Annual Meeting Matters -- Ratification of Appointment of Public Accountants" on pages 88 to 89.


RECOMMENDATION OF SPRINGS BOARD OF DIRECTORS

- Because one member of the Close family is a director and an executive officer of Springs and another member is a director of Springs, the Springs board of directors established a special committee consisting of the nine disinterested directors of the board to review and evaluate the proposed recapitalization. None of the members of the special committee is a member of the Close family or a Springs employee and none will have any ownership interest in Springs following the recapitalization. The special committee believes that the terms of the recapitalization agreement and the amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. The special committee unanimously recommended that the Springs board adopt the recapitalization agreement and the amendment to the articles of incorporation, and that the Springs board recommend that Springs shareholders vote "FOR" approval of the recapitalization agreement and "FOR" approval of the amendment to the articles of incorporation.

- The Springs board of directors believes that the terms of the recapitalization agreement and the amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners and recommends that Springs shareholders vote "FOR" approval of the recapitalization agreement and "FOR" approval of the amendment to the articles of incorporation.

- The Springs board of directors recommends that Springs shareholders vote "FOR" the proposal to elect the board of eleven directors and "FOR" the resolution ratifying the appointment of Deloitte & Touche as independent public accountants for Springs and its subsidiaries for fiscal year 2001.


- For a more detailed description of these recommendations, see "Special Factors -- Recommendation of the Special Committee and the Springs Board; Springs' Purpose and Reasons for the Recapitalization" on pages 30 to 34.


FAIRNESS OF THE RECAPITALIZATION

- The price to be paid for Springs shares in the recapitalization was negotiated by the special committee, on the one hand, and the Close family and Heartland Industrial Partners, on the other. The Springs board of directors formed the special committee to evaluate and negotiate the terms of the recapitalization agreement and to ensure that the interests of Springs' public shareholders were appropriately represented. The special committee independently selected and retained legal and financial advisors to assist it in its negotiation. The special committee received an opinion, dated

  April 24, 2001, from its financial advisor, UBS Warburg LLC, that as of the date of the opinion and subject to the matters set forth in the opinion, the $46.00 per share cash consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization is fair from a financial point of view to such shareholders. Both the special committee and the Springs board considered this opinion, among other factors, in arriving at their recommendations with respect to the recapitalization. See "Special Factors -- Springs' Position Regarding the Fairness of the Recapitalization" on pages 34 to 35.


- The full text of UBS Warburg's written opinion is attached as Appendix B to this document. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. UBS Warburg's opinion is directed to the special committee, relates only to the fairness, from a financial point of view, of the $46.00 per share cash consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization, and does not constitute a recommendation about how to vote on the recapitalization agreement or on any other matter.


- The members of the Close family believe that the recapitalization is substantively and procedurally fair to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. See "Special Factors -- The Close Family's Position Regarding the Fairness of the Recapitalization" on pages 42 to 43.



- Heartland Industrial Partners and Heartland Springs believe that the recapitalization is substantively and procedurally fair to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. See "Special Factors -- Heartland's Position Regarding the Fairness of the Recapitalization" on pages 45 to 46.


VOTE REQUIRED

- Only holders of shares of Springs common stock who were holders at the close of business on the record date, June 27, 2001, are entitled to notice of and to vote at the annual meeting. As of that date, there were 10,814,516 shares of Springs class A common stock and 7,151,563 shares of Springs class B common stock issued and outstanding. Each share of class A common stock is entitled to one vote on any matter that may properly come before the annual meeting. Each share of class B common stock is entitled to one vote on the proposal to approve the recapitalization agreement and four votes on any other matter that may properly come before the annual meeting.

- The recapitalization agreement must be approved by holders of two-thirds of the outstanding shares of Springs common stock and by a majority of votes cast by shareholders whose shares are being converted into cash, in each case with each share of class A and class B common stock entitled to one vote.

- The amendment to the articles of incorporation must be approved by holders of two-thirds of the outstanding shares of Springs common stock, with each share of class A common stock entitled to one vote and each share of class B common stock entitled to four votes.

- In order for the recapitalization to be accomplished, shareholders must approve both the recapitalization agreement and the proposed amendment to the articles of incorporation.

- The members of the Close family have agreed to vote their Springs shares in favor of the recapitalization agreement and the amendment to the articles of incorporation and have enough votes as a group to assure the approval of the amendment to the articles of incorporation. In voting to approve the recapitalization agreement, the Close family holds approximately 41% of the voting power. Springs is not aware of how affiliates of Springs other than members of the Close family intend to vote their shares with respect to the recapitalization agreement and the amendment to the articles of incorporation.


- You are being asked to vote on a proposal to elect directors to serve in the event the recapitalization is not completed. The eleven nominees for directors receiving the highest number of votes will be elected as directors. Shareholders are entitled to cumulate their votes in electing directors.


- For the appointment of Deloitte & Touche as independent public accountants to be ratified, the
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

  votes cast in favor of ratification must exceed the votes cast opposing the ratification.

- If you fail to vote by proxy or in person, fail to instruct your broker how to vote or abstain, it will have the same effect as a vote against the recapitalization agreement and the amendment to the articles of incorporation.

- You can change your vote at any time before we vote your proxy at the annual meeting in any of three ways. First, you can send a written notice to the Secretary of Springs at the address below stating that you would like to revoke your proxy. Second, you can complete a new, later-dated proxy card and send it to the Secretary of Springs, and the new proxy card will automatically replace any earlier proxy card you returned. Third, you can attend the annual meeting and vote in person. You should send any written notice or new proxy card to the Secretary of Springs at the following address: Springs Industries, Inc., 205 North White Street, Fort Mill, South Carolina 29715, Attention:
  Corporate Secretary. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.


- For a more detailed description of these voting requirements, see "The Annual Meeting" on pages 9 to 11.


FINANCING FOR THE RECAPITALIZATION


- It is estimated that approximately $1.24 billion will be required to effect the recapitalization, to repay the portion of Springs' existing debt being refinanced as a result of the completion of the recapitalization and to pay all related fees and expenses. The completion of the recapitalization is conditioned on Springs obtaining sufficient debt and receivables financing from The Chase Manhattan Bank and a syndicate of other banks to finance the recapitalization and related transactions. For a more detailed description of the financing for the recapitalization and for a table summarizing the estimated sources of and uses for funds in connection with the recapitalization, see "Financing for the Recapitalization" on pages 53 to 54.


TERMS OF THE RECAPITALIZATION AGREEMENT

- Conditions to the Recapitalization. The completion of the recapitalization depends on a number of conditions being met. In addition to customary conditions relating to our compliance with the recapitalization agreement, these conditions include the following:

  -- approval of the recapitalization agreement by the holders of two-thirds of the outstanding shares of Springs common stock and by a majority of votes cast by shareholders whose shares are being converted into cash, in each case with each share of class A and class B common stock entitled to one vote;

  -- approval of the amendment to the articles of incorporation by holders of two-thirds of the outstanding shares of Springs common stock, with each share of class A common stock entitled to one vote and each share of class B common stock entitled to four votes;

  -- absence of any law or regulation or any judgment, injunction, order or decree of any governmental authority prohibiting or restricting completion of the recapitalization; and

  -- financing as contemplated by the commitment letter provided by The Chase
     Manhattan Bank and JP Morgan having been provided on substantially the terms and conditions identified in such letter or on such other terms and conditions, or involving such other financing sources, as are acceptable to Heartland Springs and are not materially more onerous.

- Termination of the Recapitalization Agreement. Springs and Heartland Springs can mutually agree at any time prior to the effective time of the recapitalization to terminate the recapitalization agreement without completing the recapitalization, even if Springs shareholders have approved it. Also, either Springs or Heartland Springs can terminate the recapitalization agreement, without the consent of the other, in various circumstances, including the following:

  -- if the recapitalization has not been completed by October 24, 2001, unless the party seeking to terminate has caused the failure of completion by breaching any provision of the recapitalization agreement;

  -- if there is any law or regulation that makes completion of the recapitalization illegal or otherwise prohibited, or any judgment, injunction, order or decree of any governmental authority having competent jurisdiction enjoining Springs or Heartland Springs from completing the recapitalization is entered and such judgment, injunction, order or decree has become final and nonappealable;

  -- if the recapitalization agreement and the amendment to the articles of incorporation have not been approved by Springs shareholders; and

  -- if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of the other party that would cause any condition to the recapitalization not to be satisfied and such condition is incapable of being satisfied by October 24, 2001.

- In addition, Heartland Springs may, without the consent of Springs, terminate the recapitalization agreement if the special committee has withdrawn or modified in a manner adverse to Heartland Springs its recommendation to the Springs board of directors to adopt, or if the Springs board has withdrawn or modified in a manner adverse to Heartland Springs its recommendation to Springs shareholders to approve, the recapitalization agreement and the amendment to the articles of incorporation.

- Springs may, without the consent of Heartland Springs, terminate the recapitalization agreement if it has received an acquisition proposal that the Springs board of directors or the special committee determines is more favorable to Springs shareholders (even if the consideration to be received may have less value) and the Springs board or the special committee determines in good faith, after consultation with outside legal counsel, that adopting or recommending such offer is reasonably likely to be required in the exercise of its respective fiduciary duties under applicable law.


- For a more detailed description of the terms of the recapitalization agreement, see "The Recapitalization" on pages 55 to 62. The recapitalization agreement is the legal document that governs the recapitalization. We have attached the recapitalization agreement as Appendix A to this document, and we encourage you to read it carefully.


INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION

- The members of the Close family and certain members of Springs' management have interests in the recapitalization as employees or directors of Springs, or as shareholders with a continuing equity interest in Springs, that are different from, or in addition to, yours as a Springs shareholder.
  Specifically:

  -- the members of the Close family will not receive $46.00 per share in cash for all of their Springs shares, and will instead remain significant shareholders of Springs, with the ability to share in the future growth and profits of Springs; and

  -- certain key management employees of Springs are being given the opportunity to retain their Springs shares in the recapitalization, and will receive certain enhancements to the options that they choose to retain after the recapitalization.

- When making the determination to adopt and recommend approval of the recapitalization agreement and the amendment to the articles of incorporation to the Springs board of directors, in the case of the special committee, and to Springs shareholders, in the case of the Springs board, both the special committee and the Springs board were aware of and considered these interests of the Close family and Springs' management.


- For a more detailed description of the interests of certain persons, see "Special Factors -- Interests of Certain Persons in the Recapitalization" on pages 47 to 48.


SHAREHOLDERS AGREEMENT

- The Close family and Heartland Industrial Partners have entered into a shareholders agreement to govern certain of their rights, duties and obligations relating to the recapitalization and their ownership of Springs stock following the recapitalization. The shareholders agreement provides that until October 24, 2001, the Close family will vote in favor of the recapitalization and any other matter that would facilitate completion of the recapitalization, and against any alternative transaction. See "Special

  Factors -- Shareholders Agreement" on pages 49 to 51.


ACCOUNTING TREATMENT


- We expect that the merger will be treated as a "recapitalization" for accounting purposes. See "Special Factors -- Accounting Treatment" on page 46.


DISSENTERS' RIGHTS


- If you are a holder of Springs class B common stock, you have the right to dissent from approval of the recapitalization agreement and, subject to compliance with the requirements and procedures of South Carolina law, to receive payment of the "fair value" of your shares of Springs class B common stock. See "Dissenters' Rights" on pages 64 to 65. A copy of the relevant articles of the South Carolina Business Corporation Act is attached as Appendix D to this document.


- Because Springs class A common stock is traded on the New York Stock Exchange, under South Carolina law, holders of Springs class A common stock do not have dissenters' rights in connection with the recapitalization.

REGULATORY APPROVALS


- In order to complete the recapitalization, Springs and Heartland Springs are required to make certain filings with and receive clearance from the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under federal antitrust laws. On June 1, 2001, Springs was granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The applicable approvals under Canadian antitrust law were obtained on June 4, 2001. Although not currently anticipated, there may be other regulatory filings required in other foreign jurisdictions. See "Regulatory Approvals" on page 66.


U.S. FEDERAL INCOME TAX CONSEQUENCES


- Your receipt of cash in exchange for your Springs shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See "U.S. Federal Income Tax Consequences" on pages 67 to 68.

SHAREHOLDER LITIGATION CHALLENGING THE RECAPITALIZATION


- Springs, Springs' directors and Heartland Industrial Partners are named as defendants in several purported class actions alleging that the defendants have breached their duties to Springs shareholders in connection with the proposed recapitalization, and that the $44.00 per share price initially proposed by the Close family and Heartland Industrial Partners was inadequate and unfair. On April 24, 2001, the parties to the cases described above entered into a memorandum of understanding in which the plaintiffs have agreed to settle the lawsuits and dismiss the claims with prejudice, subject to court approval and certain other contingencies. See "Special Factors -- Shareholder Litigation Challenging the Recapitalization" on page 52.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This document includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our current plans and expectations relating to analyses of value, expectations for anticipated growth in the future and future success under various efforts, and, as such, these forward-looking statements involve uncertainty and risk. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "plans," "intends," "projects," "predicts" or similar expressions in this document or in the documents incorporated in this proxy statement by reference.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. These forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such forward-looking statements. You are cautioned to consider these statements in light of the following factors:

     - the fact that these forward-looking statements are based on information of a preliminary nature which may be subject to further and continuing review and adjustment;

     - the health of the retail economy in general;

     - the risk of fluctuating demand for our home furnishings products;

     - the risk of fluctuating prices of cotton and other raw materials;

     - our ability to continue manufacturing high-quality products at competitive costs and maintain or increase product pricing;

     - our ability to compete with imports;

     - our ability to maintain relationships with key customers;


     - our market share in our most significant product line not being substantially reduced as a result of competitors introducing new products;


     - financing being available on acceptable terms to fund the recapitalization and future growth; and

     - our ability to obtain necessary regulatory approvals.

     In addition, actual results could differ materially from the forward-looking statements contained in this document as a result of the timing of the completion of the recapitalization or the impact of the recapitalization on operating results, capital resources, profitability, cash requirements or liquidity. Except to the extent required under the federal securities laws, Springs does not intend to make publicly available any update or other revisions to these forward-looking statements to reflect circumstances arising after the date of the preparation of such statements.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have more questions about the recapitalization or would like additional copies of this document, you should contact our solicitation agent:

                   Georgeson Shareholder Communications Inc.
                                17 State Street
                            New York, New York 10004

                        Telephone Number: (888) 386-9178



     If you would like to request documents, please do so by August 28, 2001 to receive them prior to the annual meeting.

                               THE ANNUAL MEETING

TIME AND PLACE


     The solicitation of the enclosed proxy is made by the board of directors of Springs for use at the annual meeting of shareholders of Springs to be held on September 5, 2001, at 9:30 a.m., local time, at Baxter M. Hood Continuing Education Center, York Technical College, 452 S. Anderson Road, Rock Hill, South Carolina, and at any adjournment thereof. You should read this document carefully before voting your shares.


PURPOSE

     At the annual meeting, shareholders of Springs will be asked to consider and vote upon the following matters:


     - A proposal to approve the recapitalization agreement, dated as of April 24, 2001, as amended on July 31, 2001, between Springs and Heartland Springs, pursuant to which Heartland Springs will be merged with and into Springs. As a result, each outstanding share of Springs common stock, other than shares held by the Close family, by the Heartland Investors, by key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares and by dissenting shareholders, will be converted into the right to receive $46.00 in cash.


     - A proposal to amend Springs' articles of incorporation to exempt Springs from the restrictions on business combinations contained in the South Carolina Code.

     - A proposal to elect a board of eleven directors, each of whom will continue to serve as a director until the earlier of the completion of the recapitalization, the next annual meeting or the election of a successor.

     - A resolution ratifying the appointment of Deloitte & Touche LLP as independent public accountants for Springs and its subsidiaries for fiscal year 2001.

     - Such other matters as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

RECORD DATE; OUTSTANDING VOTING SECURITIES

     The close of business on June 27, 2001 has been fixed as the record date for determining the holders of Springs common stock entitled to vote at the 2001 annual meeting. On the record date, 10,814,516 shares of class A common stock and 7,151,563 shares of class B common stock were outstanding. Each share of class A common stock is entitled to one vote on any matter that may properly come before the annual meeting. Each share of class B common stock is entitled to one vote on the proposal to approve the recapitalization agreement and four votes on any other matter that may properly come before the annual meeting.

CUMULATIVE VOTING FOR DIRECTORS

     The election of Springs directors is conducted by cumulative voting whereby each shareholder is entitled to cast the number of votes equal to (1) the number of votes to which his shares are entitled multiplied by (2) the number of directors to be elected. A shareholder may give one nominee all of such votes or may distribute such votes among the nominees to be elected in such manner as he may desire.

VOTE REQUIRED

     Quorum. Under South Carolina law and Springs' bylaws, a quorum is required to conduct business at the annual meeting. A quorum is the presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting. Abstentions, votes withheld from director nominees and broker non-votes are counted as present for purposes of determining a quorum.

     Vote Required. The recapitalization agreement must be approved by holders of two-thirds of the outstanding shares of Springs common stock and a majority of votes cast by shareholders whose shares are being converted into cash, in each case with each share of class A and class B common stock entitled to one vote. The amendment to the articles of incorporation must be approved by holders of two-thirds of the outstanding shares of Springs common stock, with each share of class A common stock entitled to one vote and each share of class B common stock entitled to four votes.

     The members of the Close family have agreed to vote their Springs shares in favor of the recapitalization agreement and the amendment to the articles of incorporation and have enough votes as a group to assure the approval of the amendment to the articles of incorporation. The Close family owns an aggregate of 171,488 shares of Springs class A common stock and 7,149,291 shares of Springs class B common stock. At one vote per share for Springs class A common stock and four votes per share for Springs class B common stock, the Close family holds approximately 73% of the normal voting power in Springs. In voting to approve the recapitalization agreement, with each share of class A and class B common stock entitled to only one vote, the Close family holds approximately 41% of the voting power. Springs is not aware of how affiliates of Springs, other than members of the Close family, intend to vote their shares with respect to the recapitalization agreement and the amendment to the articles of incorporation.

     The eleven nominees for directors receiving the highest number of votes will be elected as directors. For the appointment of Deloitte & Touche as independent public accountants to be ratified, the votes cast in favor of ratification must exceed the votes cast opposing the ratification. IF YOU FAIL TO VOTE BY PROXY OR IN PERSON, FAIL TO INSTRUCT YOUR BROKER HOW TO VOTE OR ABSTAIN, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE RECAPITALIZATION AGREEMENT AND THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

VOTING BY PROXY

     Voting. To vote, just indicate on the enclosed proxy card how you want to vote, and then date, sign and mail it in the enclosed envelope. Please vote as soon as possible to ensure that your shares are represented at the annual shareholders meeting. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

     If you direct that a proxy be voted in a specific manner or specify a choice with respect to a voting matter, your shares will be voted accordingly. If no such specifications are made, your shares represented by each proxy will be voted FOR the recapitalization agreement, FOR the amendment to the articles of incorporation, FOR the nominees for directors and FOR ratification of the appointment of Deloitte & Touche. If any other matters or business should properly come before the annual meeting (or any adjournment), the person or persons acting under the proxy will vote in accordance with his or their judgment. Springs will not use discretionary voting authority to vote in favor of a postponement or adjournment of the annual meeting in order to solicit additional proxies. In the event the annual meeting is properly postponed or adjourned, Springs reserves the right to solicit additional proxies.

     If you hold your Springs shares through a broker, your broker will vote your shares with respect to the recapitalization agreement and the amendment to the articles of incorporation only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. IF YOU DO NOT PROVIDE INSTRUCTIONS TO YOUR BROKER, YOUR SHARES WILL NOT BE VOTED, WHICH WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE RECAPITALIZATION AGREEMENT AND THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

     Revoking Your Proxy. You can change your vote at any time before we vote your proxy at the annual meeting in any of three ways. First, you can send a written notice to the Secretary of Springs at the address below stating that you would like to revoke your proxy. Second, you can complete a new, later-dated proxy card and send it to the Secretary of Springs, and the new proxy card will automatically replace any earlier proxy card you returned. Third, you can attend the annual meeting and vote in person. You should send any written notice or new proxy card to the Secretary of Springs at the following address: Springs Industries, Inc., 205 North White Street, Fort Mill, South Carolina 29715,
Attention: Corporate Secretary. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

PROXY SOLICITATION


     Solicitation of proxies other than by mail may be made by telephone, telegraph or personal interview by officers and employees of Springs who will not be additionally compensated. Springs has engaged Georgeson Shareholder Communications Inc. to make arrangements with brokers, nominees, fiduciaries and other custodians for distribution of proxy materials to their principals and to solicit return of proxies from these institutions. Springs will reimburse these institutions for their expenses in accordance with the rules of the New York Stock Exchange and will pay Georgeson a fee of approximately $9,000, plus reimbursement of reasonable expenses for its services. The cost of soliciting proxies for the annual meeting will be borne by Springs.


OTHER BUSINESS

     The Springs board of directors is not aware of any other matters or business to be presented at the annual meeting of shareholders.

              INFORMATION ABOUT THE RECAPITALIZATION PARTICIPANTS

SPRINGS INDUSTRIES, INC.

205 North White Street
Fort Mill, South Carolina 29715
(803) 547-1500

     Founded in 1887 with headquarters in Fort Mill, South Carolina, Springs supplies leading retailers with a complete line of branded, high quality coordinated home furnishings. Springs also produces and markets bed and bath products for institutional and hospitality customers, home sewing fabrics, and baby bedding and apparel products. Springs' bedding products include branded and private label sheets and pillowcases, comforters and comforter accessories, bedspreads, bed skirts, quilts, duvet covers, pillow shams, decorative and bed pillows, and mattress pads. Bath products include towels, bath and accent rugs, shower curtains, and ceramic and other bath accessories. Window products include drapery hardware, vertical and horizontal blinds in a range of widths and materials, motorized blinds, pleated and cellular shades, and soft window treatments such as drapes, valances and balloon shades. Through licensing agreements, Springs has licensed to third parties certain of its brand names for use on kitchen and table linen items, decorative napkin rings, flannel and knit sheets, toilet seat covers, blankets and throws, and fabric-covered lampshades.

     Springs' major brands are Wamsutta(R), Springmaid(R), Performance(TM), Regal(R), Graber(R), Bali(R), Nanik(R), Dundee(R), FashionPleat(R), CrystalPleat(R), Maestro(TM), Wabasso(R) and Texmade(R). Some of Springs' major licensed brands are Harry Potter(R), Villager(R), John Deere(R) and Pokemon(R).

     Springs' home furnishings products are sold primarily through its own sales force to retailers. Springs' retail customers include department stores, specialty stores, national chains, mass merchandisers, home improvement stores and catalog operations. Springs also sells bed and bath products through distributors to institutional customers and directly to consumers through approximately 60 company-owned outlet stores, and sells decorative window products directly to large-scale contractors and to distributor/fabricators. Springs operates facilities in 13 U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.

     During the last five years, Springs has not been convicted in a criminal proceeding nor been a party to a civil proceeding (except for matters that were dismissed without sanction or settlement) of a judicial or administrative body of competent jurisdiction in which as a result of such proceeding, Springs was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation with respect to such laws.

HEARTLAND

55 Railroad Avenue, 1st Floor
Greenwich, Connecticut 06830
(203) 861-2622


     Heartland Springs is a South Carolina corporation organized at the direction of Heartland Industrial Partners, its sole shareholder, for the purpose of facilitating the recapitalization. Immediately prior to the effective time of the recapitalization, Heartland Industrial Partners and its permitted co-investors, if any, will invest in Heartland Springs for purposes of completing the recapitalization. After this investment is made, Heartland Industrial Partners will continue to control Heartland Springs.


     Heartland Springs is a non-substantive transitory merger vehicle which will be merged out of existence at the effective time of the recapitalization. Heartland Springs was formed solely to facilitate the recapitalization and has not engaged in any activities other than those relating to the recapitalization agreement and the transactions contemplated by the recapitalization agreement. Accordingly, it does not and will not have business activities, assets or liabilities, other than those arising under the recapitalization agreement.

     Each of David A. Stockman, Daniel P. Tredwell and W. Gerald McConnell is a director and an executive officer of Heartland Springs. Set forth below is each individual's present principal occupation and employment and a brief description of his principal occupation and business experience.

     David A. Stockman. Mr. Stockman is a senior managing director and the founder of Heartland Industrial Partners. Prior to founding Heartland Industrial Partners, Mr. Stockman was a senior managing director of The Blackstone Group L.P., a private investment bank, 345 Park Avenue, New York, New York 10154, and had been with Blackstone since 1988. Mr. Stockman is a director of Collins & Aikman Corporation and Metaldyne Corporation.

     Daniel P. Tredwell. Mr. Tredwell is a senior managing director and one of the founders of Heartland Industrial Partners. Mr. Tredwell has more than a decade of leveraged financing experience. Mr. Tredwell served as a managing director at Chase Securities Inc., an investment bank, 270 Park Avenue, New York, New York 10017, and had been with Chase Securities since 1985. Mr. Tredwell is a director of Collins & Aikman Corporation and Metaldyne Corporation.

     W. Gerald McConnell. Mr. McConnell is a senior managing director of Heartland Industrial Partners. Prior to joining Heartland Industrial Partners in 2000, Mr. McConnell was a managing director at Deutsche Bank Alex. Brown (formerly Bankers Trust Co.), an investment bank, 130 Liberty Street, New York, New York 10006, from 1997 until 1999. From 1991 until 1999, Mr. McConnell specialized in leveraged finance and financial sponsor coverage at Deutsche Bank Alex. Brown.

     Heartland Industrial Partners is a Delaware limited partnership established in 1999. The general partner of Heartland Industrial Partners is Heartland Industrial Associates L.L.C. The management, operation and policy of Heartland Industrial Partners is vested exclusively in Heartland Industrial Associates L.L.C., as general partner. Heartland Industrial Partners is a private equity fund established to "invest in, build and grow" industrial companies in sectors with attractive consolidation opportunities. The firm has equity commitments of approximately $1.2 billion. It presently has controlling interests in Collins & Aikman Corporation and Metaldyne Corporation.

     Heartland Industrial Associates L.L.C. is a Delaware limited liability company. Heartland Industrial Associates was formed in December 1999 to serve as the general partner of Heartland Industrial Partners and to focus, through its affiliates, on investments in industrial companies. Mr. Stockman is the managing member of Heartland Industrial Associates.

     None of Heartland Springs, Heartland Industrial Partners, Heartland Industrial Associates or Messrs. Stockman, Tredwell or McConnell beneficially owns any securities of Springs or has engaged in any transaction involving any securities of Springs, other than as contemplated by the recapitalization agreement and the related shareholders agreement. Prior to the recapitalization, the Close family intends to sell up to $50 million in value of its Springs shares, representing approximately 15% of its holdings, to Heartland Industrial Partners at $46 per share. During the last five years, none of Heartland Springs, Heartland Industrial Partners, Heartland Industrial Associates or Messrs. Stockman, Tredwell or McConnell has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor been a party to a civil proceeding (except for matters that were dismissed without sanction or settlement) of a judicial or administrative body of competent jurisdiction in which as a result of such proceeding, such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation with respect to such laws. Messrs. Stockman, Tredwell and McConnell are citizens of the United States.

THE CLOSE FAMILY

     The Close family is participating in the recapitalization and will be treated differently from all other Springs shareholders. The members of the Close family consist of (1) the following descendants of Leroy Springs, Springs' founder: Crandall C. Bowles (chairman and chief executive officer of Springs), Leroy S. Close (a director of Springs), Derick S. Close (president -- Creative Products Group of Springs), Frances A. Close, Patricia Close, Elliott S. Close, Hugh W. Close, Jr., Katherine A. Close and Anne S. Close, (2) certain trusts for the benefit of these Close family members and their lineal descendants, and (3) The Springs Company (a management services company) and Kanawha Insurance Company (a life and health insurance company), two privately owned companies controlled by these individuals and trusts. The directors of The Springs Company are Crandall C. Bowles, James Bradley, Anne S. Close, Derick S. Close, Elliott
S. Close,

Frances A. Close, Leroy S. Close and William G. Taylor. The executive officers of The Springs Company are William G. Taylor, Harry B. Emerson, Roy A. Hunt, Randall P. Vaughn and D. Peyton Worley. The directors of Kanawha Insurance Company are James Bradley, Elliott S. Close, Norman E. Hill, Stanley D. Johnson and William G. Taylor. The executive officers of Kanawha Insurance Company are Stanley D. Johnson, Norman E. Hill, Robert E. Matthews, R. Dale Vaughn and Larry Higgins. Anne S. Close is the mother of Crandall C. Bowles, Leroy S. Close, Derick S. Close, Frances A. Close, Patricia Close, Elliott S. Close, Hugh W. Close, Jr. and Katherine A. Close.

     During the last five years, no member of the Close family nor any director or executive officer of The Springs Company or Kanawha Insurance Company has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor been a party to a civil proceeding (except for matters that were dismissed without sanction or settlement) of a judicial or administrative body of competent jurisdiction in which as a result of such proceeding, such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation with respect to such laws. Each member of the Close family is a citizen of the United States, or a trust or corporation organized under the laws of South Carolina.

NAME AND ADDRESS                                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
----------------                                -------------------------------------------
CRANDALL C. BOWLES                             Mrs. Bowles has served as Springs' chief
c/o Springs Industries, Inc.                   executive officer since January 1998 and will
205 North White Street                         continue in this position with the surviving
Fort Mill, South Carolina 29715                corporation. She has served as chairman of
(803) 547-1500                                 the board of Springs since April 1998. From
                                               January 1997 to January 1998, she served as
                                               president and chief operating officer of
                                               Springs. From April 1992 to January 1997, she
                                               served as executive vice president of
                                               Springs. Mrs. Bowles has been a director of
                                               Springs since 1978 and will continue in this
                                               position with the surviving corporation. She
                                               is currently a director of The Springs
                                               Company and Deere & Company.

LEROY S. CLOSE                                 Mr. Leroy Close has served as a director of
c/o Sandlapper Fabrics, Inc.                   Springs since 1991 and will continue in this
60 Shelter Rock Road                           position with the surviving corporation. He
Danbury, Connecticut 06810                     is currently a director of The Springs
(203) 798-6918                                 Company. He has served as the chairman of
                                               Sandlapper Fabrics, Inc., a printer and
                                               converter of textile fabrics, since January
                                               2001, when the position of chairman was first
                                               created, and served as president and chief
                                               executive officer of Sandlapper Fabrics from
                                               1986 until January 2001. He was a vice
                                               president of Springs' former apparel fabrics
                                               division from 1983 to 1986.

DERICK S. CLOSE                                Mr. Derick Close has served as president of
c/o Springs Industries, Inc.                   Creative Products, a division of Springs,
420 W. White Street                            since June 2000, and has been employed by
Rock Hill, South Carolina 29730                Springs since 1982. He is currently a
(803) 547-1500                                 director of The Springs Company.

NAME AND ADDRESS                                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
----------------                                -------------------------------------------
FRANCES A. CLOSE                               Ms. Frances Close is a philanthropist and
c/o The Springs Company                        currently a director of The Springs Company.
P.O. Drawer 460                                She previously served as director and
Lancaster, South Carolina 29721                chairperson of Energy Research Foundation,
(803) 286-3058                                 located in Columbia, South Carolina, a
                                               not-for-profit organization founded in 1980.

PATRICIA CLOSE                                 Ms. Patricia Close is a philanthropist. From
c/o The Springs Company                        September 1995 through June 1999, she was
P.O. Drawer 460                                employed as an educator at the University of
Lancaster, South Carolina 29721                Washington.
(803) 286-3058

ELLIOTT S. CLOSE                               Mr. Elliott Close has served as president of
c/o The Lake Club                              Island Harbor Development, a South Carolina
P.O. Box 4200                                  real estate development company, since 1985.
Rock Hill, South Carolina 29732                He is currently a director of The Springs
(803) 329-9999                                 Company and Kanawha Insurance Company.

HUGH W. CLOSE, JR.                             Mr. Hugh Close is currently the president of
c/o The Springs Foundation, Inc.               The Close Foundation, Inc. and The Springs
1826 Second Baxter Crossing                    Foundation, Inc., both of which are
Fort Mill, South Carolina 29715                charitable foundations, and has been employed
(803) 548-2002                                 by The Springs Foundation, Inc. since 1992.

KATHERINE A. CLOSE                             Dr. Katherine Close is a board-certified
c/o The Springs Company                        internist and a medical director of the Smith
P.O. Drawer 460                                Medical Clinic in Pawleys Island, South
Lancaster, South Carolina 29721                Carolina. From 1991 through 1997, she was on
(803) 286-3058                                 staff at Carolinas Medical Center, located in
                                               Charlotte, North Carolina.

ANNE S. CLOSE                                  Ms. Anne Close is currently the chairman of
c/o The Springs Company                        Leroy Springs & Company and The Springs
P.O. Drawer 460                                Foundation, Inc., and a director of The
Lancaster, South Carolina 29721                Springs Company. She has been associated with
(803) 286-3058                                 The Springs Company since its founding in
                                               1967.

TRUST NOS. 3-M, T-3, 3-3, 11-A-3, 11-B-3,
11-C-3, 12-3, 4-M, T-4, 3-4, 11-A-4, 11-B-4,
11-C-4, 12-4, 5-M, T-5, 3-5, 11-A-5, 11-B-5,
11-C-5, 12-5, 6-M, T-6, 3-6, 11-A-6, 11-B-6,
11-C-6, 12-6, T-7, 3-7, 11-A-7, 11-B-7,
11-C-7, 12-7, 8-M, T-8, 3-8, 11-A-8, 11-B-8,
11-C-8, 12-8, 9-M, T-9, 3-9, 11-A-9, 11-B-9,
11-C-9, 12-9, 10-M, 10-A, 10-D, 10-E, 11-
A-10, 11-B-10, 11-C-10, 12-10
c/o The Springs Company
P.O. Drawer 460
Lancaster, South Carolina 29721
(803) 286-3058

NAME AND ADDRESS                                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
----------------                                -------------------------------------------
THE SPRINGS COMPANY
104 East Springs Street
Lancaster, South Carolina 29720
(803) 286-3058

KANAWHA INSURANCE COMPANY
210 South White Street
Lancaster, South Carolina 29720
(803) 283-5300

JAMES BRADLEY                                  Formerly president of The Springs Company,
c/o The Springs Company                        Mr. Bradley is currently a director of and
P.O. Drawer 460                                consultant to The Springs Company and a
Lancaster, South Carolina 29721                director of Kanawha Insurance Company. He has
(803) 286-3058                                 been associated with The Springs Company
                                               since its founding in 1967 and with Kanawha
                                               Insurance Company since its founding in 1958.

HARRY B. EMERSON                               Mr. Emerson is currently senior vice
c/o The Springs Company                        president and secretary of The Springs
104 E. Springs Street                          Company, and has been employed by The Springs
Lancaster, South Carolina 29720                Company since 1981.
(803) 286-3058

LARRY HIGGINS                                  Mr. Higgins has served as general counsel,
c/o Kanawha Insurance Company                  vice president and secretary of Kanawha
210 S. White Street                            Insurance Company since October 2000. From
Lancaster, South Carolina 29720                September 1998 until October 2000, he served
(803) 283-5300                                 as executive assistant to the director of the
                                               South Carolina Department of Insurance,
                                               located in Columbia, South Carolina. From
                                               April 1994 until September 1998, he served as
                                               associate counsel of Kanawha Insurance
                                               Company.

NORMAN E. HILL                                 Mr. Hill is currently executive vice
c/o Kanawha Insurance Company                  president, chief actuary and a director of
210 S. White Street                            Kanawha Insurance Company, and has been
Lancaster, South Carolina 29720                employed by Kanawha Insurance Company since
(803)283-5300                                  1991.

ROY A. HUNT                                    Mr. Hunt is currently vice president of The
c/o The Springs Company                        Springs Company, and has been employed by The
104 E. Springs Street                          Springs Company since 1984.
Lancaster, South Carolina 29720
(803) 286-3058

STANLEY D. JOHNSON                             Mr. Johnson is currently the chairman,
c/o Kanawha Insurance Company                  president and chief executive officer of
210 S. White Street                            Kanawha Insurance Company, and has been
Lancaster, South Carolina 29720                employed by Kanawha Insurance Company since
(803) 283-5300                                 1985.

NAME AND ADDRESS                                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
----------------                                -------------------------------------------
ROBERT E. MATTHEWS                             Mr. Matthews is currently senior vice
c/o Kanawha Insurance Company                  president, treasurer and controller of
210 S. White Street                            Kanawha Insurance Company, and has been
Lancaster, South Carolina 29720                employed by Kanawha Insurance Company since
(803) 283-5300                                 1981.

WILLIAM G. TAYLOR                              Mr. Taylor is currently the president and
c/o The Springs Company                        treasurer of The Springs Company and a
104 E. Springs Street                          director of The Springs Company and Kanawha
Lancaster, South Carolina 29720                Insurance Company. He has been employed by
(803) 286-3058                                 The Springs Company since October 1990.

R. DALE VAUGHN                                 Mr. R. Dale Vaughn is currently senior vice
c/o Kanawha Insurance Company                  president of benefit services of Kanawha
210 S. White Street                            Insurance Company, and has been employed by
Lancaster, South Carolina 29720                Kanawha Insurance Company since 1990.
(803) 283-5300

RANDALL P. VAUGHN                              Mr. Randall P. Vaughn is currently vice
c/o The Springs Company                        president of The Springs Company, and has
104 E. Springs Street                          been employed by The Springs Company since
Lancaster, South Carolina 29720                1975.
(803) 286-3058

D. PEYTON WORLEY                               Mr. Worley has served as vice president of
c/o The Springs Company                        The Springs Company since April 1998. From
104 E. Springs Street                          June 1990 until April 1998, he served as tax
Lancaster, South Carolina 29720                manager with the Greensboro, North Carolina
(803) 286-3058                                 office of Arthur Andersen and Co.

                                SPECIAL FACTORS

STRUCTURE OF THE RECAPITALIZATION

     The recapitalization involves the merger of Heartland Springs with and into Springs, with Springs surviving the merger and continuing its businesses. If the recapitalization is completed, its material effects will be as follows:

     - The current shareholders of Springs, other than the Close family, the Heartland Investors, key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares and dissenting shareholders, will receive $46.00 per share in cash for their Springs shares and will no longer have any financial interest in, and will not be shareholders of, Springs.

     - Each share of Heartland Springs common stock will be converted into one share of Springs class A common stock.

     - The shares of Springs common stock held by the Close family, by the Heartland Investors and by key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares, will not be affected by the recapitalization and will remain outstanding.


     - All holders of options with an exercise price per share of Springs class A common stock below $46.00 may choose, after the completion of the recapitalization, (1) a cash-out election, pursuant to which each such option will be converted to cash equal to the excess of $46.00 over the exercise price or (2) a retention election, pursuant to which each such option will be retained. By their terms, Springs stock options cannot be cashed out by Springs without optionholder consent. In addition, certain key management employees may elect a combination of a cash-out election and retention election and, for those options they elect to retain, will receive, for no additional consideration, accelerated vesting and an appreciation right. This appreciation right allows the holder to receive cash or shares for each exercised option without having to pay the exercise price in cash. All options with an exercise price per share of class A common stock above $46.00 will be retained automatically by the holders and will contain an appreciation right.


     - Prior to the recapitalization, the Close family intends to sell up to $50 million in value of its Springs shares, representing approximately 15% of its holdings, to Heartland Industrial Partners at $46 per share. Immediately after the recapitalization, approximately 44% of the outstanding shares of Springs common stock will be owned by the Heartland Investors and approximately 56% of the outstanding common stock will be owned by the Close family.

     - Shares of Springs class A common stock will no longer be listed on the New York Stock Exchange and price quotations with respect to sales of shares of Springs class A common stock in the public market will no longer be available. The registration of Springs shares under the Securities Exchange Act of 1934 will be terminated, and Springs will cease filing reports with the Securities and Exchange Commission.

     - After the recapitalization, it is expected that Springs will continue to be managed by its existing management team.

     - Springs will increase its indebtedness by approximately $391 million as a result of the recapitalization, and the total number of outstanding shares of common stock will decrease from approximately 18.0 million to approximately 11.1 million.


     See "Certain Effects of the Recapitalization" on pages 51 to 52.


BACKGROUND OF THE RECAPITALIZATION

     Springs' board of directors and management review, on a continuing basis, Springs' strategic focus in light of conditions in the home furnishings industry and the long-term interests of Springs. The Springs board and management have explored various strategic alternatives, including transactions with potential partners, to enhance growth and attain a more competitive position in the face of low-cost imported products and the trend toward industry consolidation.


     On July 13, 2000, the Springs board, at a regularly scheduled meeting, held a general discussion regarding various strategic alternatives for Springs, including remaining an independent company, effecting a business combination with another company and pursuing other transactions. The Springs board directed management to explore the strategic alternatives available to Springs. Soon thereafter, Springs retained Robert P. Lee of Sheffield Merchant Banking Group, a business group of CRT Capital Group LLC, to assist in reviewing a broad range of strategic alternatives. Sheffield Merchant Banking Group is an investment bank focused on providing financial advisory services to middle-market companies such as Springs. Springs retained Mr. Lee because of his 24 years of investment banking experience, including 16 years with Morgan Stanley Dean Witter, and the fact that he had advised Springs prior to his founding Sheffield in May 2000. From the date of his retention by Springs through January 2001, Mr. Lee assisted Springs in reviewing strategic transactions, including acquisition and divestiture opportunities in the home furnishings industry, and foreign sourcing opportunities.


     In June 2000, David Stockman, the founding partner of Heartland Industrial Partners, contacted Crandall C. Bowles, the chairman and chief executive officer of Springs, and indicated an interest in a potential transaction between Heartland Industrial Partners and Springs that would result in Heartland Industrial Partners acquiring an interest in Springs. Based in part on the reputation of Mr. Stockman, Mrs. Bowles indicated an interest in pursuing discussions with Heartland Industrial Partners. On August 9, 2000, representatives of Heartland Industrial Partners, including Mr. Stockman, met with members of Springs' management. At this meeting, representatives of Heartland Industrial Partners discussed with members of Springs' management the investment strategy and philosophy of Heartland Industrial Partners and the types of transactions that it targets.

     On August 17, 2000, Springs and Heartland Industrial Partners entered into a confidentiality and standstill agreement to facilitate Springs' ability to make available to Heartland Industrial Partners information regarding Springs and to encourage further discussions regarding a possible transaction between the parties.

     On September 6, 2000, members of Springs' management and representatives of Heartland Industrial Partners held further discussions at Springs' corporate headquarters in South Carolina. At this meeting, Springs' management provided to Heartland Industrial Partners a general overview of Springs, information regarding Springs' products, capital expenditures and information technology systems, and information regarding Springs' capabilities in areas such as sales and marketing, manufacturing, sourcing and customer service.

     On September 20, 2000, members of Springs' management and representatives of Heartland Industrial Partners met at Heartland Industrial Partners' corporate headquarters in Connecticut to hold further discussions regarding Springs and the home furnishings industry in general. At this meeting, the parties discussed Springs' new products and outlined a process for Heartland Industrial Partners to conduct a due diligence review of Springs. Some of Heartland Industrial Partners' associates toured Springs' showroom and manufacturing facilities.


     On October 5-6, 2000, the Springs board met for a two-day retreat. At this meeting, Mr. Lee gave an overview of the home furnishings industry and Springs' strategic position, and reviewed with the board strategic alternatives for a potential transaction involving Springs, including possible strategic acquisitions within the home furnishings industry, an investment in foreign sourcing and stock repurchases. In addition, Mr. Lee reviewed various other scenarios, including the Close family obtaining 100% ownership of Springs or sharing ownership with a financial partner in a leveraged recapitalization transaction. Mr. Lee noted that a leveraged recapitalization, along with other potential transactions he was reviewing with the board, could provide Springs shareholders with an attractive premium for their shares that they would not likely otherwise receive, given that the then current market price of Springs common stock was at a five-year low and that general market concerns regarding the home furnishings industry were not expected to be alleviated in the near future. Mr. Lee discussed with the Springs board the financial parameters of a leveraged recapitalization.

Mr. Lee then provided the board with an overview of Springs' access to capital to fund a transaction, including additional borrowing and potential equity sources. Mr. Lee reviewed with the Springs board a list of six potential financial investors, including Heartland Industrial Partners. These potential investors were selected by Mr. Lee based on his belief that only a financial sponsor with significant consumer products experience or prior experience with the type of complex competitive dynamics confronting the home furnishings industry could enhance Springs' competitiveness. The Springs board authorized management and Mr. Lee to contact these and similar potential investors regarding the possibility of a transaction involving Springs. At this meeting, Mr. Lee and the Springs board also reviewed the possibility of partnering with a strategic investor. However, the Springs board concluded that each such potential partner either had insufficient financial strength or lacked interest in the home furnishings industry. As a result, no decision was made to pursue a transaction with a strategic investor. At the conclusion of the two-day retreat, the Springs board directed Springs' management and Sheffield to continue to explore strategic alternatives for Springs, including a potential transaction involving the Close family and a financial partner.


     On October 23, 2000, members of Springs' management met again with representatives of Heartland Industrial Partners at Heartland Industrial Partners' headquarters. The parties held further discussions on the strategic plan relating to Springs' various businesses and Heartland Industrial Partners' due diligence on Springs.

     Between November 6 and December 8, 2000, Springs' management conducted five due diligence sessions for Heartland Industrial Partners.


     Between November 1, 2000, and January 21, 2001, Springs' management and representatives of Sheffield also held discussions with five potential partners other than Heartland Industrial Partners. Two of these potential partners were not on the list presented to the Springs board on October 5-6, while two of the investors included on that list were not pursued upon further consideration of their experience in the home furnishings industry. Springs entered into confidentiality and standstill agreements with each of these five potential partners. One other potential investor was contacted and responded by indicating that it was willing to consider investing in Springs only if it were permitted to acquire at least 80% of Springs' equity. This possibility was not pursued because of indications from the Close family that it was unwilling to sell its interest in Springs at this time. One other potential financial investor was also contacted, but declined the opportunity to meet with Springs' management.



     On November 3, 2000, representatives of Sheffield held an informational meeting with two of these potential partners. On November 21, 2000, Springs' management and representatives of Sheffield held further discussions with these two parties regarding a possible transaction. These two parties ultimately declined to pursue an investment in Springs based on their view that the home furnishings industry did not offer an attractive investment opportunity.



     On November 16, 2000, representatives of Sheffield held an informational meeting with another one of the five other potential partners. This party did not pursue the opportunity to invest in Springs, and no subsequent discussions were held.



     On December 12, 2000, representatives of Sheffield held an informational meeting with another one of the five other potential partners. On December 21, 2000, Springs' management and representatives of Sheffield held subsequent discussions with this party. This party declined to pursue an investment in Springs based on its perception of the execution risk associated with Springs' strategic plan.



     Springs did not hold substantive negotiations or material discussions regarding valuation, consideration, transaction structure or any other such matters with any of the four potential partners described above.


     On December 15, 2000, Springs' board met for its regularly scheduled meeting. At this meeting, Mrs. Bowles and Mr. Lee updated the board as to the status of discussions regarding strategic alternatives with various potential partners, including Heartland Industrial Partners.


     In January 2001, the Close family, represented by Mrs. Bowles, approached Mr. Lee concerning the possibility of the Close family's involvement in a potential transaction with Springs, including the possibility of partnering with Heartland Industrial Partners. The idea of the Close family partnering with Heartland Industrial Partners arose from discussions between Mrs. Bowles and Mr. Stockman. Based on the reputation and expertise of Mr. Stockman and Heartland Industrial Partners, the Close family was receptive to the idea of partnering with Heartland Industrial Partners. As other potential partners declined to participate in a transaction with Springs and as the Close family and Heartland Industrial Partners discussed in greater detail the possibility of a joint proposal, the likelihood of an offer by the Close family and Heartland Industrial Partners to take Springs private increased and the likelihood of Springs pursuing other strategic alternatives decreased. As a result, the Close family asked Mr. Lee and Sheffield to represent it, with the understanding that if a transaction transpired between the Close family and Springs, the Springs board would have to obtain independent investment banking advice. Sheffield agreed to represent the Close family and ended its representation of Springs.



     Up to this point, although there had been no definitive decision on pricing, both the Close family and Heartland Industrial Partners estimated in their discussions that a transaction would be achievable in the $40 to $42 per share price range. This estimation was based on the then current and historical trading prices of Springs common stock and the premia typically offered in a transaction of this type, which premia is based on average trading prices over various historical periods.



     On January 9, 2001, Springs' management held discussions with another one of the five other potential partners regarding a possible transaction substantially similar in structure to that proposed by Heartland Industrial Partners. Springs' management conducted further due diligence with this party between January 9 and January 21, 2001. Springs did not hold substantive negotiations with this party. Ultimately, discussions with this party were terminated when it became clear that this party was not willing to complete a transaction at the $40 to $42 per share range of values then being considered by Heartland Industrial Partners and the Close family. The Close family determined that a transaction with this party at this lower valuation was infeasible because it did not offer an attractive price to Springs' public shareholders. This party's expression of interest was also considered less attractive by the Close family because it involved significantly greater financial leverage than that favored by Heartland Industrial Partners and the Close family to enhance expected investment returns.


     On February 8, 2001, members of Springs' management met with representatives of Heartland Industrial Partners at Heartland Industrial Partners' headquarters to discuss further financial details regarding a potential transaction.

     On February 14, 2001, members of Springs' management met with representatives of The Chase Manhattan Bank and JP Morgan and representatives of Heartland Industrial Partners to discuss the debt financing of a potential transaction. At this meeting, the parties discussed Springs' 2001 budget and strategic plan.


     On February 15, 2001, the Close family held a family meeting to discuss the possibility of submitting a proposal with Heartland Industrial Partners to acquire all of the outstanding shares of common stock of Springs not owned by the Close family. At the meeting, Mr. Stockman made a presentation on behalf of Heartland Industrial Partners, and Mr. Lee responded to questions posed by members of the Close family. For a summary of the materials provided by Sheffield to the Close family at this meeting, see "Other Matters -- Materials Prepared by Sheffield -- February 15, 2001 Presentation" on pages 95 to 97. The Close family was receptive to increasing the operating flexibility of Springs by taking Springs private, and minimizing leverage by doing so with a partner. The Close family was also receptive to the idea of sharing ownership of Springs with Heartland Industrial Partners, which brought with it experience, management skills and the ability to increase Springs' market profile and thereby attract and retain key executives.


     On February 19, 2001, the Close family authorized the joint proposal with Heartland Industrial Partners at a price of $44.00 per share. Thereafter, the Close family and Heartland Industrial Partners entered into a participation agreement in connection with the submission of the joint proposal to the Springs board. The price of $44.00 per share was selected jointly by the Close family and Heartland Industrial Partners based on:

     - their belief that $44.00 per share represented a significant premium to recent trading prices for Springs shares and fairly compensated public shareholders for their investment in Springs;

     - the Close family's belief that a transaction at that price could be accomplished without requiring Springs to incur an excessive amount of debt; and

     - Heartland Industrial Partners' belief that an investment in Springs based on a $44.00 per share purchase price could yield attractive investment returns.


For a summary of the materials provided by Sheffield to the Close family and Heartland Industrial Partners on February 18, 2001 to assist them in the selection of the initial offering price, see "Other Matters -- Materials Prepared by Sheffield -- February 18, 2001 Materials" on pages 97 to 99.


     On February 20, 2001, the Close family and Heartland Industrial Partners submitted a written proposal to the Springs board to acquire all of the outstanding shares of common stock of Springs not owned by the Close family for $44.00 per share in cash. The proposal of the Close family and Heartland Industrial Partners was contained in a letter to the Springs board, the text of which is set forth below.


                                                               February 20, 2001


Board of Directors
Springs Industries, Inc.
205 North White Street
Fort Mill, South Carolina 29715

Ladies and Gentlemen:

     Members of the Close family (the "Family Shareholders") who own approximately 41% of the common stock of Springs Industries, Inc. (the "Company") and Heartland Industrial Partners, L.P. ("Heartland") are pleased to submit a proposal to acquire all the outstanding common stock of the Company not owned by the Family Shareholders in a recapitalization for $44.00 per share in cash (the "Transaction").

     The total funds necessary to consummate the Transaction (including refinancing the Company's existing credit facility) are expected to be approximately $1,195 million. These funds would be provided by $225 million in new equity from Heartland Industrial Partners and committed debt financing from The Chase Manhattan Bank ("Chase"). Copies of the commitment letters received by Heartland from Chase are attached hereto as Exhibit A and a copy of the equity commitment letter of Heartland is attached hereto as Exhibit B.

     We anticipate that the Transaction would close within 90 days of signing a definitive recapitalization agreement. We will provide you and your legal and financial advisors shortly a draft recapitalization agreement and are prepared to expeditiously negotiate a definitive agreement. Obviously, neither the Company on the one hand nor Heartland and the Family Shareholders on the other will have any legal obligation relating to the Transaction until mutually satisfactory definitive agreements have been executed by all parties.

     The Family Shareholders have confirmed to and agreed with Heartland that they are not sellers of their equity in the Company, other than approximately one million shares which may be sold prior to the Transaction, and therefore would not support any alternative transaction.

     We welcome the opportunity to discuss with you all aspects of this proposal and are prepared to commence negotiations with respect to the Transaction immediately. If you have any questions regarding, or wish to discuss, this proposal, please contact for the Family Shareholders Crandall C. Bowles at (803) 547-3795 and for Heartland David Stockman or Dan Tredwell at (203) 861-2622.

                                          Sincerely,

                                          /s/ CRANDALL BOWLES
                                          --------------------------------------
                                          Crandall C. Bowles
                                          On behalf of the Family Shareholders

                                          HEARTLAND INDUSTRIAL PARTNERS, L.P.

                                          By: HEARTLAND INDUSTRIAL
                                              ASSOCIATES, L.L.C.,
                                              its General Partner

                                          By: /s/ DAVID A. STOCKMAN
                                            ------------------------------------
                                            Name: David A. Stockman
                                            Title: Senior Managing Director

     On February 20, 2001, Springs issued a press release confirming receipt of this letter and announcing that the Springs board would consider the proposal at its regularly scheduled meeting on February 22, 2001.

     On February 22, 2001, the Springs board met for its regularly scheduled meeting. After attending to the regular business of Springs, the Springs board discussed the going-private proposal. The Springs board determined that in order to ensure that the interests of the public shareholders of Springs were appropriately represented, it would create a special committee of the disinterested directors of the board to consider the proposal. The Springs board decided that the special committee would consist of all nine members of the Springs board who were independent of the Close family and Heartland Industrial Partners, namely John F. Akers, John L. Clendenin, Charles W. Coker, William G. Kelley, John H. McArthur, Aldo Papone, Robin Smith, Sherwood H. Smith, Jr., and Stewart Turley. Because of their participation in the proposed recapitalization, Mrs. Bowles and Mr. Close were not included on such committee. The Springs board mandate to the special committee was to consider, evaluate and negotiate the proposed recapitalization with the Close family and Heartland Industrial Partners on behalf of the public shareholders, and to make a recommendation to the Springs board as to whether to approve or reject the proposal as it might ultimately be revised. The Springs board also authorized the special committee to retain, at Springs' expense, independent financial and legal advisors.


     Following the February 22, 2001 Springs board meeting, the special committee held its initial meeting in which it selected Mr. Coker to be the chairman of the special committee and retained Sullivan & Cromwell as its independent legal counsel. Representatives of Sullivan & Cromwell reviewed the responsibilities and legal duties of the special committee. The special committee discussed the criteria that it would use to evaluate investment banking firms to advise it with respect to the proposed recapitalization and interviewed several investment banks before retaining a financial advisor. After reviewing the relationship between Heartland Industrial Partners and a number of prominent investment banking firms, the special committee concluded, with the advice of Sullivan & Cromwell, that a number of those firms would have conflicts of interest if they were to act as financial advisor to the special committee. The special committee then met with two firms which were active in engagements of this type and for which interviews had been arranged for later in the day. Both interviews involved discussions with representatives of each investment bank regarding that firm's experience in transactions of this type, its expertise in the home furnishings and similar industries, the methodologies that the firm would use, if it were retained, to determine the value of Springs and the fee proposed to be charged. After reviewing written presentations and oral proposals from the two investment banks, the special committee retained UBS Warburg LLC as its financial advisor in connection with its consideration of the proposal from the Close family and Heartland Industrial Partners. UBS Warburg was selected based upon its experience in going private transactions, its proposed methodology and process for analyzing the value of Springs, the UBS Warburg team's familiarity with and experience in the home furnishings and similar industries, and the fee proposed. In addition, the special committee retained South Carolina legal counsel.

     On February 22, 2001, Springs issued a press release announcing that it had formed the special committee and that the special committee had retained financial and legal advisors.

     Between February 23, 2001 and March 19, 2001, eight purported class action lawsuits were filed against Springs and all of Springs' directors (including the members of the special committee), three of which were filed in the United States District Court for the District of South Carolina, four of which were filed in state courts in South Carolina, and one of which was filed in state court in New York. Heartland Industrial Partners was also named a defendant in three of these lawsuits. Each lawsuit alleged that the initial $44.00 offer by the Close family and Heartland Industrial Partners for Springs' publicly held shares of common stock was unfair, and that the members of the Springs board were not capable of negotiating a fair transaction with the Close family and Heartland Industrial Partners without breaching their fiduciary duties to Springs and the plaintiffs. For relief in the lawsuits the plaintiffs sought, among other things, an injunction against completion of the proposed recapitalization, or, in the alternative, rescission or damages.

     On March 9, 2001, the special committee met by telephone conference with representatives of Sullivan & Cromwell and UBS Warburg. The purpose of the meeting was to discuss with the special committee's financial and legal advisors a possible negotiation strategy and with its legal advisors its legal duties. Representatives of Sullivan & Cromwell reviewed the status of the litigation and the responsibilities and legal duties of the special committee. UBS Warburg reported that it had begun its financial due diligence investigation of Springs and the financing arrangements of the Close family and Heartland Industrial Partners for the proposed recapitalization for the purpose of developing its valuation analysis for the special committee. UBS Warburg reported that senior management of Springs had made themselves readily available for discussions with representatives of UBS Warburg regarding all aspects of Springs' business and financial condition and that Springs was promptly satisfying UBS Warburg's requests for business reports, plans and projections, accounting information and other relevant documents of Springs. UBS Warburg discussed with the special committee its schedule and plan for its continuing financial due diligence and reported that it expected to provide its preliminary views on valuation to the special committee at the special committee meeting scheduled for March 19, 2001. The special committee agreed that it would not be in a position to form a view as to the value of Springs until UBS Warburg made its presentation on March 19, 2001 and directed UBS Warburg to continue its research and analysis of Springs.

     During the period of March 9 through March 19, 2001, representatives of UBS Warburg continued their financial due diligence of Springs and had further discussions with senior managers of Springs. UBS Warburg also reviewed the financing commitments obtained by the Close family and Heartland Industrial Partners and had discussions with several partners and other representatives of Heartland Industrial Partners.


     On March 19, 2001, the special committee met in person and by telephone conference with representatives of Sullivan & Cromwell and UBS Warburg. The purpose of the meeting was to review the preliminary views of UBS Warburg regarding valuation and to discuss possible negotiation strategy with the special committee's financial and legal advisors. Representatives of UBS Warburg gave an overview of the proposed recapitalization, including the structure and proposed debt and equity financing by the Close family and Heartland Industrial Partners, a financial overview of Springs, and discussed UBS Warburg's preliminary valuation analyses. For a summary of these preliminary valuation analyses, see "Other Matters -- Preliminary Draft Materials Prepared by UBS Warburg -- March 19, 2001 Presentation" on pages 99 to 105. UBS Warburg explained that its preliminary valuation analyses were based upon projections provided to UBS Warburg by the management of Springs. Springs' management had provided UBS Warburg with two sets of projections -- Scenario 1 (Lower Risk) and Scenario 2 (Higher Risk). See "Certain Financial Projections" on pages 28 to 29. Scenario 2 had been presented to the Springs board on February 22, 2001, but there had been insufficient time at that meeting for a full discussion of the assumptions underlying those projections. Representatives of UBS Warburg reviewed both sets of projections with the special committee and both the special committee and UBS Warburg pointed out that the two sets of projections produced quite disparate valuations of Springs. The special committee discussed the broad range of valuations based upon the two sets of projections and determined that before it could establish a view on valuation and a negotiating strategy, and authorize UBS Warburg to open negotiations on its behalf with the Close family and Heartland Industrial Partners and their representatives with respect to valuation, it ought to meet with the management of Springs regarding its business plan and projections for the next five years and the assumptions underlying them.

     At the March 19, 2001 meeting, representatives of Sullivan & Cromwell also discussed the structure of the recapitalization as proposed by the Close family and Heartland Industrial Partners in the draft recapitalization agreement provided to the special committee, pursuant to which Heartland Springs would merge with and into Springs and each public shareholder of Springs would receive a yet undetermined amount in cash for each share of Springs held by such shareholder. The special committee's legal counsel summarized the draft recapitalization agreement for the special committee and highlighted what it believed to be the primary outstanding issues. Sullivan & Cromwell noted that the draft recapitalization agreement did not provide for any break-up fee to be paid to the Close family or Heartland Industrial Partners in the event an agreement was signed but the recapitalization was not consummated, which was a positive element in their proposal from the point of view of the public shareholders. The special committee discussed the issues raised by its legal counsel and authorized its legal counsel to open negotiations, on behalf of the special committee, with the Close family and Heartland Industrial Partners' counsel with respect to the draft recapitalization agreement.

     On March 23, 2001, two members of the special committee and representatives of Sullivan & Cromwell and UBS Warburg met in person with members of the senior management of Springs, including Mrs. Bowles and Jeffrey Atkins, who was at the time the chief financial officer of Springs, to discuss management's business plan and financial projections for the next five years. All of the other members of the special committee participated by telephone conference. Mrs. Bowles and Mr. Atkins discussed their expectations for the various areas of Springs' business and what management believed was necessary to achieve the goals provided for in its projections. Mr. Atkins highlighted the differences between the two sets of projections that Springs provided to UBS Warburg. The special committee engaged in a question and answer session with members of management regarding the business plan and projections. Following such discussion and outside the presence of the management of Springs, the special committee discussed the projections and the preliminary valuation analyses presented by UBS Warburg at the March 19, 2001 meeting of the special committee. Several members of the special committee pointed out that based upon their meeting with members of Springs' senior management that morning, in which the members of senior management expressed their view that the projections set forth in Scenario 2 were substantially less likely to be achieved that those in Scenario 1, and based upon the fact that Springs' historical financial results of operations and general economic and industry trends were much more consistent with the assumptions underlying Scenario 1 than Scenario 2, the projections contained in Scenario 1 were more appropriate projections for analyzing the value of Springs than the Scenario 2 projections. The special committee as a whole agreed, and UBS Warburg concurred in this assessment.

     The special committee then discussed the preliminary valuation analyses prepared by UBS Warburg using the Scenario 1 projections. The special committee believed that a potential recapitalization with the Close family and Heartland Industrial Partners might potentially be in the best interests of the public shareholders of Springs, however, at a price higher than $44.00 per share. The special committee then concluded that a higher price per share should be sought from the Close family and Heartland Industrial Partners and authorized UBS Warburg to open negotiations, on behalf of the special committee, with the Close family, Heartland Industrial Partners and their advisors. The special committee instructed UBS Warburg to begin negotiations on behalf of the special committee at a price of around $50.00 per share.

     On March 29, 2001, representatives of UBS Warburg met with representatives of Sheffield, the financial advisor to the Close family and Heartland Industrial Partners, to report the special committee's position. UBS

Warburg informed the representatives of Sheffield that a price of $44.00 per share was not acceptable to the special committee, but a price around $50.00 per share would be.


     Representatives of UBS Warburg and Sheffield met again on April 2, 2001 to continue negotiations on price. At such meeting, they reviewed several preliminary valuation analyses and discussed the special committee's views on the valuation of Springs. For a summary of these preliminary valuation analyses, see "Other Matters -- Preliminary Draft Materials Prepared by UBS
Warburg -- April 2, 2001 Materials" on pages 106 to 109. On April 4, 2001, representatives of Sheffield stated that the Close family and Heartland Industrial Partners would be prepared to increase their offer to $45.00 per share.


     On April 2, 2001, Springs notified the New York Stock Exchange that it was postponing its annual meeting of shareholders.

     On April 5, 2001, the special committee met by telephone conference with its financial and legal advisors to discuss the status of the ongoing negotiations with the Close family and Heartland Industrial Partners. Representatives of UBS Warburg informed the special committee that they had met with representatives of Sheffield and that the Close family and Heartland Industrial Partners had indicated their willingness to increase their offer to $45.00 per share. UBS Warburg also reviewed the current trading markets for the shares of Springs and its most comparable competitors. The members of the special committee discussed further their respective views on the appropriate per share price for a recapitalization involving Springs. The special committee remained of the opinion that a price of $45.00 per share did not adequately value Springs. The special committee directed UBS Warburg to continue to negotiate for a higher price with the Close family and Heartland Industrial Partners and their advisors.

     On April 6, 2001, representatives of UBS Warburg held a telephonic meeting with representatives of Sheffield to discuss the special committee's belief that the Close family and Heartland Industrial Partners had yet to value Springs adequately. After continued discussion of valuation methods and analyses, and after additional consultation with the Close family and Heartland Industrial Partners, representatives of Sheffield indicated that the Close family and Heartland Industrial Partners would be prepared to raise their offer to $45.50 per share.


     The special committee then met by telephone conference again with its financial and legal advisors on April 9, 2001 to discuss the $45.50 per share offer. Although the special committee was encouraged that the price offered by the Close family and Heartland Industrial Partners was within the range of preliminary valuations provided by UBS Warburg and therefore would be, in the special committee's opinion when considered together with all other factors, potentially fair to Springs' public shareholders, the special committee still believed that it should seek a higher price. The special committee then unanimously agreed to instruct UBS Warburg to engage in another round of negotiations with the Close family and Heartland Industrial Partners regarding price.


     Later on April 9, 2001, representatives of UBS Warburg relayed the special committee's position regarding the $45.50 per share offer to representatives of Sheffield. Representatives of Sheffield then discussed the special committee's position with the Close family and Heartland Industrial Partners, and UBS Warburg and Sheffield discussed further the parties' respective views on the appropriate per share price for the recapitalization. During these discussions, representatives of UBS Warburg, on behalf of the special committee, negotiated a higher offer of $46.00 per share which Sheffield stated would be the best and final offer of the Close family and Heartland Industrial Partners.

     On April 10, 2001, subsequent to these discussions, the special committee met by telephone conference to discuss the offer of $46.00 per share. Two members of the special committee were not present at this meeting. Representatives of Sullivan & Cromwell reviewed the special committee's legal duties, legal issues in connection with the draft recapitalization agreement and the status of the shareholder litigation related to the proposal of the Close family and Heartland Industrial Partners. Each member of the special committee present expressed his belief that $46.00 per share would be fair to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. The members of the special committee present, constituting a quorum for the conduct of business, unanimously:

     - determined that the proposed recapitalization at $46.00 per share was advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners; and

     - recommended that the Springs board adopt a definitive recapitalization agreement substantially in its current form reflecting the proposed recapitalization at a price of $46.00 per share and recommend approval of the recapitalization agreement by Springs shareholders, subject in each case to the plaintiffs in the shareholder litigation agreeing to settle that litigation based upon the $46.00 per share price.

     Between April 10 and 24, 2001, the special committee, representatives of Sullivan & Cromwell, the Close family, representatives of Wachtell, Lipton, Rosen & Katz, special counsel to the Close family, Heartland Industrial Partners, and representatives of Cahill Gordon & Reindel, special counsel to Heartland Industrial Partners and Heartland Springs, negotiated the remaining open terms of the draft recapitalization agreement and the related shareholder agreement between the Close family and Heartland Industrial Partners, of which Springs was made a third-party beneficiary with respect to certain provisions. The remaining open terms of the recapitalization agreement included, among other things, the treatment of the shares, options and other equity-based awards held by Springs' management, the vote required of shareholders whose shares are being converted into cash to approve the recapitalization agreement and the content of the disclosure schedules. The remaining open terms of the shareholders agreement included, among other things, the nature of the tie-breaking mechanism for the Springs board following the recapitalization and the structure of the consulting arrangement with Heartland Industrial Partners. During this period, each of the Close family and Heartland Industrial Partners selected, pursuant to the shareholders agreement, its initial directors to serve following the completion of the proposed recapitalization. One of the directors selected by the Close family was Mr. Lee.

     On April 24, 2001, the parties to the shareholder litigation agreed in principle on a settlement of the litigation, and executed a memorandum of understanding to reflect the terms of the settlement. The settlement is based on the increase of the offer price from $44.00 per share to $46.00 per share and the agreement of the Close family and Heartland Industrial Partners to condition the recapitalization on the recapitalization agreement being approved by a majority of the votes cast at the annual meeting not held by the Close family, certain key members of management and Heartland Industrial Partners and its affiliates. The parties also agreed to enter into a formal settlement agreement, cooperate in public disclosures related to the settlement, and use their respective best efforts to gain approval of the settlement from the South Carolina state court. Without any admission of fault by any defendant, the memorandum of understanding provides for a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims that have been or could have been asserted by the plaintiffs or any members of the purported class of public shareholders of Springs. The settlement is subject to, among other things, completion of confirmatory discovery by the plaintiffs, execution of a settlement agreement, final approval of the settlement by the South Carolina court, and completion of the recapitalization.

     On April 24, 2001 the entire Springs board (including the special committee), except for one member, met by telephone conference with representatives of UBS Warburg and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed the special committee's legal duties in connection with the recapitalization and informed the special committee that an agreement to settle the shareholder litigation related to the proposal of the Close family and Heartland Industrial Partners had been reached with plaintiffs' counsel. Sullivan & Cromwell also reviewed the final changes in the terms of the recapitalization agreement and representatives of UBS Warburg presented their financial analyses of the Close family's and Heartland Industrial Partners' $46.00 per share proposal.

     Representatives of UBS Warburg then delivered an oral opinion to the special committee (which was subsequently confirmed in a written opinion to the special committee) that as of April 24, 2001 and, on the basis of and subject to the matters discussed with the special committee, the $46.00 per share cash consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization was fair from a financial point of view to such shareholders.

     The Springs board then considered the proposed recapitalization. Having received the recommendation of the special committee, the Springs board determined that the proposed recapitalization was advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. The members of the Springs board present, with Mrs. Bowles and Mr. Close abstaining, constituting a quorum for the conduct of business, unanimously voted to adopt the recapitalization agreement and the amendment to Springs' articles of incorporation to exempt Springs from the restrictions on business combinations contained in the South Carolina Code and recommend that Springs shareholders approve the recapitalization agreement and the amendment to the articles of incorporation.

     Later in the day on April 24, 2001, the recapitalization agreement was signed. On April 25, 2001, Springs and the Close family and Heartland Industrial Partners issued a joint press release announcing the execution of the recapitalization agreement.


     On July 31, 2001, Springs and Heartland Springs entered into an amendment to the recapitalization agreement which, among other things, enables Springs to establish the time when options will be cashed out or retained with possible enhancements. With respect to all outstanding performance unit award agreements, the amendment deems the performance cycle terminated 10 business days prior to the annual meeting of shareholders, if the recapitalization is completed.


CERTAIN FINANCIAL PROJECTIONS

     Springs does not as a matter of course make public projections as to its future performance or earnings. However, in connection with the discussions concerning the proposed recapitalization, Springs and its financial advisors furnished to Heartland Industrial Partners certain information which was not publicly available, including certain projected financial data for the fiscal years 2001 through 2005. These projections ("Scenario 2") included, among other things, the following forecasts of Springs' net sales, earnings before interests and taxes (referred to in this document as "EBIT") and capital spending:

                                   SCENARIO 2
                                 (IN MILLIONS)

                                           2001        2002        2003        2004        2005
                                         --------    --------    --------    --------    --------
NET SALES..............................  $2,322.7    $2,477.2    $2,637.7    $2,766.3    $2,902.4
EBIT...................................  $  151.5    $  180.4    $  223.9    $  236.8    $  250.1
CAPITAL SPENDING.......................  $  110.0    $  123.0    $  114.0    $  125.0    $  110.0

In addition, Springs furnished to the special committee and UBS Warburg the following forecasts of net income per share (in dollars) associated with these Scenario 2 projections:

NET INCOME PER SHARE...................  $   4.14    $   5.00    $   6.40    $   6.80    $   7.20

     Springs also furnished to Heartland Industrial Partners an alternative set of projections indicating lower profitability based upon more conservative assumptions. In particular, the Scenario 2 projections assume the successful implementation of several initiatives within Springs to significantly improve operating results through, among other things, more efficient manufacturing, more rigorous quality controls, more effective purchasing and overhead reductions. In addition, the Scenario 2 projections assume that Springs is able to increase its share of sales of key products at the expense of competitors who have been financially weakened by the combination of declining industry conditions and high levels of indebtedness. The alternative projections assume improvements in these areas that are more consistent with Springs' historical results.

These alternative projections ("Scenario 1") included, among other things, the following forecasts of Springs' net sales, EBIT and capital spending:

                                   SCENARIO 1
                                 (IN MILLIONS)

                                           2001        2002        2003        2004        2005
                                         --------    --------    --------    --------    --------
NET SALES..............................  $2,264.8    $2,320.7    $2,388.0    $2,446.6    $2,512.7
EBIT...................................  $  138.6    $  145.3    $  155.6    $  158.8    $  165.1
CAPITAL SPENDING.......................  $  110.0    $  123.0    $  114.0    $  125.0    $  110.0

In addition, Springs furnished to the special committee and UBS Warburg the following forecasts of net income per share (in dollars) associated with these Scenario 1 projections:

NET INCOME PER SHARE...................  $   3.95    $   3.92    $   4.31    $   4.40    $   4.48

     Heartland Industrial Partners and the Close family have informed Springs that they believe that, with Heartland Industrial Partners' participation in the governance of Springs following the recapitalization, the results described in Scenario 2 should be adopted as the primary projections and the basis for company budgets and management incentive compensation. Scenario 2 projections were also provided to ratings agencies in connection with the seeking of a rating on financing related to the recapitalization. Under the assumption that the recapitalization does not occur and Springs continues as a public company in essentially its current form, the special committee concluded, as described in greater detail below, that the projections set forth in Scenario 1 were substantially more likely to be achieved than those set forth in Scenario 2.

     Important Information About the Projections. The projections referred to above were not prepared with a view to public disclosure, and are included in this document only because such information was made available to Heartland Industrial Partners. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, or generally accepted accounting principles. Neither the independent auditors of Springs, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections. The projections were not prepared with the approval of the Springs board of directors or the special committee. The projections are included in this document to give Springs' shareholders access to information that was not publicly available and that Springs provided to Heartland Industrial Partners.

     The projections are forward-looking statements that are subject to certain risks and uncertainties and should be read with caution. See "Cautionary Statement Concerning Forward-Looking Information" on page 8. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by Springs' management with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed interest rates and effective tax rates consistent with historical levels for Springs, all of which are difficult to predict, many of which are beyond Springs' control and none of which were subject to approval by Heartland Industrial Partners. In addition, the projections do not take into account any of the transactions contemplated by the recapitalization agreement. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Except to the extent required under the federal securities laws, Springs does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

SPECIAL COMMITTEE

     Because two of the directors of Springs are members of the Close family, the Springs board of directors appointed a special committee of the nine disinterested directors of the board to evaluate the proposed recapitalization. The members of the special committee are: John F. Akers, John L. Clendenin, Charles W. Coker, William G. Kelley, John H. McArthur, Aldo Papone, Robin B. Smith, Sherwood H. Smith, Jr. and Stewart Turley.

     No member of the special committee is a member of the Close family or an employee of Springs, nor does any member of the special committee have interests in the recapitalization inconsistent with the interests of Springs public shareholders generally. The Springs shares held by the members of the special committee will be cashed out in the same manner as those held by other Springs shareholders whose shares are being converted into cash, and the deferred stock credits held by members of the special committee will be deemed reinvested, as of the effective date of the recapitalization, in other investment vehicles under the Springs deferred compensation plan for outside directors at a rate of $46.00 per share. The chairman of the special committee received $25,000 for his services on the committee, and each other member of the special committee received $15,000 for his or her services on the committee. In addition, each member of the special committee is entitled to certain indemnification rights and to directors' and officers' liability insurance that will be continued by Springs following the recapitalization as described below under "Interests of Certain Persons in the Recapitalization" for the current and former officers and directors of Springs. The Springs board and the special committee believe that the foregoing arrangements did not affect the special committee's independence or impartiality.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE SPRINGS BOARD; SPRINGS' PURPOSE AND REASONS FOR THE RECAPITALIZATION

     The special committee believes that the recapitalization agreement and the amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. The special committee unanimously recommended that the Springs board of directors adopt the recapitalization agreement and the amendment to the articles of incorporation and that the Springs board recommend that Springs shareholders approve the recapitalization agreement and the amendment to the articles of incorporation. In reaching these conclusions, the special committee considered the following positive factors:

     - the belief that the $46.00 per share cash consideration is attractive in light of Springs' historical and current financial performance, results of operations, prospects, business strategy, and competitive position in its industry, and in light of general economic, stock market, and industry conditions;

     - the special committee's belief, based on, among other things, the detailed financial and valuation advice provided to the special committee by UBS Warburg during the period from March 19 to April 24, 2001, that the $46.00 per share cash consideration:

       -- represented an attractive multiple of historical revenue, earnings before interest, taxes, depreciation and amortization, free cash flow, and earnings before interest and taxes, and of historical and projected net income;

       -- represented an attractive multiple of historical revenue, earnings before interest, taxes, depreciation and amortization, free cash flow, and earnings before interest and taxes, and of historical and projected net income, as compared to implied multiples based on financial and market statistics for a range of companies in the textile and non-textile home furnishings business in the United States;

       -- represented an attractive multiple of historical revenue, earnings before interest, taxes, depreciation and amortization, free cash flow, earnings before interest and taxes, and net income, as compared to implied multiples from recent acquisitions in the textile and non-textile home furnishings business in the United States;


       -- was within the range of implied valuations derived from a discounted cash flow analysis based on the Scenario 1 projections provided to UBS Warburg by Springs; and

       -- compared favorably to the implied equity value reference range for Springs based on a present value of hypothetical future stock price analysis using the Scenario 1 projections;


     - the opinion of UBS Warburg, the financial advisor to the special committee, described in detail under "-- Opinion of UBS Warburg LLC" on pages 35 to 42, that, as of April 24, 2001 and on the basis of and subject to the matters reviewed with the special committee, the $46.00 per share cash consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization was fair from a financial point of view to such shareholders;


     - the historical market prices of Springs common stock and recent trading activity, including the substantial equity premiums implied by the $46.00 per share cash consideration of 27.4% and 42.4%, respectively, over Springs' stock prices one day and one month prior to the initial announcement of the Close family's and Heartland Industrial Partners' proposal on February 20, 2001;


     - the fact that shares of Springs common stock closed at a range from a low of $22.63 to a high of $48.81 during the 52 weeks prior to February 16, 2001, the historical market price of Springs common stock and the fact that despite the general economic downturn in the U.S. financial markets, which began in mid-2000, and a corresponding decline in the price of Springs common stock, the $46.00 per share cash consideration offered a premium of 36.5% over the 52-week average trading price of $33.70 for Springs common stock;


     - that the increase in the market price of Springs common stock following the initial Close family and Heartland Industrial Partners proposal probably largely reflected anticipation of a possible acquisition by the Close family and Heartland Industrial Partners, rather than a higher intrinsic value for Springs common stock;

     - the belief that based on a comparison of the risks and benefits of the recapitalization against the risks and benefits of the other strategic alternatives available to Springs, including continuing as an independent entity, that the recapitalization was more favorable to the public shareholders because Springs would continue to experience significant competitive and margin pressures within the textile and non-textile home furnishings business and that Springs would better be able to realize additional value and growth as a private company with greater operating flexibility to focus on long-term goals without the constraint of the public market's emphasis on near-term earnings;

     - the special committee's negotiations with the Close family and Heartland Industrial Partners, which resulted in an increase in the cash consideration from $44.00 to $46.00 per share, and the judgment of the special committee that, based upon the negotiations that had transpired, a price higher than $46.00 per share in all likelihood could not be obtained;

     - given the Close family's ownership of approximately 73% of the voting power of Springs in any transaction with a disinterested party and ownership of approximately 41% of the voting power of Springs in the proposed recapitalization, the fact that, as a practical matter, no alternative transaction could be effected without the support of the Close family, and the Close family's publicly stated intention that they would oppose any such alternative transaction;

     - the fact that in light of the public announcement of the Close family and Heartland Industrial Partners proposal on February 20, 2001 and that there was no break-up fee or other structural impediment included in the recapitalization agreement that would preclude a proposal concerning an alternative transaction prior to the Springs shareholder meeting, no third parties contacted the Springs board, the special committee or the special committee's financial or legal advisors concerning an alternative transaction;

     - the fact that there are no unusual requirements or conditions to the recapitalization, that the consideration to be paid in the recapitalization is all cash, and that the Close family and Heartland Industrial Partners have arranged financing for the recapitalization such that absent material changes in market conditions or in Springs' condition (financial or otherwise), business or results of operation, they have the financial resources to complete the recapitalization expeditiously, thereby resulting in a high probability that the transaction will be consummated on the terms contained in the recapitalization agreement;

     - the requirement that in addition to the affirmative vote of the holders of at least two-thirds of the outstanding shares of Springs common stock as required by South Carolina law, it is a condition to the recapitalization that the recapitalization agreement be approved by the affirmative vote of the holders of a majority of the votes cast at the annual meeting not held by the Close family, certain key members of management and Heartland Industrial Partners and its affiliates (a condition that will not be waived by either Springs or Heartland Springs); and

     - the composition of the membership of the special committee, consisting of nine independent directors and sophisticated businesspeople each of whom is quite familiar with Springs and its business and each of whom does not have interests inconsistent with the interests of Springs public shareholders generally, and its empowerment by Springs to retain independent legal and financial advisors selected by it.

     The special committee, as well as the board of directors, relied on Springs management to provide UBS Warburg with accurate and complete financial information, projections and assumptions, and did not independently verify the accuracy or completeness of the information provided. The special committee and the board of directors believed that UBS Warburg's reliance on the financial information, projections, assumptions and other information provided to UBS Warburg by Springs management was reasonable, and adopted the financial analyses and conclusions of UBS Warburg.

     The special committee did not consider it significant that Sheffield, which had previously advised Springs with respect to strategic alternatives but had terminated its engagement with Springs in January 2001 to become the Close family's financial advisor, no longer represented Springs. The special committee believed that it was well advised by UBS Warburg in its financial analysis of the recapitalization and the negotiations with the Close family and Heartland Industrial Partners. UBS Warburg was given unrestricted access to information about Springs, including certain information concerning strategic alternatives produced by Sheffield during its engagement by Springs. Accordingly, the special committee did not believe that Sheffield's representation of the Close family and Heartland Industrial Partners in any way put the special committee at a disadvantage in acting on behalf of the Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.


     The special committee also did not consider it significant in its determination of fairness that the final price of $46.00 per share was less than the price at which it instructed UBS Warburg to begin negotiations. The special committee did not view its initial asking price as a minimum fair price, but instead viewed its asking price as part of a negotiation strategy directed at obtaining the highest possible price for the public shareholders.



     The special committee considered the following adverse factors associated with the recapitalization:


     - that, although $46.00 per share was within the range of implied per share values for Springs indicated by UBS Warburg's discounted cash flow analysis, which was based on the Scenario 1 projections provided to UBS Warburg by Springs' management, the upper end of this range exceeded $46.00 per share;

     - that because the Close family desired to retain its approximate 41% economic equity interest and its approximate 73% voting interest in Springs and had publicly stated its intention to oppose any alternative transaction with a third party, public shareholders were not afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party;

     - that the proposed recapitalization will be a taxable transaction for Springs shareholders whose shares are being converted into cash; and

     - that the public shareholders of Springs would have no ongoing equity participation in the surviving corporation following the recapitalization, meaning that the public shareholders would cease to participate in Springs' future earnings or growth, if any, or to benefit from increases, if any, in the value of their common stock in Springs.

     The special committee believed that the ranges of implied per share values derived from the valuation analyses used by UBS Warburg based on management's Scenario 1 projections were substantially more reflective of the fair value of Springs than the ranges of preliminary implied per share values derived by UBS Warburg using management's Scenario 2 projections because the Scenario 1 projections were substantially more consistent with Springs' historical financial results of operations, management's historic ability to meet its budgets, and growth expectations in light of the state of the United States economy generally, and the textile and non-textile home furnishings industry specifically. For this reason, the special committee did not attribute importance to the preliminary valuation analyses based upon management's Scenario 2 projections, such as UBS Warburg's preliminary analyses based on the Scenario 2 projections that had produced implied per share values substantially in excess of $46.00 per share.

     The special committee also considered the advantages and disadvantages of the only apparently available alternative to the acquisition of the public shareholder interest in Springs by the Close family and Heartland Industrial Partners, which was Springs continuing as a publicly held company with the Close family maintaining its approximate 41% economic equity interest and its approximate 73% voting interest in Springs.

     In the view of the special committee, the principal advantage of Springs continuing as a publicly traded company was that it would allow public shareholders to continue to participate in any growth in the value of Springs equity. The disadvantages of Springs continuing as a publicly traded company that were considered by the special committee included the exposure to the risks and uncertainties attendant to continuing as a publicly traded company in light of the state of the United States economy generally and the competitive and market pressures on the textile and non-textile home furnishings industry specifically. The special committee concluded that under all of the relevant circumstances and in light of the proposed $46.00 per share price in cash, the disadvantages of Springs continuing as a publicly traded company significantly outweighed the advantages, and accordingly that alternative was rejected.

     In view of the large number of factors considered by the special committee in connection with the evaluation of the recapitalization and the complexity of these matters, the special committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the special committee may have given different weight to the various factors. The special committee held extensive discussions with, and relied on the experience and expertise of, UBS Warburg with respect to the quantitative and qualitative analysis of the financial terms of the recapitalization. The special committee conducted a discussion of, among other things, the factors described above, including asking questions of Springs' management and the special committee's financial and legal advisors, and reached the conclusion that the recapitalization was advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.

     The special committee did not consider any factors, other than as stated above, regarding the fairness of the recapitalization to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners, as they believed the factors they considered provided a reasonable basis to form their belief. Specifically, the special committee did not independently consider with respect to such fairness:

     - net book value, which the special committee did not believe had any systematic connection with the economic value of Springs;

     - liquidation value, which the special committee did not view as relevant since it believed that substantial value was tied to Springs as a going concern and that liquidation would destroy this value;

     - purchase prices paid by Springs or by the Close family for past purchases of Springs common stock, which, in recent years, involved too few shares to be used as a reliable basis for valuation; or

     - recent other firm offers for Springs, of which there had been none.

     The Springs board consists of eleven directors, nine of whom served on the special committee. At the April 24, 2001 meeting of the Springs board, the special committee, with its legal and financial advisors participating, reported to the other members of the Springs board on its review of the recapitalization agreement, the amendment to the articles of incorporation and the related financing commitments and the factors taken into account by the special committee in reaching its determination that the proposed recapitalization is advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.


     The Springs board, with Mrs. Bowles and Mr. Close abstaining and Mr. Akers not present at such meeting, unanimously determined that the recapitalization agreement and the amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners and unanimously voted to adopt the recapitalization agreement and the amendment to the articles of incorporation and recommend that Springs shareholders approve the recapitalization agreement and the amendment to the articles of incorporation. The following factors were considered by the Springs directors in deciding to recommend that shareholders vote "FOR" the approval of the recapitalization agreement and the amendment to the articles of incorporation:


     - the recommendation of the special committee;

     - the factors referred to above as having been taken into account by the special committee; and

     - the fact that the recapitalization consideration and the terms of the recapitalization agreement were the result of negotiations between the special committee and the Close family and Heartland Industrial Partners and their respective advisors.


     In view of the variety of factors it considered, the Springs board did not find it practicable to, and it did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in making its determination. In considering the factors described above, individual members of the Springs board may have given different weight to different factors.


SPRINGS' POSITION REGARDING THE FAIRNESS OF THE RECAPITALIZATION

     The Springs board of directors, including the members of the special committee, adopted the special committee's analysis as to the fairness of the recapitalization and UBS Warburg's analysis as to the fairness, from a financial point of view, of the $46.00 per share cash consideration to be received by Springs shareholders whose shares are being converted into cash in the recapitalization. In addition, the Springs board of directors, including the members of the special committee, believes that the recapitalization is procedurally fair to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners because, among other things:

     - The $46.00 per share cash consideration and the other terms and conditions of the recapitalization agreement resulted from active negotiations between the special committee and its representatives, on the one hand, and the Close family and Heartland Industrial Partners and their representatives, on the other hand.

     - The special committee consisted of the nine non-employee, disinterested directors of the board appointed by the Springs board to represent solely the interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.

     - No member of the special committee is a member of the Close family. No member of the special committee will have any ownership interest in Springs after the recapitalization.

     - The special committee retained and was advised by its own independent financial advisor, UBS Warburg, to assist it in evaluating the recapitalization and provide it with financial advice.

     - The special committee retained and was advised by its own independent legal counsel, Sullivan & Cromwell.

     - The special committee engaged in extensive negotiations and deliberations in evaluating the recapitalization, the recapitalization consideration and the recapitalization agreement.

     - Crandall C. Bowles and Leroy S. Close, both of whom are members of the Close family and Springs directors, abstained from the vote of the Springs board regarding the adoption of the recapitalization agreement.

     - Even though the special committee consisted of directors of Springs and was therefore not completely unaffiliated with Springs, committees of independent directors are a commonly used mechanism that is recognized under applicable law as a procedural safeguard to help ensure fairness in transactions of this type.

     - In addition to the affirmative vote of the holders of at least two-thirds of the outstanding shares of Springs common stock as required by South Carolina law, it is a condition to the recapitalization that the recapitalization agreement be approved by the affirmative vote of the holders of a majority of the votes cast at the annual meeting not held by the Close family and certain key members of management and Heartland Industrial Partners and its affiliates. This condition will not be waived by either Springs or Heartland Springs.

     It follows from each of the foregoing factors that neither the members of the special committee nor the special committee's advisors, who are the parties that negotiated the terms and conditions of the recapitalization agreement with Heartland Springs, had an ownership interest in the recapitalization that could present them with actual or potential conflicts of interest. In view of the foregoing, the Springs board believes that sufficient procedural safeguards existed to ensure the fairness of the proposed recapitalization and to permit the special committee to effectively represent the interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners and therefore that additional unaffiliated representatives to act on behalf of those shareholders were not necessary.

OPINION OF UBS WARBURG LLC

     Under the terms of an engagement letter dated March 13, 2001, the special committee retained UBS Warburg LLC to provide financial advisory services and a financial fairness opinion to the special committee in connection with the recapitalization. At the meeting of the special committee held on April 24, 2001, UBS Warburg delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the $46.00 per share cash recapitalization consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization is fair from a financial point of view to such shareholders. The opinion was confirmed by delivery of a written opinion dated April 24, 2001.

     The following summary of the UBS Warburg opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by UBS Warburg and is attached as Appendix B to this document and incorporated in this document by reference. We encourage you to read carefully the UBS Warburg opinion in its entirety.

     UBS Warburg's opinion:

     - is directed to the special committee;

     - relates only to the fairness from a financial point of view of the $46.00 per share cash recapitalization consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization;

     - does not address Springs' underlying business decision to effect the recapitalization;

     - does not constitute a recommendation to any shareholder about how to vote with respect to the recapitalization agreement or any other matter; and

     - is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg as of, the date of the opinion.

     In arriving at its opinion, UBS Warburg, among other things:

     - reviewed selected publicly available business and historical financial information relating to Springs;

     - reviewed the reported prices and trading activity for the Class A common stock;

     - reviewed selected internal financial information and other data relating to the business and financial prospects of Springs, including estimates and financial forecasts prepared by the management of Springs, which were provided to UBS Warburg by Springs and not publicly available;

     - conducted discussions with members of the senior management of Springs;

     - reviewed publicly available financial and stock market data with respect to selected other companies in lines of business UBS Warburg believed to be generally comparable to those of Springs;

     - compared the financial terms of the recapitalization with the publicly available financial terms of selected other transactions which UBS Warburg believed to be generally relevant;

     - reviewed drafts of the recapitalization agreement; and

     - conducted such other financial studies, analyses and investigations and considered such other information as UBS Warburg deemed necessary or appropriate.

     In connection with its review, with the special committee's consent, UBS
Warburg:

     - assumed that the final executed form of the recapitalization agreement did not differ in any material respect from the drafts that UBS Warburg examined, and that Springs and Heartland Springs will comply with all material terms of the recapitalization agreement;

     - did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects;

     - did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Springs, nor was UBS Warburg furnished with any such evaluation or appraisal; and

     - assumed that the five-year financial forecast entitled "Scenario 1 (Lower
       Risk)" provided to UBS Warburg by Springs' management had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Springs' management as to the future performance of Springs.

     UBS Warburg was not asked to, and did not, at the special committee's direction, offer any opinion as to the material terms of the recapitalization agreement or the form of the transactions contemplated by the recapitalization agreement. In addition, in connection with its engagement by the special committee, UBS Warburg was not authorized to and did not solicit indications of interest from any third party with respect to a business combination with Springs.


     In connection with UBS Warburg's review, Springs' management provided UBS Warburg with two sets of five-year financial forecasts for Springs, with one set entitled "Scenario 2 (Higher Risk)" and the other set entitled "Scenario 1 (Lower Risk)". In preparing the financial and comparative analyses in connection with the rendering of its opinion, UBS Warburg was instructed by the special committee to disregard and not take into consideration the five-year financial forecast for Springs entitled "Scenario 2 (Higher Risk)" because, based on general economic and industry trends, Springs' past experience and the view expressed to the special committee by Springs' management as to the likelihood of achievement, the special committee did not believe, with UBS Warburg's concurrence, that the financial forecast entitled "Scenario 2 (Higher Risk)" was likely to be achieved.


     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Springs. No company, transaction or business used in those analyses as a comparison is identical to Springs or its businesses or the recapitalization, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

     The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

     Historical Stock Performance. UBS Warburg reviewed historical trading prices for the Class A common stock. This stock price performance review indicated that, for the latest twelve months ended February 16, 2001, the low and high closing prices for the Class A common stock were $22.63 and $48.81, respectively. UBS Warburg also reviewed the closing price of the Class A common stock on February 16, 2001 and average closing prices and the low and high closing prices over periods prior to February 16, 2001 as set forth in the following table:

SELECTED STATISTICS                                           CLOSING PRICE
-------------------                                           -------------
February 16, 2001...........................................     $36.10
30 Day Average..............................................     $35.05
90 Day Average..............................................     $31.21
52 Week Average.............................................     $33.70
52 Week High................................................     $48.81
52 Week Low.................................................     $22.63
3 Year Average..............................................     $38.53
3 Year High.................................................     $60.75
3 Year Low..................................................     $22.63

     Selected Comparable Public Company Analysis. UBS Warburg compared selected financial information, ratios and public market multiples for Springs to the corresponding data for the following six publicly-traded home furnishings companies:

     - Burlington Industries, Inc.

     - Crown Crafts, Inc.

     - Dan River, Inc.

     - Galey & Lord, Inc.

     - Mohawk Industries, Inc.

     - WestPoint Stevens, Inc.


     UBS Warburg chose the selected companies because they were publicly traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Springs in that these companies operate in the home furnishings industry. The selected public companies may significantly differ from Springs based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular segments of the home furnishings industry in which the companies focus.


     UBS Warburg reviewed, among other information, the comparable companies' multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company's equity plus the market value (when available) of the particular company's total debt (and certain unfunded liabilities), minus cash, cash equivalents and marketable securities to:

     - latest twelve months, referred to as LTM, revenue;

     - LTM earnings before interest, taxes, depreciation and amortization, referred to as EBITDA;

     - LTM free cash flow, referred to as FCF, which equals LTM EBITDA minus LTM capital expenditures; and

     - LTM earnings before interest and taxes, referred to as EBIT.

     UBS Warburg also reviewed, among other information, the comparable companies' price/earnings multiples, referred to as P/E, for the calendar year ending December 31, 2000 and projected P/E multiples, based on I/B/E/S International Inc., referred to as IBES, consensus earnings estimates for the calendar year ending December 31, 2001.

     The Springs comparable companies analysis resulted in the following ranges of multiples as of April 23, 2001:

                                                                           SPRINGS IMPLIED
                                                                             MULTIPLE @
MULTIPLE ANALYSIS                                        MULTIPLE RANGE     $46.00/SHARE
-----------------                                        --------------    ---------------
TEV/LTM Revenue........................................  0.32x to 1.01x          0.57x
TEV/LTM EBITDA.........................................   4.3x to 7.9x            5.2x
TEV/LTM FCF............................................   6.7x to 7.8x            7.9x
TEV/LTM EBIT...........................................   7.2x to 8.4x            9.4x
2000 P/E...............................................  4.2x to 10.1x           12.8x
2001E P/E -- IBES......................................  2.3x to 16.9x           11.7x

     Actual LTM data for Springs and the selected companies were based on the respective companies' Forms 10-K and 10-Q as well as certain internal financial reports for Springs.

     Premiums Paid Analysis. UBS Warburg reviewed selected purchase price per share premiums paid both in cash acquisitions of publicly-traded domestic companies in non-financial industries and in minority close-out transactions announced, pending or completed, excluding withdrawn transactions and certain transactions that in UBS Warburg's judgment were non-representative, from January 1, 1999 through April 23, 2001, with deal sizes between $500.0 million and $2.0 billion, except for minority close-out transactions for which no size limitations were imposed. This analysis indicated mean and median and high and low premiums to the target's closing stock prices on dates prior to the announcement as set forth in the following table.

                                                                PREMIUM TO STOCK PRICE(%)
                                                       --------------------------------------------
                                                         ONE DAY         ONE WEEK       ONE MONTH
                                          NUMBER OF      PRIOR TO        PRIOR TO        PRIOR TO
                                            DEALS      ANNOUNCEMENT    ANNOUNCEMENT    ANNOUNCEMENT
                                          ---------    ------------    ------------    ------------
DEALS ANNOUNCED IN 2001
Control.................................      32
Mean/Median.............................                 35.7/30.6       43.3/41.5       51.8/50.0
High/Low................................                  92.7/2.7        96.3/4.0      111.1/(0.3)
Minority Close-out......................      13
Mean/Median.............................                 39.0/42.5       48.8/44.3       37.4/41.1
High/Low................................                  85.5/3.9       108.2/3.9        75.4/5.3
DEALS ANNOUNCED IN 2000
Control.................................      39
Mean/Median.............................                 34.7/30.2       43.5/40.7       53.0/50.6
High/Low................................                116.8/(5.3)      121.0/4.0      130.3/(0.3)
Minority Close-out......................      19
Mean/Median.............................                 29.4/22.4       37.0/37.6       36.4/31.9
High/Low................................                 85.5/(4.5)      108.2/0.0        98.8/1.2
DEALS ANNOUNCED IN 1999
Control.................................      65
Mean/Median.............................                 30.1/27.3       37.0/34.8       44.5/41.9
High/Low................................                 95.3/(7.9)    115.4/(11.4)     120.3/(2.1)
Minority Close-out......................      18
Mean/Median.............................                 34.7/30.5       35.9/43.4       48.6/48.6
High/Low................................                  83.6/5.5       63.3/(1.5)      107.4/7.3
Implied Premium of Proposed
  Recapitalization of Springs @
  $46.00/share..........................                      27.4            26.8            42.4

     Selected Comparable Transaction Analysis. UBS Warburg reviewed publicly available financial information relating to the following selected transactions in the home furnishings industry since February 1995:

ACQUIROR                                                       TARGET
--------                                                       ------
Berkshire Hathaway, Inc.                              Shaw Industries, Inc.
Investor Group                                        Conso International Corp.
CGW Southeast Partners IV, L.P.                       Johnston Industries, Inc.
Dan River, Inc.                                       The Bibb Company
Pillowtex Corp.                                       Fieldcrest Cannon, Inc.
Springs Industries, Inc.                              Dundee Mills, Inc.

     UBS Warburg chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the recapitalization in that these transactions involved companies in the home furnishings industry. The selected transactions may differ significantly from the recapitalization based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

     UBS Warburg reviewed, among other things, the TEVs implied in the relevant transactions as a multiple of LTM revenue, LTM EBITDA, LTM FCF and LTM EBIT and the equity market value, referred to as EMV, implied in the relevant transactions as a multiple of LTM net income.

     The analysis indicated the following implied multiples for the selected transactions and for the recapitalization:

                                                                           SPRINGS IMPLIED
                                                                             MULTIPLE @
MULTIPLE ANALYSIS                                        MULTIPLE RANGE     $46.00/SHARE
-----------------                                        --------------    ---------------
TEV/LTM Revenue........................................  0.53x to 1.10x         0.57x
TEV/LTM EBITDA.........................................   5.9x to 18.4x          5.2x
TEV/LTM FCF............................................   7.2x to 47.3x          7.9x
TEV/LTM EBIT...........................................   7.9x to 40.7x          9.4x
EMV/LTM Net Income.....................................  11.5x to 23.9x         12.8x

     All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular transaction. Actual LTM data for Springs and the selected companies were based on the respective companies' Forms 10-K and 10-Q as well as certain internal financial reports for Springs.

     Discounted Cash Flow Analysis. UBS Warburg performed a discounted cash flow analysis, using the Scenario 1 financial forecast prepared by management of Springs, in order to derive an implied equity value reference range for Springs. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period covered by the Scenario 1 financial forecast and then added a terminal value based upon ranges of EBITDA, FCF and EBIT multiples and a growth perpetuity based on unleveraged after-tax free cash flow from 4.5x to 5.5x, 6.5x to 7.5x, 6.5x to 7.5x, and 0.5% to 2.5%, respectively. The unleveraged after-tax cash flows and terminal values were discounted using a range of discount rates (8.75% to 11.75%) that UBS Warburg deemed appropriate, based on Springs' weighted average cost of capital. The valuation ranges implied by this analysis are summarized in the following table:

TERMINAL VALUE                                          TERMINAL VALUE    IMPLIED PER SHARE
BASED UPON                                              MULTIPLE RANGE     VALUE RANGE($)
--------------                                          --------------    -----------------
EBITDA................................................   4.5x to 5.5x      38.61 to 56.12
EBIT..................................................   6.5x to 7.5x      28.13 to 39.80
FCF...................................................   6.5x to 7.5x      34.39 to 47.58
Perpetuity Growth.....................................   0.5% to 2.5%      23.92 to 56.75

     Leveraged Recapitalization Analysis. UBS Warburg performed a leveraged recapitalization analysis of Springs to show the internal rates of return, referred to as IRR, to a typical financial buyer that might be produced assuming the sale of Springs to such a financial buyer at various per share purchase prices. A leveraged recapitalization involves the acquisition or recapitalization of a company financed primarily by incurring indebtedness that is serviced by the post-recapitalization operating cash flow of Springs. For purposes of the leveraged recapitalization analysis UBS Warburg assumed, among other things: (i) a purchase price per share range from $38.00 to $50.00; (ii) recapitalization accounting (no push-down of goodwill); (iii) a closing date of June 30, 2001; and (iv) that the hypothetical investor sells Springs in 4.5 years (i.e., at the end of 2005) at an EBITDA multiple of 5.0x. The results of these analyses are summarized in the table below:

                                                            PURCHASE PRICE PER SHARE
                                                      ------------------------------------
                                                      $38.00    $42.00    $46.00    $50.00
                                                      ------    ------    ------    ------
2000 Pro Forma(x):
Total Debt/EBITDA...................................    2.5       2.7       2.9       3.1
EBITDA/Interest Expense.............................    5.2       4.9       4.7       4.4
(EBITDA-CAPEX)/Interest Expense.....................    3.3       3.2       3.0       2.8
IRR(%)..............................................   20.5      17.5      14.6      11.8
                                                       ----      ----      ----      ----

     Present Value of Hypothetical Future Stock Price Analysis. UBS Warburg performed a present value of hypothetical future stock price analysis using the Scenario 1 financial forecast prepared by management of Springs, in order to derive an implied equity value reference range for Springs. The future stock price range was determined by applying a P/E multiple range of 7.0x-9.0x. The P/E multiple range used in this analysis was selected by UBS Warburg after considering the implied P/E multiple range derived from the comparable public companies analysis and the implied P/E multiples for Springs for various periods prior to the announcement of the proposed recapitalization. This hypothetical future stock price and the forecasted constant per share dividend stream generated over the five-year period (2001-2005) were then discounted at a levered cost of equity of 11.75%. The valuation range indicated by this analysis is summarized in the following table:


($ PER SHARE)                                2001P    2002P    2003P    2004P    2005P
-------------                                -----    -----    -----    -----    -----
Projected Springs EPS(1)...................   3.95     3.92     4.31     4.40     4.48
Hypothetical Future Stock Price
P/E Multiple
7.0x.......................................  27.65    27.44    30.17    30.80    31.36
8.0x.......................................  31.60    31.36    34.48    35.20    35.84
9.0x.......................................  35.55    35.28    38.79    39.60    40.32
Dividends per share(2).....................   1.27     1.27     1.27     1.27     1.27
Present Value of Hypothetical Stock Price
P/E Multiple:
7.0x.......................................  26.76    24.91    25.50    24.38    23.30
8.0x.......................................  30.49    28.22    28.76    27.36    26.02
9.0x.......................................  34.23    31.54    32.03    30.35    28.73


---------------
(1) Projected Springs earnings per share, referred to as EPS, based on Scenario 1 financial forecast prepared by management of Springs.

(2) Assumes constant blended per share dividend policy as per Springs' management Scenario 1 financial forecasts.


     Although UBS Warburg noted that several of the stock price premiums implied from the proposed recapitalization of Springs at $46.00 per share were lower than the corresponding mean and median average premiums derived from the premiums paid analysis described above and that several of the implied multiples from the proposed recapitalization at $46.00 per share were near or below the low end of the range of the corresponding multiples derived from the selected comparable transactions analysis described above, UBS Warburg arrived at its financial fairness opinion based on the results of the analyses undertaken by it and assessed as a whole and did not draw conclusions, in isolation, or with regard to any one factor or method of analysis.


     Fee Arrangement. Pursuant to the engagement letter dated March 13, 2001 among UBS Warburg, Springs and the special committee, UBS Warburg earned a fee of $2,000,000 payable by Springs for rendering its financial fairness opinion, independent of the result of the opinion. Springs also agreed to reimburse UBS Warburg for its expenses incurred in performing its services. UBS Warburg will not be entitled to any additional fees or compensation with respect to the recapitalization. In addition, Springs has agreed to indemnify UBS Warburg and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS Warburg or any of its affiliates against certain liabilities and expenses related to or arising out of UBS Warburg's engagement and any related transactions.

     The special committee selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prior to this engagement, UBS Warburg had not provided investment banking and other financial services to Springs, the Close family or Heartland Industrial Partners. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade or have traded securities of Springs for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

THE CLOSE FAMILY'S POSITION REGARDING THE FAIRNESS OF THE RECAPITALIZATION


     The rules of the Securities and Exchange Commission require the members of the Close family to express their belief as to the fairness of the recapitalization to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners. The views set forth in this section and under the heading "The Close Family's Purpose and Reasons for the Recapitalization" are held by each member of the Close family.


     The members of the Close family believe that the recapitalization is substantively and procedurally fair to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners, exclusively on the basis of their observations that:

     - Before deciding to propose the recapitalization in conjunction with Heartland Industrial Partners, Springs held discussions with five other potential investors in an effort to structure a transaction that would provide an attractive price to the public and at the same time allow the Close family to continue its ownership of Springs and maintain the moderately leveraged capital structure that the Close family believes is necessary to enable Springs to operate successfully in the future. Most of the private equity funds that were contacted were unwilling to pursue a significant investment in Springs. Aside from Heartland Industrial Partners, only one other contacted investor was willing to participate in a transaction involving Springs, but only if significantly higher financial leverage were used to effect such transaction at a price significantly below the $46.00 per share cash consideration being offered in the recapitalization.

     - Following the offer by the Close family and Heartland Industrial Partners, Springs has not received any other proposals from potential investors or acquirors.

     - The $46.00 per share cash consideration being offered in the recapitalization represents an approximately 47.4% premium over the average per share closing price for the 90 days prior to February 16, 2001, the last full business day prior to the announcement of the proposed recapitalization, an approximately 31.2% premium over the average per share closing price for the 30 days prior to February 16, 2001, and an approximately 27.4% premium over the per share closing price of $36.10 of Springs common stock on February 16, 2001.

     - A special committee of independent directors was established. The special committee retained its own financial and legal advisors and conducted a vigorous process of evaluation and negotiation.

     - The special committee unanimously recommended to the Springs board of directors that the recapitalization agreement and proposed amendment to the articles of incorporation be adopted by the Springs board and that the Springs board recommend approval of the recapitalization agreement and proposed amendment to the articles of incorporation by Springs shareholders. Both the special committee and the Springs board determined that the recapitalization agreement and the proposed amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.

     - UBS Warburg LLC, the financial advisor to the special committee, delivered its opinion dated April 24, 2001 to the special committee as to the fairness, from a financial point of view, of the $46.00 per share cash recapitalization consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization. The Close family adopts UBS Warburg's analysis as to the fairness, from a financial point of view, of the $46.00 per share cash consideration.

     - In addition to the affirmative vote of the holders of at least two-thirds of the outstanding shares of Springs common stock as required by South Carolina law, it is a condition to the recapitalization that the recapitalization agreement be approved by the affirmative vote of the holders of a majority of the votes cast at the annual meeting not held by the Close family and certain key members of management and Heartland Industrial Partners and its affiliates (a condition that will not be waived by either Springs or Heartland Springs).

     This belief, however, should not be construed as a recommendation to any shareholder as to how you should vote on the recapitalization. The members of the Close family have not considered any factors, other than as stated above, regarding the fairness of the recapitalization to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners, as they believe the factors they considered provided a reasonable basis to form their belief. Specifically, the members of the Close family have not independently considered with respect to such fairness:

     - net book value, which the Close family does not believe has any systematic connection with the economic value of Springs;

     - liquidation value, which the Close family does not view as relevant since it believes that substantial value is tied to Springs as a going concern and that liquidation would destroy this value;

     - purchase prices paid by Springs or by the Close family for past purchases of Springs common stock, which, in recent years, involved too few shares to be used as a reliable basis for valuation; or

     - recent other firm offers for Springs, of which there has been none.

THE CLOSE FAMILY'S PURPOSE AND REASONS FOR THE RECAPITALIZATION

     The Close family believes that it is desirable to return Springs to private ownership at this time to enable Springs and its management to respond more effectively to the complex and rapidly changing conditions in the home furnishings industry and to focus management's attention on the long-term interests of Springs. The Close family believes that Springs will be a stronger and more competitive company in the years ahead as a result of the recapitalization. The Close family has chosen to engage in the recapitalization because it believes Springs is a leader in its industry, with strengths that the Close family believes will provide a foundation to further enhance growth and its industry position. Although the Close family recognizes that the recapitalization will expose its investment in Springs to certain additional risks as compared to Springs' continuation as a public company, it believes that the recapitalization will ultimately enhance the value of its investment in Springs.


     Springs' declining stock price in mid-2000 prompted the Close family to contemplate taking Springs private. The Close family believes that as a private company, Springs will have greater operating flexibility to focus on enhancing value by emphasizing growth (both internally and through acquisitions) and operating cash flow without the constraint of the public market's emphasis on near-term earnings. The Close family believes that the public markets tend to focus on short-term results, and often do not react favorably to business strategies that are perceived as dilutive to operating results for more than a few fiscal quarters. In contrast, the owners of private companies are less sensitive to quarter-to-quarter results and are able to focus more on long-term strategies. The Close family believes that current industry conditions create an opportunity for Springs to significantly enhance its position in the home furnishings industry through infrastructure investment and acquisitions, but that a strategy to capitalize on this opportunity will require a long-term commitment and a willingness to tolerate negative effects on earnings in the short term. The Close family believes that the new ownership structure will support these strategies, as well as Springs' strategy of focusing on key customers, product breadth, building Springs' brands, cost reductions through purchasing and manufacturing efficiencies, and increased sourcing.



     The Close family views Heartland Industrial Partners as an excellent partner for the recapitalization. The Close family believes that partnering with Heartland Industrial Partners will help enable Springs to reposition the Company in anticipation of the expected consolidation of the home furnishing industry. Heartland Industrial Partners has the financial and industry expertise to provide Springs with advice in critical areas, including advice on general developments in the textile and nontextile home furnishings industry, on market developments concerning the purchase of other home furnishings manufacturers, on designing financing structures, on relationships with lenders, bankers and lessors, on structuring and timing public and private offerings of debt and equity securities, on asset dispositions, divestitures and acquisitions, on operational improvements, on quality and supply chain management, on information systems and on sourcing. The Close family believes that Heartland Industrial Partners' support, interest and expertise in these critical areas will be a valuable resource to Springs, its associates and customers.

     While the Close family believes that there will be significant opportunities associated with the recapitalization of Springs, there are also substantial risks that such opportunities may not be realized. Such risks include risks associated with holding equity of privately held companies as opposed to public companies (such as a lack of liquidity in the investment), risks associated with the level of debt of Springs following the recapitalization (which is being increased and will require that a significant portion of the cash generated by Springs in the future be used to pay for principal and interest, decreasing the cash available to operate its businesses) and risks associated with the operations of these businesses (which operate in very competitive environments).


     Furthermore, while the other Springs shareholders will receive a significant premium in cash over the pre-announcement market price of their Springs shares, the value of the Close family's ongoing investment remains at risk and may decrease, or be lost in the future, especially in light of the risks discussed above. However, the Close family regards the recapitalization as an attractive investment opportunity because they believe that the substantial increase in the debt-to-equity ratio of Springs from approximately 40% to 114% after the recapitalization, although importing greater investment risks, will create the potential for increased investment returns. The increase in the debt-to-equity ratio is presented based on the assumption that the recapitalization was completed on June 30, 2001, using management's current projected balance sheet as of that date, that no shares or options are retained, except those of the Close family, and that the estimated changes in debt and equity are as discussed under "Financing for the Recapitalization" on pages 53 to 54. Debt excludes the $165 million of receivables facility proceeds, which is presented as a reduction in accounts receivable, and equity includes an estimated $6.4 million of unrealized losses on derivative financial instruments recorded in accumulated other comprehensive income. Springs' debt-to-equity ratio is a measure of the extent to which its equity capital is leveraged. A higher ratio indicates a greater degree of leverage, thus magnifying any positive or negative returns to Springs' stockholders.



     While the Close family considered alternatives to taking Springs private with Heartland Industrial Partners, it rejected such alternatives. The Close family contemplated taking Springs private, without a partner. However, the Close family concluded that taking Springs private without a partner would require Springs to incur too much debt. With Heartland Industrial Partners' equity investment, the Close family could participate in a recapitalization of Springs with lower leverage, giving Springs increased flexibility to make acquisitions and capital expenditures and pay dividends. The Close family also contemplated a growth strategy, with Springs remaining a public company, driven by the acquisition of other home furnishings companies. However, the Close family rejected this option because it believed that Springs could execute its growth strategy better as a private company with a partner. Finally, the Close family considered a share repurchase program, but rejected this alternative since it lacked the qualitative benefits associated with having a partner like Heartland Industrial Partners, which brought with it experience, management skills and the ability to increase Springs' market profile and thereby attract and retain key executives.


     The recapitalization of Springs has been structured as a merger with Springs continuing as the surviving corporation and the Close family retaining an interest in Springs in order to (1) bind all shareholders, subject to dissenters' rights, (2) preserve the corporate identity of Springs and its existing contractual arrangements with third parties and (3) effect a recapitalization of Springs for accounting purposes.

     The Close family presently intends that the businesses of Springs will be conducted substantially as they have been conducted historically. The Close family is continuing to evaluate Springs' business, assets, practices, operations, properties, corporate structure, capitalization and personnel and will implement changes as they deem appropriate. The Close family has no present intention to dispose of its equity investment in Springs, other than the up to $50 million in value of its Springs shares, representing approximately 15% of its holdings, that it intends to sell to Heartland Industrial Partners at $46 per share prior to the recapitalization, or to cause Springs to engage in a significant business combination. Springs intends to pursue potential acquisitions it considers appropriate at any time they become available.

HEARTLAND'S POSITION REGARDING THE FAIRNESS OF THE RECAPITALIZATION

     The rules of the Securities and Exchange Commission require Heartland Industrial Partners and Heartland Springs to express their belief as to the fairness of the recapitalization to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.

     Heartland Industrial Partners and Heartland Springs believe that the recapitalization is substantively and procedurally fair to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners exclusively on the basis of their observations that:

     - Following the offer by the Close family and Heartland Industrial Partners, Springs has not received any other proposals from potential investors or acquirors.

     - The $46.00 per share cash consideration being offered in the recapitalization represents an approximately 47.4% premium over the average per share closing price for the 90 days prior to February 16, 2001, the last full business day prior to the announcement of the proposed recapitalization, an approximately 31.2% premium over the average per share closing price for the 30 days prior to February 16, 2001, and an approximately 27.4% premium over the per share closing price of $36.10 of Springs common stock on February 16, 2001.

     - A special committee of independent directors was established. The special committee retained its own financial and legal advisors and conducted a vigorous process of evaluation and negotiation.

     - The special committee unanimously recommended to the Springs board of directors that the recapitalization agreement and proposed amendment to the articles of incorporation be adopted by the Springs board and that the Springs board recommend approval of the recapitalization agreement and proposed amendment to the articles of incorporation by Springs shareholders. Both the special committee and the Springs board determined that the recapitalization agreement and the proposed amendment to the articles of incorporation are advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.

     - UBS Warburg LLC, the financial advisor to the special committee, delivered its opinion dated April 24, 2001 to the special committee as to the fairness, from a financial point of view, of the $46.00 per share cash recapitalization consideration to be received by Springs shareholders whose shares are being converted into cash in the proposed recapitalization. Heartland Industrial Partners and Heartland Springs adopt UBS Warburg's analysis as to the fairness, from a financial point of view, of the $46.00 per share cash consideration.

     - In addition to the affirmative vote of the holders of at least two-thirds of the outstanding shares of Springs common stock as required by South Carolina law, it is a condition to the recapitalization that the recapitalization agreement be approved by the affirmative vote of the holders of a majority of the votes cast at the annual meeting not held by the Close family, certain key members of management and Heartland Industrial Partners and its affiliates (a condition that will not be waived by either Springs or Heartland Springs).

     This belief, however, should not be construed as a recommendation to any shareholder as to how you should vote on the recapitalization. Heartland Industrial Partners and Heartland Springs have not considered any factors, other than as stated above, regarding the fairness of the recapitalization to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners, as they believe the factors they considered provided a reasonable basis to form their belief. Specifically, Heartland Industrial Partners and Heartland Springs have not independently considered with respect to such fairness:

     - net book value, which Heartland Industrial Partners and Heartland Springs do not believe has any systematic connection with the economic value of Springs;

     - liquidation value, which Heartland Industrial Partners and Heartland Springs do not view as relevant since they believe that substantial value is tied to Springs as a going concern and that liquidation would destroy this value; or

     - purchase prices paid by the Close family for past purchases of Springs common stock, which, in recent years, involved too few shares to be used as a reliable basis for valuation.

Because Heartland Industrial Partners and Heartland Springs did not have any access to information concerning purchase prices paid by Springs for past purchases of Springs common stock or firm offers that might have been made for Springs, they have not considered these factors in evaluating the fairness of the recapitalization to Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners.

HEARTLAND'S PURPOSE AND REASONS FOR THE RECAPITALIZATION


     Heartland Industrial Partners has targeted the home furnishings sector as ideal for its buy, build and grow investment strategy in sectors that are attractive for consolidation and long-term growth. Heartland Industrial Partners believes that its proposed investment in Springs involving a partnership with the Close family is in furtherance of its investment strategy. Heartland Industrial Partners chose to approach Springs in June 2000 about a possible transaction in part because Springs' declining stock price offered Heartland Industrial Partners the opportunity to invest in Springs at an attractive valuation.


     Heartland Industrial Partners believes that as a private company, Springs will have greater operating flexibility to focus on enhancing value by emphasizing growth (both internally and through acquisitions) and operating cash flow without the constraint of the public market's emphasis on near-term earnings. Heartland Industrial Partners believes that the public markets tend to focus on short-term results, and often do not react favorably to business strategies that are perceived as dilutive to operating results for more than a few fiscal quarters. In contrast, the owners of private companies are less sensitive to quarter-to-quarter results and are able to focus more on long-term strategies. Heartland Industrial Partners believes that current industry conditions create an opportunity for Springs to significantly enhance its position in the home furnishings industry through infrastructure investment and acquisitions, but that a strategy to capitalize on this opportunity will require a long-term commitment and a willingness to tolerate negative effects on earnings in the short term. Heartland Industrial Partners believes that the new ownership structure will support these strategies, as well as Springs' strategy of focusing on key customers, product breadth, building Springs' brands, cost reductions through purchasing and manufacturing efficiencies, and increased sourcing.

     While Heartland Industrial Partners believes that there will be significant opportunities associated with the recapitalization of Springs, there are also substantial risks that such opportunities may not be realized. Such risks include risks associated with holding equity of privately held companies as opposed to public companies (such as a lack of liquidity in the investment), risks associated with the level of debt of Springs following the recapitalization (which is being increased and will require that a significant portion of the cash generated by Springs in the future be used to pay for principal and interest, decreasing the cash available to operate its businesses) and risks associated with the operations of these businesses (which operate in very competitive environments). However, Heartland Industrial Partners regards the recapitalization as an attractive investment opportunity because they believe that the substantial increase in the debt-to-equity ratio of Springs from approximately 40% to 114% after the recapitalization, although importing greater investment risks, will create the potential for increased investment returns.


     Heartland Industrial Partners did not consider any alternatives to a recapitalization transaction as a means of investing in Springs.


ACCOUNTING TREATMENT

     We expect that the merger will be treated as a "recapitalization" under generally accepted accounting principles. Accordingly, no adjustment of assets or liabilities will occur.

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION


  The Close Family



     The members of the Close family have interests in the recapitalization as employees or directors of Springs, or as shareholders with a continuing equity interest in Springs, that are different from, or in addition to, yours as a Springs shareholder. In particular, the members of the Close family will not receive $46.00 per share in cash for all of their Springs shares, and will instead remain significant shareholders of Springs, with the ability to share in the future growth and profits of Springs. Prior to the recapitalization, the Close family intends to sell up to $50 million in value of its Springs shares, representing approximately 15% of its holdings, to Heartland Industrial Partners at $46 per share. When making the determination to adopt and recommend approval of the recapitalization agreement and the amendment to the articles of incorporation to the Springs board of directors, in the case of the special committee, and to Springs shareholders, in the case of the Springs board, both the special committee and the Springs board were aware of the interests of the Close family and considered these interests, effects and terms together with the other factors described under "Special Factors -- Recommendation of the Special Committee and the Springs Board; Springs' Purpose and Reasons for the Recapitalization" and "Springs' Position Regarding the Fairness of the Recapitalization" on pages 30 to 35.


  Treatment of Continuing Shares and Options


     The following members of Springs' management, along with Mrs. Bowles, will be designated as key management employees, and have interests in the recapitalization that are different from, or in addition to, yours as a Springs shareholder: Blake Bell, Richard Canter Sr., Derick Close, Gracie Coleman, Thomas Coughlin, John Cowart, John de la Roche, Miller Deaton, C. Powers Dorsett, William Easley, Thomas Gaffney, Ray Greer, Samuel Ilardo, Charles McJunkin Jr., Charles Metzler, Jeff Nigh, Thomas O'Connor, John Palmer, Daniel Robertson, Torrence Shealy, Harvey Simon, Elizabeth Turner, Ben Watkins III, Nancy Webster and Ron Zabel.



     In connection with the recapitalization, all holders of options (whether or not key management employees) with an exercise price per share of class A common stock below $46.00 may choose, after the completion of the recapitalization, (1) a cash-out election, pursuant to which each such option will be deemed to be fully vested and will be converted to cash equal to the excess of $46.00 over the exercise price or (2) a retention election, pursuant to which each such option will be retained. By their terms, Springs stock options cannot be cashed out by Springs without optionholder consent. Key management employees will be guaranteed certain enhancements to options with respect to which they make a retention election. Specifically, key management employees may elect a combination of a cash-out election and retention election and, for those options they elect to retain, will receive, for no additional consideration, accelerated vesting and an appreciation right. This appreciation right allows the holder to receive, for each exercised option, a cash payment or, if the key management employee is still employed by Springs at the time of exercise, Springs shares, equal in value to the difference between the fair market value of a Springs share and the exercise price of the option. Holders of options other than key management employees will neither benefit from any accelerated vesting of retained options nor receive an appreciation right with respect to any retained options with an exercise price of less than $46.00 per share.



     All options (whether or not held by key management employees) with an exercise price per share of class A common stock above $46.00 will be retained automatically by employees and become fully vested, and holders will receive, for no additional consideration, an appreciation right that allows the holder to receive, for each exercised option, cash or, if so elected by a holder who is a key management employee of Springs at the time of exercise, Springs shares. All restrictions will lapse on outstanding restricted stock held by employees or directors at the time of the recapitalization.



     All currently outstanding performance units under the 1991 Incentive Stock Plan and the 1999 Incentive Stock Plan were granted with respect to the 1999-2001 performance cycle, which was originally scheduled to end on December 29, 2001. If the recapitalization occurs, this cycle will instead end effective as of 10 business days before shareholders vote to approve the recapitalization. Under the performance unit agreements relating to these awards, half of each performance unit award that is actually earned is to be distributed in cash as soon as practicable following the end of the cycle and the other half is to be distributed two years after the conclusion of the performance cycle in Springs shares. If the recapitalization occurs, it is currently anticipated that key management employees will still receive the second half of each performance unit in Springs shares at that time, but other performance unit holders will instead receive cash for each Springs share that they would have received. In addition, all deferred stock awards and deferred unit stock awards held by any Springs employees, former employees or directors that currently are required to be distributed in Springs shares or in cash amounts tracking the value of Springs shares will be deemed reinvested, as of the effective date of the recapitalization, in other investment vehicles under the Springs deferred compensation plan and the Springs deferred compensation plan for outside directors at a rate of $46.00 per share. In addition, with respect to deferred stock awards, the post-termination covenants that are a condition of distribution will be shortened from two years to one year, and all other vesting conditions will be waived. Distribution will commence one year after termination of employment.


     In December 2000, Springs had planned to make grants of options to its senior management, and had prepared a schedule indicating the size of each employee's grant. However, because of the uncertainties surrounding its review of strategic alternatives, Springs decided not to grant the options at that time. Springs plans in connection with the recapitalization to grant stock options or to pay cash to each employee who would have received an option in December in lieu of the options that would have been granted at that time. Individuals who are key management employees will receive stock options, while other individuals will receive cash. Such cash payments granted in lieu of the 2000 options will vest and be distributed in two equal installments, the first of which will occur at the end of 2001, and the second of which will occur at the end of 2002. Stock options granted in lieu of the 2000 options will be granted pursuant to, and subject to the terms of, the stock option plan that Springs plans to adopt after the closing of the recapitalization.


  Indemnification of Directors and Officers

     Springs has agreed that, for a period of six years after the effective time of the recapitalization, it will indemnify and hold harmless the present and former officers and directors of Springs and each of its subsidiaries in respect of acts or omissions occurring at or prior to the effective time to the fullest extent permitted by applicable law or provided under the Springs' articles of incorporation and bylaws. The surviving corporation has also agreed that, for a period of six years after the effective time of the recapitalization, it will provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the effective time to each present and former officer and director of Springs and each of its subsidiaries covered as of April 24, 2001 by Springs' officers' and directors' liability insurance policy with terms, conditions and coverage amounts no less favorable than those of such policy in effect on such date. However, the surviving corporation is not obligated to make annual premium payments for such insurance to the extent such annual premiums exceed 200% of the annual premiums paid as of such date by Springs for such insurance. If premiums with respect to such insurance exceed 200% of the annual premiums paid as of such date by Springs for such insurance, the surviving corporation will be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 200% of the annual premiums paid by Springs as of such date.

  Other Interests

     Some of the members of Springs' board of directors and management have other interests in the recapitalization different from, or in addition to, yours as a Springs shareholder that are described below under "-- Shareholders Agreement."

SHAREHOLDERS AGREEMENT

     After the recapitalization, the Close family and the Heartland Investors will own almost all of the equity of Springs. Accordingly, the Close family and Heartland Industrial Partners have entered into a shareholders agreement creating various rights and obligations among them, including as follows:

  Covenants of Family Shareholders

     Under the shareholders agreement, the Close family has agreed that until the effective time of the recapitalization, it would not offer or transfer any shares of Springs common stock. However, the Close family is allowed to sell up to 1,086,956 shares of common stock, and to transfer common stock by intra-family gift, will or pursuant to the laws of descent and distribution, or to the intra-family beneficiary of a trust. In addition, the Close family has agreed that until October 24, 2001, it will vote in favor of the recapitalization, and any other matter that would facilitate completion of the recapitalization, and against any alternative transaction.

  Covenants of Heartland


     Under the shareholders agreement, the Heartland Investors have agreed to purchase $225 million of Heartland Springs common stock, reduced by the amount of Springs class A common stock that it purchases from the Close family. If, as intended, the Heartland Investors purchase $50 million of Springs class A common stock from the Close family, the Heartland Investors will purchase $175 million of Heartland Springs stock and retain the $50 million of class A common stock purchased from the Close family. Pursuant to the recapitalization agreement, the Heartland Investors' Heartland Springs common stock will be converted into Springs common stock. The amount contributed by the Heartland Investors to Heartland Springs (and therefore to Springs) will be used to fund the recapitalization, repay the portion of Springs' existing debt being refinanced in the recapitalization and pay related fees and expenses. See "Financing for the Recapitalization" on pages 53 to 54.


  Board of Directors and Chief Executive Officer

     The shareholders agreement provides for the composition of the Springs board of directors following the effective time of the recapitalization. The Springs board will initially consist of six directors, three nominated by the Close family and three nominated by the Heartland Investors. Thereafter, the number of directors that the Close family is entitled to nominate is subject to reduction if the Close family disposes of shares of Springs common stock in excess of certain limitations. Similarly, the number of directors that the Heartland Investors are entitled to nominate is subject to reduction if the Heartland Investors dispose of shares of Springs common stock in excess of certain limitations.

     Immediately following the effective time of the recapitalization, the chief executive officer of Springs will be Crandall C. Bowles. If Mrs. Bowles ceases to serve as chief executive officer of Springs, a new chief executive officer will be appointed who is acceptable to both the Close family and the Heartland Investors and the Springs board will be enlarged to include the new chief executive officer as a seventh director.

     All actions of the Springs board will require the affirmative vote of at least a majority of the directors. However, certain specified significant actions, such as the issuance of equity securities, significant purchases or sales of assets and incurrence of debt above certain limits, require the affirmative vote of at least two directors nominated by the Close family and two directors nominated by the Heartland Investors. In the event that the six directors are evenly divided with respect to a proposed action and so long as Mrs. Bowles is the chief executive officer, the proposed action would be presented to a special approval committee consisting of Mrs. Bowles, one other director chosen by the Close family and one director chosen by the Heartland Investors. The proposed action would be deemed approved by the Springs board if it is approved by at least two of the directors serving on the special approval committee.

  Charitable Contributions

     In continuation of Springs' historical practice of supporting charitable causes, Springs will establish a charitable contribution committee consisting of all of the directors chosen by the Close family. This charitable contribution committee has the authority to direct charitable contributions to be made by Springs of up to $3 million per year.

  Dividend Policy

     The yearly cash dividend on Springs common stock will be $1.20 per share and will continue to be paid on a quarterly basis, subject to such dividend being in compliance with Springs' debt instruments and the existence of legally available funds to pay such dividend.

  Restrictions on Transfer

     Under the shareholders agreement, neither the members of the Close family nor the Heartland Investors may transfer their shares of Springs common stock after the effective time of the recapitalization, except to certain permitted transferees, through the exercise of their registration rights, through the exercise of their rights to pursue a transaction that allows for the realization of the value of their investment in Springs or through certain transfers under Rule 144 of the Securities Act of 1933, as amended.

  Registration Rights

     At any time after the earlier of the third anniversary of the effective time of the recapitalization and 180 days after an initial public offering of Springs common stock, each of the Close family and the Heartland Investors will be entitled to demand that Springs register their shares under the Securities Act of 1933, as amended, on no more than three separate occasions. If Springs proposes to register shares of Springs common stock for sale for cash, the Close family and the Heartland Investors will be entitled to have their shares of Springs common stock sold as part of the same registration process.

  Realization Process

     After the fifth anniversary of the effective time of the recapitalization and assuming that certain other conditions are met, both the members Close family and the Heartland Investors have the right to initiate a transaction that allows for the realization of the value of their investment in Springs by means of a purchase by the Close family or the Heartland Investors of the other's equity in Springs, a recapitalization of Springs or the sale of Springs to a third party. If either the Close family or the Heartland Investors arranges a sale of all of the shares of Springs common stock held by the Close family and Heartland Investors to a third party for cash, the other group will have the right to purchase at the same price per share all (but not less than all) of the shares of Springs common stock held by the group arranging the sale. If the other group does not elect to exercise this right of first refusal, the group arranging the sale will have the right to compel the other group to sell all (but not less than all) of its shares of Springs common stock in the arranged sale.

  Preemptive Rights

     So long as an initial public offering of Springs has not occurred following the effective time of the recapitalization and so long as they have the right to nominate Springs directors, the members of the Close family and the Heartland Investors have preemptive rights with respect to Springs common stock and securities convertible into Springs common stock. However, Heartland Industrial Partners is entitled, to the exclusion of the Close family, to preemptive rights on the first issuances of such common stock and securities for which Springs receives aggregate gross proceeds of $108.6 million less an amount equal to the value of any Springs common stock that the Close family transfers prior to the effective time of the recapitalization.

  Additional Heartland Investment

     Until the third anniversary of the effective time of the recapitalization, Heartland Industrial Partners is obligated, under certain conditions, to purchase additional shares of Springs common stock to fund certain acquisitions and capital expenditure programs.

  Fees and Other Payments

     Immediately after the effective time of the recapitalization, Springs will pay Heartland Industrial Associates L.L.C. a fee related to obtaining financing, meeting with rating agencies and other recapitalization-related advisory assistance equal to 1% of the total enterprise value of Springs calculated as of the effective time. At or immediately following the effective time of the recapitalization, Springs will reimburse the Close family and the Heartland Investors for all out-of-pocket expenses incurred at or prior to the effective time of the recapitalization by the Close family and the Heartland Investors, respectively, with respect to the recapitalization and the related financing.

     In addition, from the effective time of the recapitalization until this arrangement is terminated by either party, Springs will pay a fee of $4 million per year, plus reasonable out-of-pocket expenses, to Heartland Industrial Group LLC, an entity related to Heartland Industrial Partners, for various advisory and consulting services. These services include, among other things, advice regarding general developments in the home furnishings industry, market developments concerning the purchase and sale of other home furnishings manufacturers and other potential entrants into the home furnishings industry, Springs' financial and strategic plans, operational improvements and quality and supply chain management, information systems and sourcing.

  Termination

     The shareholders agreement will terminate (1) upon either the Close family or the Heartland Investors ceasing to own at least 3% of the shares of Springs common stock outstanding, calculated on a fully diluted basis, following the effective time of the recapitalization (with registration rights surviving), (2) at any time by written agreement among the Close family, the Heartland Investors and Springs and (3) upon the termination of the recapitalization agreement in accordance with its terms. If the shareholders agreement terminates upon the termination of the recapitalization agreement, the Close family's agreement to vote in favor of the recapitalization, to refrain from soliciting alternative proposals and to refrain from voting in favor of any alternative proposals will continue in effect until October 24, 2001.

CERTAIN EFFECTS OF THE RECAPITALIZATION

     Immediately after the recapitalization, approximately 44% of the outstanding shares of Springs common stock will be owned by the Heartland Investors and approximately 56% of the outstanding common stock will owned by the Close family. Springs shareholders whose shares are being converted into cash will no longer have any financial interest in, and will not be shareholders of, Springs. As a result, such shareholders will not have the opportunity to participate in the future earnings, profits and growth of Springs.

     The shareholders agreement provides that the initial board of directors of the surviving corporation will consist of six members: Crandall C. Bowles, Leroy
S. Close and Robert P. Lee, designated by the Close family, and David A. Stockman, Cynthia L. Hess and Gerald McConnell, designated by the Heartland Investors. The management of Springs immediately prior to the effective time of the recapitalization will be the management of the surviving corporation immediately after the recapitalization.

     Following the recapitalization, Springs intends to delist the shares of Springs class A common stock from the New York Stock Exchange, and the registration of Springs shares under the Securities Exchange Act of 1934 will be terminated. It is anticipated that there will be no active trading market for Springs shares unless and until Springs determines at a future date to conduct an initial public offering of its shares.

     Upon completion of the recapitalization, the Close family and the Heartland Investors will have the following percentage interests in Springs' net book value (shareholders' equity), which was approximately

$821 million as of March 31, 2001, and net income, which was approximately $13 million for the thirteen weeks ended March 31, 2001 and approximately $67 million for the fiscal year ended December 31, 2000:

                       PRE-RECAPITALIZATION                         POST-RECAPITALIZATION
                       --------------------    ---------------------------------------------------------------
                                                                                   Assuming all shares and
                                                                                 options that may be retained
                                               Assuming no shares or options    are retained and that all such
                                               are retained, except those of      options are exercised for
                                                     the Close family                       shares
                                               -----------------------------    ------------------------------
The Close Family.....           41%                         56%                               48%
The Heartland
  Investors..........            0%                         44%                               37%

PLANS FOR SPRINGS AFTER THE RECAPITALIZATION

     The Close family and Heartland Industrial Partners are continuing to evaluate Springs' business, assets, practices, operations, properties, corporate structure, capitalization and personnel and implement changes as they deem appropriate. However, neither the Close family nor Heartland Industrial Partners has any present intention to dispose of its equity investment in Springs, other than the Close family's intention to sell up to $50 million in value of its Springs shares, representing approximately 15% of its holdings, to Heartland Industrial Partners at $46 per share prior to the recapitalization, or to cause Springs to engage in a significant business combination following the recapitalization. Springs intends to pursue potential acquisitions it considers appropriate at any time they become available.

SHAREHOLDER LITIGATION CHALLENGING THE RECAPITALIZATION

     Springs and its directors are named as defendants in several purported class actions brought on behalf of an alleged class consisting of shareholders of Springs other than the defendants and their affiliates. Such purported class actions have been filed in South Carolina state court, York County; South Carolina state court, Beaufort County; federal court for the District of South Carolina; and New York state court, New York County. The complaints in the state court actions, which are substantially similar, allege that the defendants have breached their duties to the public shareholders of Springs in connection with the proposed recapitalization, and that the $44.00 per share price initially proposed by the Close family and Heartland Industrial Partners was inadequate and unfair. In particular, the complaints allege that the proposed recapitalization involves a conflict of interest in that the Close family shareholders allegedly control the Springs board of directors. As relief, the complaints seek, among other things, an injunction blocking completion of the recapitalization, or if it is consummated, rescinding the recapitalization; damages for an unspecified amount; an accounting; and attorneys' fees in an unspecified amount. Defendants believe the allegations of the complaints are without merit.

     On April 24, 2001, the parties to the cases described above entered into a memorandum of understanding. Under the terms of the memorandum of understanding, the plaintiffs have agreed to settle the lawsuits and dismiss the claims with prejudice on the basis of an acknowledgement by the defendants that the pendency of the litigation was a material factor that led to (1) increasing the consideration offered from $44.00 to $46.00 per share and (2) conditioning the completion of the recapitalization on the vote of the majority of shareholders whose shares are being converted into cash. The settlement is subject to confirmatory discovery by the plaintiffs, the drafting and execution of settlement documents, the dismissal of the lawsuits, final court approval of the settlement and the completion of the recapitalization. In addition, the defendants have agreed not to oppose the plaintiffs' application to the court for an award of attorneys' fees.

     Other than allowing the plaintiffs to conduct confirmatory discovery on Springs, which may include document discovery and depositions, Springs has not made any provision to grant unaffiliated shareholders access to Springs' corporate files or to obtain counsel or appraisal services at Springs' expense.

CONDUCT OF THE BUSINESS OF SPRINGS IF THE RECAPITALIZATION IS NOT CONSUMMATED

     If the recapitalization is not consummated, the Springs board of directors expects to operate Springs' business under current management in a manner substantially similar to that in which it is presently operated.

                       FINANCING FOR THE RECAPITALIZATION

     It is estimated that approximately $1.24 billion will be required to effect the recapitalization, to repay the portion of Springs' existing debt being refinanced as a result of the completion of the recapitalization and to pay all related fees and expenses. The completion of the recapitalization is conditioned on Springs obtaining sufficient debt and receivables financing from The Chase Manhattan Bank and a syndicate of other banks to finance the recapitalization and related transactions. J.P. Morgan Securities Inc. will act as sole advisor, lead arranger and sole book runner, and will manage the syndication of the credit facilities. Heartland Springs has committed in the recapitalization agreement to use its reasonable best efforts to have The Chase Manhattan Bank and J.P. Morgan Securities Inc. provide the committed debt and receivables financing to Springs and have Heartland Industrial Partners provide the committed equity financing to Heartland Springs. However, if the debt financing cannot be secured for any reason and alternative sources of financing are not available, the recapitalization will not be consummated. The following table summarizes the estimated sources of and uses for funds in connection with the recapitalization:

            SOURCES                                       USES
            -------                                       ----
                                   ($ in millions)
Revolving Facility Loans.......  $   34.1    Merger Consideration...........  $  563.7
Term Loans.....................     500.0    Equity Retention...............     286.8
Receivables Facility
  Proceeds.....................     165.0    Repaid Indebtedness............     308.4
Industrial Revenue Bonds and                 Industrial Revenue Bonds and
  Other Debt...................      27.4      Other Debt...................      27.4
Equity Retention...............     286.8    Transaction Costs..............      52.0
Cash Equity Contribution.......     225.0
                                 --------                                     --------
TOTAL..........................  $1,238.3    TOTAL..........................  $1,238.3
                                 ========                                     ========

     - Prior to the recapitalization, the Close family intends to sell up to $50 million in value of its Springs shares, representing approximately 15% of its holdings, to Heartland Industrial Partners at $46 per share. Some or all of these shares may be sold by members of the Close family to the Heartland Investors prior to the effective time of the recapitalization in lieu of a cash equity contribution from the Heartland Investors for such amount. In such event, the Springs shares held by the Heartland Investors will not be cashed out in the recapitalization but will instead be treated as additional equity retention and the cash equity contribution will be reduced by an amount equal to such direct share purchase.


     - Revolving facility loans and receivables balances amounts may vary depending on working capital and receivables levels at the closing date. Term loans may be reduced by $50.0 million with a corresponding increase in revolving facility loans depending on market conditions.


     - The industrial revenue bonds are in seven series, with outstanding principal amounts of between $1.4 million and $5.85 million and an aggregate principal amount of $26.3 million. Final maturity dates of the series range from 2009 to 2019, with a weighted average remaining term of approximately 11 years. Four of the series bear fixed interest rates ranging from 6.85% to 8.25% and three series bear floating interest rates. As of June 3, 2001, the weighted average interest rate of the industrial revenue bonds was 5.3%. Springs may use borrowings under the credit facilities to repay all or a portion of the industrial revenue bonds.


     - Transaction costs are itemized under "The Recapitalization -- Estimated Fees and Expenses of the Recapitalization" on page 62.


     Equity Commitment. Heartland Industrial Partners has delivered a commitment letter for an equity investment in Heartland Springs of $225.0 million. Heartland Industrial Partners' commitment is subject only to the satisfaction of the conditions for Heartland Springs' benefit in the recapitalization agreement.


     Senior Debt and Receivables Financing. On April 24, 2001, Heartland Springs received an executed commitment letter from The Chase Manhattan Bank and JP Morgan, in which The Chase Manhattan Bank agreed to provide credit facilities to Springs sufficient to consummate the recapitalization. This commitment letter was extended as of July 30, 2001 to September 14, 2001 pursuant to an amendment letter filed as exhibit (b)(2) to the Rule 13e-3 Transaction Statement on Schedule 13E-3, which is incorporated by reference in this document. The credit facilities consist of a $200.0 million tranche A senior secured term loan facility, a $300.0 million tranche B senior secured term loan facility, a $250.0 million senior secured revolving credit facility and a $200.0 million receivables purchase facility. These funds (other than revolving credit amounts in excess of approximately $40.0 million), subject to increase to the extent the term loans are reduced will be available to finance the recapitalization, including to repay the portion of Springs' existing debt required to be repaid in the recapitalization and to pay related fees and expenses. The full amount of the term loan facilities must be drawn in a single drawing on the closing date.


     - The tranche A loan and the revolving facility will each mature five and a half years after the closing of the recapitalization. The tranche B loan will mature seven years after the closing of the recapitalization. The receivables purchase facility will mature 364 days after the recapitalization and may be extended for additional 364-day periods by mutual agreement.


     - Loans under the tranche A, tranche B and revolving facilities will bear interest at the alternate base rate or at adjusted LIBOR plus, in each case, an applicable margin. Based on current negotiations and market conditions, the applicable margins for borrowings to be made on the closing date of the recapitalization under the tranche A, tranche B and revolving facilities are expected to be 1.75%, 2.50% and 1.75%, respectively, for alternate base rate loans and 2.75%, 3.50% and 2.75%, respectively, for adjusted LIBOR loans. Amounts outstanding under the receivables facility will bear interest at the base rate or at adjusted LIBOR plus, in each case, an applicable margin, or at the commercial paper rate. Based on current negotiations and market conditions, the applicable margins for borrowings to be made on the closing date of the recapitalization under the receivables facility is expected to be 0.60% for the commercial paper rate. In each case, these margins remain subject to further negotiations and market conditions and the margins in effect on the closing date are subject to adjustment based upon financial performance.


     - Loans under the senior credit facilities will be guaranteed by each U.S. subsidiary of Springs and secured by all assets (other than real property and certain assets to be identified) of Springs and its U.S. subsidiaries.

     The commitments are subject to customary conditions, including the negotiation, execution and delivery of definitive documentation. Springs expects that the final terms of these facilities will be materially consistent with the terms set forth in the commitment letter filed as exhibit (b)(1) to the Rule 13e-3 Transaction Statement on Schedule 13E-3, which is incorporated by reference in this document. Springs does not have any plans or arrangements to refinance or repay the credit facilities to be entered into in connection with the recapitalization, other than to make payments to the lenders at maturity and otherwise, in accordance with the credit facilities' terms.

                              THE RECAPITALIZATION

     The following is a brief summary of the material provisions of the recapitalization agreement and the estimated fees and expenses of the recapitalization. This summary may not contain all of the information that you would consider to be important, and is qualified in its entirety by reference to the recapitalization agreement, a copy of which is attached as Appendix A to this document.

STRUCTURE AND EFFECTIVE TIME


     The recapitalization agreement provides for the merger of Heartland Springs with and into Springs, with Springs continuing as the surviving corporation following the recapitalization. The closing of the recapitalization will occur no later than the second business day immediately following the date upon which all conditions to the recapitalization (other than the filing of the articles of amendment giving effect to the amendment to the articles of incorporation) have been satisfied or waived, or at such other time as the parties to the recapitalization agreement agree. The parties will file the articles of amendment giving effect to the amendment to the articles of incorporation promptly after the satisfaction or waiver of all conditions in the recapitalization agreement and, immediately thereafter, file the articles of merger. The recapitalization will become effective at the time the articles of merger are duly filed with the South Carolina Secretary of State or at such later time as the parties to the recapitalization agreement agree. We cannot assure you when, or if, all the conditions of the recapitalization will be satisfied or waived. See "-- Conditions to the Recapitalization" on pages 60 to
61. We expect, however, to complete the recapitalization in September 2001.


RECAPITALIZATION CONSIDERATION

     The recapitalization agreement provides that each share of Springs common stock outstanding immediately prior to the completion of the recapitalization, other than shares held by the Close family, by the Heartland Investors, by key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares and by dissenting shareholders, will be converted upon the completion of the recapitalization into the right to receive $46.00 in cash from Springs, without interest. Each such converted share will no longer be outstanding and will automatically be canceled and retired. In addition, each share of Heartland Springs common stock will be converted into one share of Springs class A common stock. The Springs shares held by the Close family, by the Heartland Investors and by key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares, will not be affected by the recapitalization and will remain outstanding. No payment will be made for Springs shares owned by Springs or any of Springs' subsidiaries.

PAYMENT PROCEDURES

     Heartland Springs will appoint an exchange agent that will pay the recapitalization cash consideration in exchange for certificates representing Springs shares. The surviving corporation will serve in the capacity of exchange agent with respect to the Heartland Springs shares to be converted into shares of Springs class A common stock. At or prior to the effective time of the recapitalization, Heartland Springs will deposit sufficient cash with the exchange agent in order to permit the payment of the recapitalization cash consideration and any dividends or distributions payable with respect to shares of Springs common stock. Promptly following the effective time of the recapitalization agreement, the exchange agent will send Springs shareholders whose shares are being converted into cash a letter of transmittal and instructions for effecting the surrender of stock certificates to the exchange agent. Upon the due surrender of stock certificates, the exchange agent will pay the holder of the certificates the appropriate recapitalization cash consideration, minus any withholding taxes required by law.

TREATMENT OF MANAGEMENT INCENTIVE PLANS


     Some key management employees have been given the option to retain their Springs shares in the recapitalization. Furthermore, all holders of options with an exercise price per share of Springs class A common stock below $46.00 may choose, after the completion of the recapitalization, (1) a cash-out election, pursuant to which each such option will be converted to cash equal to the excess of $46.00 over the exercise price or (2) a retention election, pursuant to which each such option will be retained. By their terms, Springs stock options cannot be cashed out by Springs without optionholder consent. In addition, certain key management employees may elect a combination of a cash-out election and retention election and, for those options they elect to retain, will receive, for no additional consideration, accelerated vesting and an appreciation right. This appreciation right allows the holder to receive cash or shares for each exercised option without having to pay the exercise price in cash. All options with an exercise price per share of class A common stock above $46.00 will be retained automatically by employees and will contain an appreciation right.



     Immediately prior to the effective time of the recapitalization, the restrictions on each share of class A common stock not held by a member of the Close family that is subject to a restricted stock award as to which the restrictions have not lapsed will lapse and be treated as unrestricted shares of class A common stock as of the effective time. With respect to all outstanding performance award agreements, the performance cycle shall be deemed to have terminated 10 business days prior to the annual meeting of shareholders, if the recapitalization is completed, and any cash amounts payable at the conclusion of the cycle will be paid as soon as practicable after the completion of the recapitalization.


     Springs will take all steps reasonably necessary or appropriate so that, as of the effective time of the recapitalization, all other outstanding equity-based awards held by current and former employees and directors, including all deferred stock awards, stock credits and other stock equivalents, are converted into cash-based awards and paid on a deferred basis.

ARTICLES OF INCORPORATION; BYLAWS

     Springs' articles of incorporation as in effect immediately after giving effect to the amendment to the articles of incorporation will be the articles of incorporation of the surviving corporation. The Springs bylaws in effect immediately prior to the effective time of the recapitalization will be the bylaws of the surviving corporation.

DIRECTORS AND OFFICERS


     The recapitalization agreement provides that the directors of Heartland Springs immediately prior to the effective time of the recapitalization will be the initial directors of the surviving corporation. See "Special
Factors -- Certain Effects of the Recapitalization" on pages 51 to 52. The officers of Springs immediately prior to the effective time of the recapitalization will continue as the initial officers of the surviving corporation.


REPRESENTATIONS AND WARRANTIES

     The recapitalization agreement contains representations and warranties made by Springs to Heartland Springs, including representations and warranties relating to:

     - due organization, good standing and corporate power, and other corporate matters;

     - authorization, execution, delivery, performance and enforceability of the recapitalization agreement;

     - the adoption of the recapitalization agreement and the amendment to the articles of incorporation by the Springs board of directors;

     - receipt of a fairness opinion from the financial advisor to the special committee;

     - non-applicability of takeover laws;

     - authorization of governmental entities;

     - finders' fees with respect to the recapitalization;

     - non-contravention of the recapitalization agreement with Springs' articles of incorporation and bylaws and applicable law;

     - required consents, licenses, permits and approvals;

     - capital structure;

     - subsidiaries and equity investments;

     - proper filing of all required Securities and Exchange Commission reports and financial statements and the accuracy of information used in their preparation;

     - conduct of business since December 30, 2000;

     - absence of undisclosed liabilities;

     - compliance with applicable law;

     - litigation;

     - tax matters;

     - employee benefit matters; and

     - environmental matters;

     The recapitalization agreement also contains representations and warranties made by Heartland Springs to Springs, including representations and warranties relating to:

     - due organization, good standing and corporate power, and other corporate matters;

     - authorization, execution, delivery, performance and enforceability of the recapitalization agreement;

     - authorization of governmental entities;

     - non-contravention of the recapitalization agreement with Heartland Springs' articles of incorporation and bylaws and applicable law;

     - required consents, licenses, permits and approvals;

     - capital structure;

     - finders' fees with respect to the recapitalization;

     - availability of financing to effect the recapitalization;

     - solvency of the surviving corporation; and

     - litigation

CONDUCT OF THE BUSINESS OF SPRINGS PRIOR TO THE RECAPITALIZATION

     Until the effective time of the recapitalization, Springs and its subsidiaries are subject to certain restrictions on their conduct and operations. Springs has agreed, and has agreed to cause its subsidiaries, to conduct their business in the ordinary course of business, consistent with past practice. In addition, Springs has agreed that, except as provided under the recapitalization agreement or with the prior written consent of Heartland Springs, Springs will not and will cause its subsidiaries not to:

     - amend their respective articles of incorporation, bylaws or equivalent organizational documents;

     - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of shares of its capital stock; and

     - except for issuances upon exercise of presently outstanding benefit plan awards or in the ordinary course of business consistent with past practice, authorize, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of its subsidiaries.

ACCESS TO INFORMATION

     Until the effective time of the recapitalization, Springs will, and will cause its subsidiaries and each of their authorized representatives to, provide Heartland Springs and its authorized representatives and representatives of its financing sources with reasonable access to the offices and other facilities and to the books and records of Springs and its subsidiaries. In addition, Springs will cause its authorized representatives and subsidiaries to furnish Heartland Springs and its authorized representatives and representatives of its financing sources with such financial and operating data and such other information with respect to the business and operations of Springs and its subsidiaries as Heartland Springs and representatives of its financing sources may from time to time reasonably request.

PROHIBITION AGAINST SOLICITATION OF COMPETING TRANSACTIONS

     The recapitalization agreement provides that Springs will not, directly or indirectly through any officer, subsidiary, affiliate, director, employee, shareholder, representative, agent or other person:

     - seek, initiate, solicit or encourage any person to make an acquisition proposal;

     - engage in discussions or negotiations concerning an acquisition proposal with any person;

     - disclose any non-public information relating to Springs or give access to the properties, employees, books or records of Springs or any of its subsidiaries to any person in connection with any acquisition proposal; or

     - adopt or recommend or agree to adopt or recommend any acquisition proposal.

     However, none of the above will prevent the Springs board of directors from

     - furnishing information to any person that has made an unsolicited acquisition proposal, or

     - entering into or participating in discussions or negotiations concerning an unsolicited acquisition proposal,

so long as the Springs board or the special committee has concluded in good faith, after receiving and considering the advice of outside counsel, that failing to furnish such information or participate in such discussions or negotiations would be reasonably likely to cause the Springs board or the special committee to be in breach of its respective fiduciary responsibilities to Springs shareholders under applicable law. Prior to furnishing any such information or participating in such discussions or negotiations, Springs and the party making the offer must agree to a confidentiality agreement on terms that are, in the aggregate, no less favorable to Springs that those of the confidentiality agreement between Springs and Heartland Springs (other than with respect to the standstill provision). In addition, Heartland Springs must be given concurrent or advance written notice of the furnishing of any such information or such discussions or negotiations, unless the Springs board or the special committee has concluded in good faith, after receiving and considering the advice of outside counsel, that doing so would be reasonably likely to cause it to be in breach of its respective fiduciary responsibilities to Springs shareholders under applicable law.

     The Springs board of directors or the special committee may fail to make, withdraw or modify in a manner adverse to Heartland Springs its recommendation to Springs shareholders to approve the recapitalization agreement and the amendment to the articles of incorporation if it determines in good faith, after consultation with outside legal counsel, that such action is reasonably likely to be required in the exercise of its respective fiduciary duties under applicable law. The Springs board or the special committee may also take and disclose to Springs shareholders a position contemplated by Rule 14e-2 under the Securities Exchange Act of 1934.

     Springs will notify Heartland Springs in writing no later than the end of the next business day after receipt of the receipt of any acquisition proposal, the terms and conditions of such acquisition proposal and the identity of the person making it, and any change to or modification of such acquisition proposal.

STATE TAKEOVER LAWS; REPORTS

     Springs will, upon the request of Heartland Springs, use its reasonable best efforts to assist in any challenge by Heartland Springs to the validity or applicability to the recapitalization of any state takeover law. In addition, until the effective time of the recapitalization, Springs will provide Heartland Springs with monthly financial statements, broken out by operating unit.

DIRECTOR AND OFFICER LIABILITY

     The surviving corporation has agreed that, for a period of six years after the effective time of the recapitalization, it will indemnify and hold harmless the present and former officers and directors of Springs and each of its subsidiaries in respect of acts or omissions occurring at or prior to the effective time to the fullest extent permitted by applicable law or provided under Springs' existing articles of incorporation and bylaws. The surviving corporation has also agreed that, for a period of six years after the effective time of the recapitalization, it will provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the effective time to each present and former officer and director of Springs and each of its subsidiaries covered as of April 24, 2001 by Springs' officers' and directors' liability insurance policy with terms, conditions and coverage amounts no less favorable than those of such policy in effect on such date. However, the surviving corporation is not obligated to make annual premium payments for such insurance to the extent such annual premium exceed 200% of the annual premiums paid as of such date by Springs for such insurance. If premiums with respect to such insurance exceed 200% of the annual premiums paid as of such date by Springs for such insurance, the surviving corporation will be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 200% of the annual premiums paid by Springs as of such date.

FINANCING ARRANGEMENTS

     Heartland Springs has agreed to use its reasonable best efforts to have The Chase Manhattan Bank and JP Morgan (a division of Chase Securities, Inc.) provide the financing to Springs in accordance with the terms of the commitment letter, dated as of April 24, 2001, to provide financing to Springs or a subsidiary of Springs. Heartland Springs has also agreed to use its reasonable best efforts to have Heartland Industrial Partners provide funds to Heartland Springs in accordance with the terms of the equity commitment letter, dated as of April 24, 2001, pursuant to which Heartland Industrial Partners has committed to make available to Heartland Springs funds for the purpose of completing the recapitalization.

EMPLOYEE BENEFIT PLANS

     During the period from the effective time of the recapitalization through the first anniversary of the effective time, employees of Springs and its subsidiaries will participate in employee benefit plans which are substantially comparable, in the aggregate, to those provided to these employees immediately prior to the effective time.

REASONABLE BEST EFFORTS TO CONSUMMATE THE RECAPITALIZATION

     In connection with the recapitalization agreement, Springs and Heartland Springs have agreed to use reasonable best efforts to take and do all things necessary, proper or advisable under applicable laws and regulations, including antitrust laws, to consummate the recapitalization and to cooperate with The Chase Manhattan Bank and JP Morgan and other lenders in order for Heartland Springs to obtain its contemplated debt financing.

SHAREHOLDERS MEETINGS; PROXY MATERIAL

     Springs agreed to call a meeting of its shareholders for the purpose of voting on the approval of the recapitalization agreement and the amendment to the articles of incorporation. Subject to their fiduciary duties, the special committee agreed to recommend that the Springs board of directors recommend approval of the recapitalization agreement and the amendment to the articles of incorporation by Springs shareholders, and the Springs board agreed to recommend approval of the recapitalization agreement and the amendment to the articles of incorporation by Springs shareholders. In connection with the shareholders meeting, Springs also agreed to prepare and file with the Securities and Exchange Commission and mail to Springs shareholders a proxy statement in connection with the recapitalization agreement and the amendment to the articles of incorporation, and to prepare and file a statement on Schedule 13E-3.

CONDITIONS TO THE RECAPITALIZATION

     The obligations of Springs and Heartland Springs to complete the recapitalization are subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the recapitalization:

          (1) the approval of the recapitalization agreement by holders of two-thirds of the outstanding shares of Springs common stock and a majority of votes cast by shareholders whose shares are being converted into cash, in each case with each share of class A and class B common stock entitled to one vote;

          (2) the approval of the amendment to the articles of incorporation by holders of two-thirds of the outstanding shares of Springs common stock, with each share of class A common stock entitled to one vote and each share of class B common stock entitled to four votes;

          (3) the absence of any law or regulation that makes completion of the recapitalization illegal or otherwise prohibited and the absence of any judgment, injunction, order or decree of any governmental authority enjoining Springs or Heartland Springs from completing the recapitalization; and

          (4) the expiration or earlier termination of the applicable antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which termination occurred on June 1, 2001), the satisfaction of the requirements of the Canadian Competition Act and the making or obtaining of all necessary notices, reports, consents, registrations, approvals, permits and authorizations with or from governmental authorities.

     Springs and Heartland Springs will not waive the condition that the recapitalization agreement be approved by a majority of votes cast by shareholders whose shares are being converted into cash. In addition, the obligations of Heartland Springs to complete the recapitalization are subject to the satisfaction or waiver of the following further conditions:

          (1) Springs having performed all of its obligations under the recapitalization agreement in all material respects;

          (2) the representations and warranties of Springs contained in the recapitalization agreement being true and correct in all material respects as of the effective date of the recapitalization (except to the extent that such representations and warranties speak as of an earlier date);

          (3) no arbitrator or governmental authority having issued any judgment, injunction, order or decree, and there being no law or regulation, restraining or prohibiting the effective operation of any material portion of the business of the surviving corporation and its subsidiaries after the effective time of the recapitalization agreement;

          (4) the financing contemplated by the commitment letter, dated as of April 24, 2001, provided by The Chase Manhattan Bank and JP Morgan having been provided on substantially the terms and conditions identified in such letter or on such other terms and conditions, or involving such other financing sources, as are acceptable to Heartland Springs and are not materially more onerous;

          (5) each member of the Close family having performed in all material respects all of its obligations required to be performed by it under the shareholders agreement at or prior to the effective time of the recapitalization, and the representations and warranties of each member of the Close family contained in the shareholders agreement being true and correct in all material respects as if made at the effective time of the recapitalization; and

          (6) Springs having executed and delivered a services agreement to be entered into with The Heartland Industrial Group LLC, governing an arrangement in which following the effective time of the recapitalization, Springs will pay an annual fee of $4 million per year, plus reasonable out-of-pocket expenses, to The Heartland Industrial Group LLC for various consulting services provided by Heartland Industrial Partners.

     In addition, the obligation of Springs to complete the recapitalization is subject to the satisfaction or waiver of the following additional conditions:

          (1) Heartland Springs having performed all of its obligations under the recapitalization agreement in all material respects; and

          (2) the representations and warranties of Heartland Springs contained in the recapitalization agreement being true and correct in all material respects as of the effective date of the recapitalization (except to the extent that such representations and warranties speak as of an earlier date).

     If any conditions to the recapitalization are waived, Springs will re-solicit proxies only if such waiver would have been material to shareholders in voting on the proposal to approve the recapitalization agreement.

TERMINATION

     The recapitalization agreement may be terminated and the recapitalization may be abandoned at any time prior to the effective time of the recapitalization (regardless of any approval of the recapitalization agreement by Springs shareholders):

          (1) by mutual written consent of Springs and Heartland Springs;

          (2) by either Springs or Heartland Springs, if the recapitalization has not been completed by October 24, 2001, unless the party seeking to terminate has caused the failure of completion by breaching of any provision of the recapitalization agreement;

          (3) by either Springs or Heartland Springs, if there is any law or regulation that makes completion of the recapitalization illegal or otherwise prohibited or any judgment, injunction, order or decree of any governmental authority having competent jurisdiction enjoining Springs or Heartland Springs from completing the recapitalization is entered and such judgment, injunction, order or decree has become final and nonappealable;

          (4) by either Springs or Heartland Springs, if the recapitalization agreement and the amendment to the articles of incorporation have not been approved by Springs shareholders;

          (5) by either Springs or Heartland Springs, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of the other party that would cause any condition to the recapitalization not to be satisfied and such condition is incapable of being satisfied by October 24, 2001;

          (6) by Heartland Springs, if the special committee has withdrawn or modified in a manner adverse to Heartland Springs its recommendation to the Springs board of directors or if the Springs board has withdrawn or modified in a manner adverse to Heartland Springs its recommendation to Springs shareholders to approve the recapitalization agreement and the amendment to the articles of incorporation; and

          (7) by Springs, if Springs has received an acquisition proposal that the Springs board of directors or the special committee determines is more favorable to Springs shareholders (even if the consideration to be received may have less value) and the Springs board or the special committee determines in good faith, after consultation with outside legal counsel, that adopting or recommending such offer is reasonably likely to be required in the exercise of its respective fiduciary duties under applicable law.

EXPENSES

     The recapitalization agreement provides that in general, all costs and expenses incurred in connection with the recapitalization agreement will be paid by the party incurring such cost or expense. Springs will promptly upon request reimburse Heartland Springs, Heartland Industrial Partners and the Close family for their reasonable and documented out-of-pocket expenses, including for legal counsel and investment advisors and for the reasonable and documented out-of-pocket expenses incurred by The Chase Manhattan Bank and JP Morgan (including for legal counsel), if:

          (1) this recapitalization agreement is terminated by Heartland Springs due to Springs' breach or failure to perform a representation, warranty, covenant or agreement of the recapitalization agreement, or the special committee has withdrawn or modified in a manner adverse to Heartland Springs its recommendation to the Springs board of directors, or the Springs board has withdrawn or modified in a manner adverse to Heartland Springs its recommendation to Springs shareholders to approve the recapitalization agreement and the amendment to the articles of incorporation;

          (2) this recapitalization agreement is terminated by Springs after Springs has received an acquisition proposal that the Springs board of directors or the special committee determines is more favorable to Springs shareholders (even if the consideration to be received may have less value) and the Springs board or the special committee determines in good faith, after consultation with outside legal counsel, that adopting or recommending such offer is reasonably likely to be required in the exercise of its respective fiduciary duties under applicable law; or


          (3) a third party has made, proposed, communicated or disclosed an acquisition proposal in a manner which is or otherwise becomes public prior to the termination of the recapitalization agreement and the recapitalization agreement is terminated by either Springs or Heartland Springs as a result of (a) the recapitalization having not been completed on or before October 24, 2001 (other than as a result of a breach by the terminating party) or (b) the recapitalization agreement and the amendment to the articles of incorporation having not been approved by Springs shareholders at the annual meeting of shareholders.


AMENDMENT AND WAIVER

     Any provision of the recapitalization agreement may be amended or waived prior to the effective time of the recapitalization if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the recapitalization agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the approval of the recapitalization agreement by Springs shareholders and without their further approval, no amendment or waiver may reduce the amount or change the kind of consideration to be received in exchange for shares held by Springs shareholders whose share are to be converted into cash.

ESTIMATED FEES AND EXPENSES OF THE RECAPITALIZATION

     Estimated fees and expenses incurred or to be incurred by Springs in connection with the recapitalization, including expenses of Heartland Industrial Partners and the Close family that Springs will reimburse upon completion of the recapitalization, are approximately as follows:


Financial advisory and arrangement fees.....................  $19.8 million
Financing fees and expenses.................................   26.3 million
Legal, accounting and printing fees and expenses............    5.1 million
Securities and Exchange Commission filing fee...............    0.1 million
Miscellaneous and other expenses............................    0.7 million
                                                              -------------
          Total.............................................  $52.0 million
                                                              =============

            PROPOSED AMENDMENT TO SPRINGS' ARTICLES OF INCORPORATION

     Under South Carolina law, any business combination of a South Carolina corporation with an interested shareholder of the South Carolina corporation or with an entity affiliated or associated with an interested shareholder of the South Carolina corporation is subject to certain restrictions. One of these restrictions is that such a business combination is not permitted for a period of two years following the interested shareholder's share acquisition date, unless the business combination is approved by a majority of disinterested members of the board of directors of the South Carolina corporation before the interested shareholders' share acquisition date.

     On February 19, 2001, the Close family and Heartland Industrial Partners entered into a participation agreement pursuant to which the Close family agreed to vote in favor of the recapitalization. If this participation agreement is viewed under South Carolina law as providing Heartland Springs with beneficial ownership over the shares of the Close family, then Heartland Industrial Partners might be deemed an interested shareholder of Springs under South Carolina law as of a share acquisition date of February 19, 2001. Since Heartland Industrial Partners controls Heartland Springs, Heartland Industrial Partners is both an affiliate and an associate of Heartland Springs. Accordingly, a business combination of Springs with Heartland Springs may be subject to South Carolina's restrictions on business combinations.

     Since the Heartland Industrial Partners' share acquisition date may have already occurred, the business combination could not be pre-approved by a majority of disinterested Springs directors. As a result, if South Carolina's restrictions on business combinations is applicable to the recapitalization, the business combination would not be permitted until February 19, 2003.

     However, South Carolina law allows a corporation to amend its articles of incorporation to provide that South Carolina's restrictions on business combinations do not apply to the corporation. Therefore, we propose amending Springs' articles of incorporation to exempt Springs from South Carolina's restrictions on business combinations.

     The Springs board of directors and the special committee believe that the amendment to the articles of incorporation is advisable, fair to and in the best interests of Springs shareholders who are not affiliated with the Close family or Heartland Industrial Partners, and the Springs board recommends that Springs shareholders vote "FOR" approval of the amendment to the articles of incorporation. The recapitalization will not occur unless shareholders approve the proposed amendment to the articles of incorporation.

     The amendment to the articles of incorporation must be approved by holders of two-thirds of the outstanding shares of Springs common stock, with each share of class A common stock entitled to one vote and each share of class B common stock entitled to four votes. The members of the Close family have agreed to vote their Springs shares in favor of the amendment to the articles of incorporation. The Close family owns an aggregate of 171,488 shares of Springs class A common stock and 7,149,291 shares of Springs class B common stock. At one vote per share for Springs class A common stock and four votes per share for Springs class B common stock, the Close family holds approximately 73% of the normal voting power in Springs and has enough votes as a group to assure approval of the amendment to the articles of incorporation.

     We have attached the form of amendment to the articles of incorporation as Appendix C to this document, and we encourage you to read it carefully.

                               DISSENTERS' RIGHTS

     In the event that the recapitalization agreement is approved, holders of Springs class B common stock on June 27, 2001, who did not vote in favor of the recapitalization agreement, will have the right to dissent from the recapitalization and to demand "fair value" for their Springs class B shares in accordance with Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act, the text of which is reproduced in full as Appendix D to this document. The brief summary below regarding these dissenters' rights is qualified in its entirety by reference to these sections of the South Carolina Business Corporation Act.

     Springs is a South Carolina corporation, and is organized under and governed by the South Carolina Business Corporation Act of 1988, as amended. The South Carolina Business Corporation Act governs the rights of dissent of the stockholders of Springs. Pursuant to Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act, each holder of Springs class B common stock is entitled to dissent from, and obtain payment of the fair value of, his shares in the event a merger transaction upon which he is entitled to vote occurs. The holders of Springs class B shares have dissenters' rights with respect to the proposed recapitalization. A Springs shareholder who wishes to assert his dissenters' rights: (1) must give Springs, before the vote on the recapitalization is taken, written notice of his intent to demand payment for his shares if the proposed recapitalization is effectuated and (2) must not vote his shares in favor of the proposed recapitalization. A vote in favor of the proposed recapitalization cast by the holder of a proxy solicited by Springs does not disqualify a stockholder from demanding payment for his shares under the South Carolina Business Corporation Act.

     A vote against the proposed recapitalization will not, by itself, be deemed to satisfy the notice requirements under South Carolina law with respect to dissenters' rights. Springs shareholders must give written notice regarding their intent to assert their dissenters' rights to Secretary, Springs Industries, Inc., 205 North White Street, Fort Mill, South Carolina 29715.

     If the recapitalization agreement is approved at the annual meeting, Springs will deliver a written dissenters' notice to all Springs shareholders who satisfied the above-described notification requirements. The dissenters' notice must be sent no later than ten (10) days after the annual meeting and must, in addition to other items, provide the following:

          (1) State where the payment demand must be sent and where certificates for shares must be deposited.

          (2) Inform holders of uncertificated shares of the extent to which transfer of such shares will be restricted after the payment demand is received.

          (3) Supply a form for demanding payment that includes certain specific information.

          (4) Set a date by which Springs must receive the payment demand, which date may not be fewer than thirty (30) days, nor more than sixty (60) days, after the date the dissenters' notice is delivered, and set a date by which certificates must be deposited, which may not be earlier than twenty (20) days after the demand date.

          (5) Be accompanied by a copy of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act.

     Following the receipt of the dissenters' notice, the dissenter must timely demand payment and timely deposit his shares as set forth in the dissenters' notice.

     A SPRINGS SHAREHOLDER WHO DOES NOT SATISFY THE ABOVE REQUIREMENTS IS NOT ENTITLED TO PAYMENT FOR HIS SHARES PURSUANT TO HIS DISSENTERS' RIGHTS.

     A Springs shareholder who demands payment and otherwise complies with the terms of the dissenters' notice will retain all other rights as a Springs shareholder, until such rights are cancelled or modified by the completion of the recapitalization. A Springs shareholder who does not comply with the requirement that he demand payment and deposit his share certificates where required, each by the date set forth on the dissenters' notice, is not entitled to payment for his shares as a dissenter.

     Except as otherwise provided by law, as soon as the proposed recapitalization is completed, or upon receipt of a payment demand, Springs shall pay each dissenting Springs shareholder who complied with the law, the amount Springs estimates to be the fair value of his shares, plus accrued interest. The payment must be accompanied by certain information, including certain financial information, a statement of Spring's estimate of the fair value of his shares and method of calculation, and a statement informing the dissenter of his right to demand additional payment. Springs may withhold immediate payment from a dissenting shareholder, if such dissenting shareholder was not the beneficial owner of the shares on the date set forth in the dissenters' notice.

     A dissenter may reject Spring's offer of fair value and demand in writing payment of his estimated fair value and interest due, if within thirty (30) days after Springs makes payment: (1) the dissenter believes the amount paid is less than the fair value of his shares or that interest due is incorrectly calculated or (2) Springs fails to make payment within sixty (60) days after the date for demanding payment. If a demand for payment remains unsettled after a demand for additional payment, within sixty (60) days of the dissenter's payment demand, Springs shall commence a proceeding and petition the court to determine the fair value of the dissenter's shares and accrued interest. If Springs does not commence the proceedings within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     In an appraisal proceeding, the court shall determine all costs of the proceeding. The costs shall be assessed against Springs, unless the court finds that the dissenter acted arbitrarily, vexatiously or not in good faith in demanding payment. The court also may assess fees and expenses of counsel and experts for the respective parties.

     THE FOREGOING SUMMARIZES THE MATERIAL PROVISIONS OF SOUTH CAROLINA LAW RELATING TO DISSENTERS' RIGHTS. THE SUMMARY IS SUBJECT IN ITS ENTIRETY TO THE TEXT OF THE STATUTE AND DOES NOT EXPAND SHAREHOLDERS' RIGHTS BEYOND THOSE GRANTED BY STATUTE. ANY SPRINGS SHAREHOLDER WHO INTENDS TO EXERCISE RIGHTS TO DISSENT SHOULD CAREFULLY READ SECTIONS 33-13-101 THROUGH 33-13-310 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT OF 1988, AS AMENDED, ATTACHED TO THIS DOCUMENT AS APPENDIX D AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. FAILURE TO COMPLY CAREFULLY WITH THE STATUTORY PROCEDURES IN THE SOUTH CAROLINA BUSINESS CORPORATION ACT MAY RESULT IN THE FORFEITURE OF DISSENTERS' RIGHTS.

                              REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the premerger notification rules issued by the Federal Trade Commission, Springs and Heartland Springs were required to file notifications with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the recapitalization, and the proposed recapitalization could not be completed until after the applicable waiting period expired or was earlier terminated by the U.S. federal antitrust regulatory authorities. Springs and Heartland Springs filed their Premerger Notification and Report Forms pursuant to the Hart-Scott-Rodino Antitrust Improvements Act with the Federal Trade Commission and the Antitrust Division on May 21, 2001. On June 1, 2001, Springs was granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Even though the waiting period has been terminated, the Federal Trade Commission or the Antitrust Division can take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the recapitalization or compel a divestiture of the shares.

     The proposed recapitalization may be a "notifiable transaction" for the purposes of Part IX of the Competition Act (Canada). As such, the proposed recapitalization may not be completed before the expiration or earlier termination of the applicable waiting period after notice of the proposed recapitalization, together with certain prescribed information, has been provided to the Commissioner of Competition. The waiting period is either 14 or 42 days from the time complete notification is provided to the Commissioner, depending on whether a short form or long form filing has been made. Alternatively, a party to a proposed merger may apply to the Commissioner for an Advanced Ruling Certificate, which may be issued by the Commissioner if he is satisfied that there are not sufficient grounds on which to apply in respect of the transaction to the competition Tribunal for an order under the merger provisions of the Act. The merger provisions of the Competition Act (Canada) permit the Commissioner to apply to the Competition Tribunal to seek relief in respect of a merger transaction which prevents or lessens, or would be likely to prevent or lessen, competition substantially. On May 18, 2001, Heartland Springs applied to the Commissioner for an Advanced Ruling Certificate, which was issued on June 4, 2001.

     Although not currently anticipated, Springs and Heartland Springs may need to obtain the approval or clearance of certain other foreign antitrust authorities. The parties anticipate, but cannot guarantee, that they would be able to obtain any requisite approvals and clearances.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES


     The following discussion summarizes the material U.S. federal income tax considerations of the recapitalization to holders of Springs common stock, including members of the Close family. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. This discussion is not tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Springs common stock in light of such holder's particular circumstances or who is subject to special provisions of such law, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons, other than members of the Close family, who will own, actually or constructively, stock of Springs after the recapitalization, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation. In addition, the discussion does not address any aspect of U.S. state, local or foreign taxes. Accordingly, we urge you to consult with your own tax advisor to determine the particular tax consequences of the recapitalization to you, including the application and effect of U.S. federal, state, local, and other tax laws and the possible effect of changes in such tax laws.


U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SPRINGS COMMON STOCK, OTHER THAN THE CLOSE FAMILY

     Your receipt of the recapitalization cash consideration will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable U.S. state, local or foreign income or other tax laws. Your gain or loss for U.S. federal income tax purposes will be equal to the difference between the amount of cash received in the recapitalization and the aggregate tax basis in your shares of Springs common stock converted into cash in the recapitalization. Gain or loss will be calculated separately for each block of Springs common stock converted into cash in the recapitalization.

     If shares of Springs common stock are held by you as capital assets, gain or loss recognized with respect to such shares will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the shares exceeds one year. In addition, the deductibility of capital losses is subject to limitations for both individuals and corporations.

     You may be subject to backup withholding at the rate of 31% with respect to the recapitalization cash consideration received by you, unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. To prevent the possibility of backup withholding on payments made pursuant to the recapitalization, you must provide the exchange agent with your correct taxpayer identification number by completing a Form W-9 or substitute Form W-9. If you do not provide Springs with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service as well as backup withholding. Any amount withheld under these rules is not additional tax and may be refunded or credited against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE CLOSE FAMILY

     The shares of Springs common stock held by the Close family will not be converted in the recapitalization and will remain outstanding. No gain or loss will be recognized for U.S. federal income tax purposes by members of the Close Family (which include certain individuals, certain trusts for the benefit of such individuals, and two privately owned companies controlled by these individuals and trusts, see "Information about the Recapitalization Participants -- The Close Family") who continue to hold their shares of Springs common stock.

     Springs common stock held by the Close family not exceeding $50 million in value may be sold by members of the Close family to Heartland Industrial Partners prior to the effective time of the recapitalization. Such sales of Springs common stock will be taxable transactions for U.S. federal income tax purposes and may also be taxable transactions under applicable U.S. state, local or foreign income or other tax laws. Gain or loss for U.S. federal income tax purposes should generally be equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Springs common stock sold by each member of the Close family. If shares of Springs common stock sold are held as capital assets, gain or loss recognized with respect to such shares should be capital gain or loss, and will be long-term capital gain or loss if the holding period for the shares exceeds one year.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     Our selected historical consolidated financial information for the five fiscal years 2000, 1999, 1998, 1997 and 1996 set forth below has been derived from our audited consolidated financial statements, and for the 13-week periods ended March 31, 2001 and April 1, 2000 has been derived from our unaudited consolidated financial statements. The financial data should be read in conjunction with the financial statements and related notes that have been filed with the Securities and Exchange Commission. See "Incorporation of Certain Documents by Reference" on page 109.



     On July 17, 2001, Springs reported sales and earnings results for the second quarter. Net sales for the second quarter of 2001 were $546.9 million,
4.6 percent below the prior year. Net income for the second quarter of 2001 was $17.0 million, or $0.93 per diluted share, compared to $19.4 million, or $1.06 per diluted share in the second quarter of 2000. Second quarter 2001 net income included a pre-tax charge of $1.2 million for costs associated with the proposed recapitalization transaction. Excluding the effect of this unusual item, second quarter 2001 net income would have been $17.7 million, or $0.97 per diluted share. Additionally, second-quarter net income included $0.5 million of pre-tax income in 2001 and $2.9 million of pre-tax expense in 2000, related to previously announced plans to restructure manufacturing operations at certain facilities.



     During the first six months of 2001 net sales were $1.117 billion, down 4.2 percent from a year ago. Year-to-date net income was $30.1 million, or $1.65 per diluted share, compared with last year's $39.6 million, or $2.16 per diluted share. Net income for the first six months of 2001 included pre-tax charges of $3.5 million for costs associated with the proposed recapitalization transaction. Excluding the effect of this unusual item, net income for the first six months of 2001 would have been $32.2 million, or $1.76 per diluted share. Additionally, net income for the first six months of 2001 and 2000 included the second quarter restructuring items mentioned above.



     In view of the proposed recapitalization, Springs is not providing earnings guidance, and has withdrawn its earlier guidance, with respect to its operating results for the remainder of fiscal 2001.



                                         THIRTEEN WEEKS ENDED
                                         --------------------
                                         MARCH 31,   APRIL 1,
                                           2001        2000       2000       1999       1998     1997(C)      1996
                                         ---------   --------   --------   --------   --------   --------   --------
SUMMARY OF OPERATIONS: (in millions)
  Net sales............................  $  570.4    $  593.2   $2,275.1   $2,220.4   $2,180.5   $2,226.1   $2,221.0
  Income from continuing operations....      13.1        20.1       67.1       69.0       37.3       69.0       88.4(d)
  Net income...........................      13.1(a)     20.1       67.1       69.0       37.3(b)     69.0      84.9(e)
  Class A cash dividends declared......       3.6         3.6       14.2       14.1       14.9       16.9       16.7
  Class B cash dividends declared......       2.1         2.1        8.6        8.6        8.7        8.8        9.0
                                         --------    --------   --------   --------   --------   --------   --------
PER SHARE OF COMMON STOCK:
  Income from continuing operations --
    diluted............................  $   0.72    $   1.10   $   3.70   $   3.80   $   1.97   $   3.34   $   4.29(d)
  Net income -- diluted................      0.72(a)     1.10       3.70       3.80       1.97(b)     3.34      4.12(e)
  Class A cash dividends declared......      0.33        0.33       1.32       1.32       1.32       1.32       1.32
  Class B cash dividends declared......      0.30        0.30       1.20       1.20       1.20       1.20       1.20
  Book value...........................     45.74       44.08      45.72      43.28      40.62      40.69      38.75
  Class A stock price range:
    High...............................     45.20       39.94      48.81      43.63      61.00      54.75      50.50
    Low................................     30.63       34.00      22.63      27.06      31.75      41.00      38.38
                                         --------    --------   --------   --------   --------   --------   --------

                                         THIRTEEN WEEKS ENDED
                                         --------------------
                                         MARCH 31,   APRIL 1,
                                           2001        2000       2000       1999       1998     1997(C)      1996
                                         ---------   --------   --------   --------   --------   --------   --------
STATISTICAL DATA:(f)
  Net income to net sales..............       2.3%(a)      3.4%      3.0%       3.1%       1.7%(b)      3.1%      3.8%(e)
  Net income to average shareholders'
    equity(g)..........................       6.4%       10.2%       8.4%       9.2%       5.0%(b)      8.6%     11.1%(e)
  Operating return on assets
    employed(h)........................       7.0%        9.8%       8.6%       9.1%       5.8%       8.6%       8.8%
  Inventory turnover(i)................       3.7         3.9        3.7        4.2        4.1        4.6        4.8
  Accounts receivable turnover(j)......       7.2         6.9        7.1        6.9        6.6        6.4        6.4
  Net sales divided by average
    assets(k)..........................       1.4         1.5        1.4        1.5        1.5        1.6        1.5
  Current ratio........................       3.0         3.1        3.1        2.7        3.5        3.3        3.1
  Capital expenditures (in millions)...  $   18.1    $   26.7   $   93.3   $  166.8   $  115.0   $   99.3   $   75.1
  Depreciation (in millions)...........  $   25.4    $   23.7   $   98.0   $   90.5   $   81.9   $   78.8   $   80.8
  Approximate number of shareholders...     2,412       2,524      2,459      2,548      2,636      2,856      3,000
  Average number of associates.........    17,800      18,300     18,200     18,300     18,000     20,100     21,700
                                         --------    --------   --------   --------   --------   --------   --------
SELECTED BALANCE SHEET DATA:
  (in millions)
  Net working capital..................  $  582.7    $  606.3   $  565.4   $  523.0   $  555.8   $  546.4   $  537.4
  Net property.........................     620.7       628.4      617.9      625.6      549.7      541.2      534.6
  Total assets.........................   1,630.9     1,646.8    1,584.1    1,575.0    1,425.5    1,409.3    1,398.5
  Long-term debt.......................     305.1       360.4      283.3      283.5      268.0      164.3      177.6
  Shareholders' equity.................     820.7       789.5      819.8      774.9      724.1      804.6      780.8
                                         --------    --------   --------   --------   --------   --------   --------



     If the recapitalization is completed, each share of Springs common stock, other than shares held by the Close family, by Heartland Industrial Partners (and its co-investors, if any), by key management employees who elect prior to the effective time of the recapitalization to retain their Springs shares and by dissenting shareholders, will be converted into the right to receive $46.00 in cash.



    See Notes to Selected Historical Consolidated Financial Data on page 71.

NOTES:

(a) First quarter 2001 net income included a pre-tax charge of $2.3 million for financial advisory and legal services associated with the evaluation by the Special Committee of the Board of Directors of the proposal from the Close family and Heartland Industrial Partners, L.P. to take Springs private in a recapitalization transaction. Without this unusual item, net income would have been $14.5 million, or $0.80 per diluted share, and net income to net sales would have been 2.5 percent.

(b) Net income included after-tax gains of $8.6 million on Springs' sale of its UltraSuede business and its Rock Hill, South Carolina facility, losses of $1.7 million on Springs' sale of its Industrial Products and Springfield businesses, and an impairment charge of $3.0 million recorded in connection with Springs' decision to close a terry manufacturing facility. Without these unusual items, net income would have been $33.4 million, or $1.76 per diluted share, net income to net sales would have been 1.5 percent, and the return on average shareholders' equity would have been 4.5 percent.

(c) Fiscal year 1997 includes 53 weeks, whereas all other years include 52 weeks.

(d) Differs from net income by an extraordinary loss of $3.6 million due to an early extinguishment of debt, net of an income tax benefit of $2.2 million, or $0.17 per diluted share.

(e) Net income included an after-tax gain of $50.1 million on the sale of Clark-Schwebel, Inc. and an extraordinary loss, net of an income tax benefit of $2.2 million, of $3.6 million. Without these unusual items, net income would have been $38.3 million, or $1.86 per diluted share, net income to net sales would have been 1.7 percent, and the return on average shareholders' equity would have been 5.3 percent.

(f) The quarterly statistical data has been annualized by multiplying the appropriate quarterly income statement component by four.

(g) Annualized net income divided by average of month-end total shareholders' equity. For first quarter 2001, net income included expenses related to the recapitalization proposal. Excluding the impact of these expenses, net income to average shareholders' equity would have been 7.1 percent.

(h) Annualized pretax income before interest expense divided by average of month-end total assets used in operations. For first quarter 2001, pretax income included expenses related to the recapitalization proposal. Excluding the impact of these expenses, operating return on assets employed would have been 7.6 percent. For 1998, pretax income was net of gains on Springs' sales of its UltraSuede business and its Rock Hill, South Carolina facility, losses on Springs' sales of its Industrial Products and Springfield businesses, and an impairment charge in connection with Springs' decision to close a terry manufacturing facility. Without these unusual items, operating return on assets employed would have been 5.3 percent. For 1996, pretax income was net of a gain on the sale of Clark-Schwebel, Inc. Without this unusual item, operating return on assets employed would have been 3.2 percent.

(i) Annualized cost of goods sold divided by average of month-end inventories.

(j) Annualized net sales divided by average month-end receivables.

(k) Annualized net sales divided by average month-end assets.

NOTE: Selected Historical Consolidated Financial Data includes the following since their respective dates of acquisition: American Fiber Industries, LLC, January 1999; and Regal Rugs, Inc., January 1999; and Maybank Textile Corp., January 2001. Selected Financial Data also includes the following until their respective dates of disposition: Clark-Schwebel, Inc., April 1996; Springs' UltraSuede business, August 1998; Springs' Industrial Products business, December 1998; Springs' Springfield business, December 1998; and Springs' UltraFabrics business, March 1999.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     Springs class A common stock is traded on the New York Stock Exchange under the symbol "SMI." The following table sets forth the high and low closing sale prices on the New York Stock Exchange and dividend information for shares of Springs class A common stock for the periods indicated:



                                                                          CASH DIVIDENDS
                                                       HIGH      LOW        PER SHARE
                                                      ------    ------    --------------
1999
  First Quarter.....................................  $42.50    $27.06        $0.33
  Second Quarter....................................   43.63     27.81         0.33
  Third Quarter.....................................   43.31     33.69         0.33
  Fourth Quarter....................................   43.44     32.94         0.33
2000
  First Quarter.....................................  $39.94    $34.00        $0.33
  Second Quarter....................................   48.81     32.00         0.33
  Third Quarter.....................................   34.06     27.13         0.33
  Fourth Quarter....................................   32.44     22.63         0.33
2001
  First Quarter.....................................  $45.20    $30.63        $0.33
  Second Quarter....................................   45.34     42.23         0.33
  Third Quarter (through August 6, 2001)............   45.41     43.73           --


     There is no established public trading market for Springs class B common stock. The following table sets forth dividend information for shares of Springs class B common stock for the periods indicated:

                                                              CASH DIVIDENDS
                                                                PER SHARE
                                                              --------------
1999
  First Quarter.............................................      $0.30
  Second Quarter............................................       0.30
  Third Quarter.............................................       0.30
  Fourth Quarter............................................       0.30
2000
  First Quarter.............................................      $0.30
  Second Quarter............................................       0.30
  Third Quarter.............................................       0.30
  Fourth Quarter............................................       0.30
2001
  First Quarter.............................................      $0.30
  Second Quarter............................................       0.30


     The following table sets forth the high and low sale prices and the closing price on the New York Stock Exchange for shares of Springs class A common stock on April 24, 2001, the last full trading day before the public announcement of the execution of the recapitalization agreement, and on August 6, 2001, the most recent date for which quotations were available prior to the printing of this document. Shareholders are urged to obtain a current market quotation for the shares.



     DATE        HIGH     LOW     CLOSE
     ----       ------   ------   ------
April 24, 2001  $43.84   $43.52   $43.69
August 6, 2001  $45.41   $45.25   $45.30

                  DIRECTORS AND EXECUTIVE OFFICERS OF SPRINGS

     The following persons are the directors and executive officers of Springs as of the date of this document. During the last five years, none of these persons nor Springs has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor been a party to a civil proceeding (except for matters that were dismissed without sanction or settlement) of a judicial or administrative body of competent jurisdiction in which as a result of such proceeding, such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation with respect to such laws. Unless otherwise specified, each of the directors and executive officers of Springs is a citizen of the United States and has his or her principal business address and telephone at 205 North White Street, Fort Mill, South Carolina 29715, (803) 547-1500.

NAME AND ADDRESS                               PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
----------------                               -------------------------------------------
JOHN F. AKERS                          See "Election of Directors -- Directors and Nominees"
290 Harbor Drive
Stamford, Connecticut
06902-7441

CRANDALL C. BOWLES                     See "Election of Directors -- Directors and Nominees"

JOHN L. CLENDENIN                      See "Election of Directors -- Directors and Nominees"
P.O. Box 210818
West Palm Beach, Florida 33411

LEROY S. CLOSE                         See "Election of Directors -- Directors and Nominees"
Sandlapper Fabrics
60 Shelter Rock Road
Danbury, Connecticut 06810

CHARLES W. COKER                       See "Election of Directors -- Directors and Nominees"
Sonoco Products Company
One North 2nd Street
Hartsville, South Carolina 29550

GRACIE P. COLEMAN                      Senior Vice President -- Human Resources (February 1999 to
                                       present). Vice President -- Marketing and Corporate Support for Government Solutions, Lucent Technologies, a
                                       communications systems manufacturer, 600 Mountain Avenue,
                                       Murray Hill, New Jersey 07974 (1997 to February 1999). Human
                                       Resources Vice President, Lucent Technologies (1996 to
                                       1997). Human Resources Vice President -- Strategic Partners
                                       Network Systems, AT&T, a telecommunications company, 32
                                       Avenue of the Americas, New York, New York 10013-2412 (1995
                                       to 1996).

JOHN R. COWART                         Senior Vice President & Chief Purchasing Officer (August
                                       1999 to present). Director of Sourcing -- Europe, General
                                       Electric, an industrial corporation, 3135 Easton Turnpike,
                                       Fairfield, Connecticut 06431-0001 (October 1997 to August
                                       1999). Director of Sourcing -- Asia, General Electric (May
                                       1996 to October 1997). General Manager -- Sourced Products,
                                       General Electric (September 1994 to May 1996).

C. POWERS DORSETT                      Senior Vice President -- General Counsel and Secretary
                                       (February 1996 to present). Vice President -- General
                                       Counsel and Secretary (February 1990 to January 1996).

NAME AND ADDRESS                               PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
----------------                               -------------------------------------------
WILLIAM K. EASLEY                      Senior Vice President (February 1996 to present).
                                       President -- Textile Manufacturing (May 1995 to present).

RAY E. GREER                           Senior Vice President and Chief Information Officer (October
                                       1999 to present). Vice President -- Information Technology,
                                       Philips Electronics China Group, Koninklijke Philips
                                       Electronics N.V., an electronics company, Rembrandt Tower,
                                       Amstelplein 1, 1096 Ha Amsterdam, The Netherlands (1998 to
                                       October 1999). General Manager -- Information Technology,
                                       Philips Electronics China Group (1996-1998). Principal, IBM
                                       Corporation, an information technology company, Armonk, New
                                       York 10504 (1992-1996).

SAMUEL J. ILARDO                       Vice President and Treasurer (April 1998 to present).
                                       Treasurer (May 1995 to April 1998).

STEPHEN P. KELBLEY                     Executive Vice President (September 1991 to present).
                                       President -- Home Furnishings Operating Group (February 1998
                                       to present). President -- Diversified Home Products Group
                                       (January 1997 to February 1998). President -- Diversified
                                       Products Group (May 1995 to January 1997).

WILLIAM G. KELLEY                      See "Election of Directors -- Directors and Nominees"
P.O. Box 10548
Naples, Florida 34101-0548

JOHN H. MCARTHUR                       See "Election of Directors -- Directors and Nominees"
Graduate School of Business
Administration
Harvard University
Fowler 31, Soldiers Field
Boston, Massachusetts 02163

CHARLES M. METZLER                     Vice President -- Controller (February 1996 to present).
                                       Controller -- Springs Canada, Inc. (September 1992 to
                                       January 1996).

THOMAS P. O'CONNOR                     Executive Vice President (August 1992 to present).
                                       President -- Sales and Marketing Group (February 1998 to
                                       present). President -- Bed Fashions Group (May 1995 to
                                       February 1998).

ALDO PAPONE                            See "Election of Directors -- Directors and Nominees"
American Express
American Express Tower, World
Financial Center
200 Vessey Street, 50th Floor
New York, New York
10285-5007A

ROBIN B. SMITH                         See "Election of Directors -- Directors and Nominees"
Publishers Clearing House
382 Channel Drive
Port Washington, New York 11050

NAME AND ADDRESS                               PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
----------------                               -------------------------------------------
SHERWOOD H. SMITH, JR.                 See "Election of Directors -- Directors and Nominees"
Carolina Power & Light Company
P.O. Box 1551
410 South Wilmington Street
Raleigh, North Carolina 27602

STEWART TURLEY                         See "Election of Directors -- Directors and Nominees"
Eckerd Corporation
Suite 201
1465 South Fort Harrison Avenue
Clearwater, Florida 33756

ELIZABETH M. TURNER                    Vice President -- Public Affairs (March 1999 to present).
                                       Director of Public Relations (September 1997 to February
                                       1999); Director -- Corporate Affairs for Coca-Cola Bottling
                                       Company Consolidated, a beverage distributor, 4100 Coca-Cola
                                       Plaza, Charlotte, North Carolina 28211 (September 1996 to
                                       August 1997). Manager -- Corporate Affairs for Coca-Cola
                                       Bottling Company Consolidated (October 1990 to August 1996).

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

     Pursuant to Springs' bylaws, the Springs board of directors has established the number of directors of Springs to be eleven as of the date of the annual meeting. Each of the nominees named below was elected as a director of Springs at last year's annual meeting, and has consented to being named in this document and to serve if elected. Each person has been nominated for election as a director to hold office until the earlier of the completion of the recapitalization, the next annual meeting of shareholders or the election of a successor.

     Shares represented by the enclosed proxy will be voted FOR the election of the nominees unless authority is withheld for all or any of the nominees. Although the Springs board does not contemplate that any of the eleven nominees named will be unavailable for election, if a vacancy should occur, the proxy will be voted for such substitute nominee or nominees as the Springs board may recommend, or the Springs board may reduce the size of the board.

     The election of Springs directors is conducted by cumulative voting whereby each shareholder is entitled to cast the number of votes equal to (1) the number of votes to which his shares are entitled multiplied by (2) the number of directors to be elected. A shareholder may give one nominee all of such votes or may distribute such votes among the nominees to be elected in such manner as he may desire. In addition, Springs is soliciting discretionary authority to cumulate votes.

     The following information is submitted respecting the nominees for election:

[PHOTO]

JOHN F. AKERS, AGE 66, RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF INTERNATIONAL BUSINESS MACHINES CORPORATION. Mr. Akers served as chairman and chief executive officer of IBM from 1986 until his retirement in May 1993. A director of Springs since December 1993, Mr. Akers is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc. (New York), The New York Times Company, PepsiCo., Inc., and W. R. Grace & Co.

[PHOTO]

CRANDALL CLOSE BOWLES, AGE 53, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER OF SPRINGS. Mrs. Bowles served as executive vice president of Springs from April 1992 until January 1997, when she became president and chief operating officer. She served in these positions until January 1, 1998, when she became chief executive officer. She was elected to the additional position of chairman of the board in April 1998. A director of Springs since 1978, Mrs. Bowles is also a director of Deere & Company.

[PHOTO]


JOHN L. CLENDENIN, AGE 67, CHAIRMAN EMERITUS OF BELLSOUTH CORPORATION. Mr. Clendenin served as chairman and chief executive officer of BellSouth, a communications services company, 1155 Peachtree Street, N.E., Room 15G03, Atlanta, Georgia 30309-3610, from 1984 until December 1996 and as chairman through December 1997. A director of Springs since 1990, Mr. Clendenin is also a director of Coca-Cola Enterprises Inc., Equifax Inc., Home Depot Inc., The Kroger Company, National Service Industries, Inc. and Powerwave Technologies Inc.


[PHOTO]

LEROY S. CLOSE, AGE 51, CHAIRMAN OF SANDLAPPER FABRICS, INC., A PRINTER AND CONVERTER OF TEXTILE FABRICS, SINCE JANUARY 2001, WHEN THE POSITION OF CHAIRMAN WAS FIRST CREATED. Mr. Close served as president and chief executive officer of Sandlapper Fabrics from 1986 until January 2001. A director of Springs since 1991, Mr. Close was a vice president of Springs' former Apparel Fabrics Division from 1983 to 1986. Mr. Close is a brother of Mrs. Bowles.

[PHOTO]

CHARLES W. COKER, AGE 68, CHAIRMAN OF SONOCO PRODUCTS COMPANY SINCE 1990. A director of Springs since 1977, Mr. Coker served as chief executive officer of Sonoco, a packaging company, from 1976 to 1998. Mr. Coker is also a director of Bank of America Corporation, Carolina Power & Light Company and Sara Lee Corporation.

[PHOTO]

WILLIAM G. KELLEY, AGE 55, FORMER CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT OF CONSOLIDATED STORES CORPORATION, A SPECIALTY RETAIL COMPANY, FROM 1990 UNTIL 2000. Mr. Kelley is a consumer products/retailing consultant and became a director of Springs in February 2000. The address of Consolidated Stores Corporation is 300 Phillipi Road, P.O. Box 28512, Columbus, Ohio 43228.

[PHOTO]

JOHN H. MCARTHUR, AGE 67, DEAN OF THE FACULTY, HARVARD UNIVERSITY GRADUATE SCHOOL OF BUSINESS ADMINISTRATION, FROM 1980 UNTIL HIS RETIREMENT IN 1995. Mr. McArthur presently serves as senior advisor to the president of the World Bank, a provider of development assistance, 1818 H Street, N.W., Washington, D.C. 20433. A director of Springs since 1989, Mr. McArthur is also a director of AES Corporation, Ardais Corporation, BCE Inc., BCE Emergis, Inc., Cabot Corporation, GlaxoSmithKline plc, HCA, Inc., KOC Holdings, A.S., Reuters Founders Share Company Limited, Rohm and Haas Company, and Telsat Canada.

[PHOTO]

ALDO PAPONE, AGE 68, SENIOR ADVISOR, AMERICAN EXPRESS COMPANY, 1991 TO
PRESENT. A director of Springs since April 1993, Mr. Papone served as chairman and chief executive officer from 1989 to 1990, and as president and chief operating officer from 1985 to 1989, of American Express Travel Related Services Company, Inc. Mr. Papone served as a director of American Express Company from 1990 to 1998. Mr. Papone is also a director of Hyperion Solutions Corporation.

[PHOTO]

ROBIN B. SMITH, AGE 61, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF PUBLISHERS CLEARING HOUSE. Ms. Smith served as president of Publishers Clearing House, a subscription agency, from 1981 to August 1996, when she was elected chairman, and has served as its chief executive officer since 1988. Ms. Smith has served as a director of Springs since 1993 and is also a director of BellSouth Corporation, Kmart Corporation, Texaco, Inc., and two clusters of mutual funds administered by Prudential Investments Mutual Fund Management LLC.

[PHOTO]

SHERWOOD H. SMITH, JR., AGE 66, CHAIRMAN EMERITUS OF CP & L. Mr. Smith served as chief executive officer of Carolina Power & Light, a predecessor of Progress Energy Company, a public utility holding company, from September 1979 until October 1996, as chairman from 1980 to 1999, and as president from 1976 to 1992. A director of Springs since 1991, Mr. Smith is also a director of Nortel Networks Corp., and a trustee of Northwestern Mutual Life Insurance Company.

[PHOTO]

STEWART TURLEY, AGE 66, RETIRED CHAIRMAN OF ECKERD CORPORATION. Mr. Turley served as chief executive officer of Eckerd Corporation, a drugstore chain, from 1974 to February 1996, as its chairman from 1975 until February 1997, and as its president from 1974 to 1993. A director of Springs since 1984, Mr. Turley is also a director of MarineMax, Inc., Sprint Corp., and Watermark Communities, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     During 2000, the Springs' board of directors held five meetings. Springs' ten non-employee directors serve as the committee members of all committees with the exception of the audit committee which is composed of Messrs. Akers, Clendenin, and Smith and Ms. Smith. All directors attended at least 75% of the total number of meetings of the Springs board and committees of the board on which they serve during 2000. Except for the audit committee, the committees do not meet on a regular basis but only as circumstances require. The audit committee, which is responsible for review of the integrity of Springs' financial reporting, review of its internal controls and recommendation of independent auditors, met three times during 2000. The management compensation and organization committee met five times. This committee approves the annual compensation of the chief executive officer and has responsibility for approval of compensation arrangements for key executives, approval of executive compensation plans, evaluation of the chief executive officer's performance, and ensuring management continuity and succession, including recommending a successor to the chief executive officer in the event of a vacancy. The committee on directors and corporate governance, which is responsible for making recommendations to the Springs board with respect to the governance of Springs and the board, directors' compensation, nomination of candidates for director and evaluation of the board's performance, met one time. This committee will consider any recommendations made in writing by shareholders regarding possible candidates for the Springs board. Such recommendations should be directed to the Secretary of Springs. The finance committee, which is responsible for review of Springs' financial policies and planning, review of methods of financing and recommendations with respect to acquisitions and divestitures, and which has certain fiduciary responsibilities under benefit plans, did not meet in 2000.

                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION AND RELATED INFORMATION

  Summary Compensation Table

     The following table sets forth a summary of compensation for the chief executive officer and each of the four other most highly compensated executive officers of Springs.

                           SUMMARY COMPENSATION TABLE


                                                  Annual Compensation(1)              Long-Term Compensation
                                               -----------------------------   -------------------------------------
                                                                                        Awards
                                                                      Other    -------------------------   Long-Term
                         Principal                                   Annual    Restricted                  Incentive   All Other
Name                      Position      Year    Salary     Bonus      Comp       Stock      Options/SARs    Payouts     Comp(2)
----                   --------------   ----   --------   --------   -------   ----------   ------------   ---------   ---------
Bowles, C.C. ........  Chairman and     2000   $637,504   $      0         0       0                0          0        $79,482
                       Chief            1999    569,170    418,340         0       0                0          0         52,289
                       Executive        1998    540,000    137,700         0       0                0          0         53,572
                       Officer

Atkins, J.A.(3)......  Executive Vice   2000   $333,136   $ 20,988   $     0       0                0          0        $30,585
                       President and    1999    128,429     67,426    36,158(4)     0          35,000          0          3,356
                       CFO              1998          0          0         0       0                0          0              0

Dorsett, C.P. .......  Senior Vice      2000   $269,720   $ 15,293         0       0                0          0        $28,962
                       President--      1999    256,936    121,402         0       0           10,000          0         51,919
                       General          1998    244,728     45,000         0       0            9,000          0         21,525
                       Counsel &
                       Secretary

Kelbley, S.P. .......  Executive Vice   2000   $366,672   $ 23,101         0       0                0          0        $40,619
                       President        1999    338,672    177,803         0       0           15,000          0         79,174
                                        1998    328,008     73,500         0       0           20,000          0         32,355

O'Connor, T.P. ......  Executive Vice   2000   $366,672   $ 30,000         0       0                0          0        $40,617
                       President        1999    325,136    177,803         0       0           15,000          0         78,909
                                        1998    296,679     70,000         0       0           20,000          0         28,672


---------------
(1) Includes amounts earned in fiscal year, regardless of whether deferred.

(2) Includes the following:

     (a) Springs' contributions to the Springs of Achievement Partnership Plan, which is a tax qualified profit sharing and savings plan in which a majority of Springs' associates participate. Amounts credited for 2000 are as follows:

                                                                   PROFIT SHARING
                                                   SAVINGS FUND    RETIREMENT FUND
                                                   ------------    ---------------
Mrs. Bowles......................................     $3,400           $8,758
Mr. Atkins.......................................      3,400            8,758
Mr. Dorsett......................................      3,400            8,758
Mr. Kelbley......................................      3,400            8,758
Mr. O'Connor.....................................      3,400            8,758

     (b) For 1999, credits to a contingent compensation plan. In this plan, amounts credited to the participant's account are contingent upon continued employment with Springs and through 2000 vested at a rate of 10 percent per year until termination of employment. A participant's entire account, however, is fully vested upon retirement on or after age 65, death, or total disability. Beginning in January 2001, the unvested portion of each participant's account will vest in full over three years. The account balance through 2000 has been adjusted each year by an adjustment factor which is equivalent to an interest rate selected by the Springs board's management compensation and organization committee. Beginning in January 2001, the accounts were transferred to the participants' accounts within Springs' Deferred Compensation Plan and will be adjusted by the choices available under that plan as well as the interest rate previously approved by the committee with respect to the Contingent Compensation Plan. No amounts were credited during 1998 or 2000 under this plan.

     (c) Credits to an excess benefit plan and a deferred compensation plan, which provide for credits equivalent to contributions under the Springs of Achievement Partnership Plan for deferred compensation and compensation in excess of limitations provided under the Internal Revenue Code. Amounts credited for 2000 are as follows:

Mrs. Bowles.................................................  $67,324
Mr. Atkins..................................................   18,427
Mr. Dorsett.................................................   16,804
Mr. Kelbley.................................................   28,461
Mr. O'Connor................................................   28,459

(3) Mr. Atkins joined Springs on August 9, 1999.

(4) Payments pursuant to Springs' moving allowance and home sale program.

  Option Tables

     No options were granted to executive officers in 2000. The following table provides information about options held by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL-YEAR-END OPTION/SAR VALUES


                                                                                           Value of Unexercised,
                                                             Number of Unexercised             In-The-Money
                                                                Options/SARs at                Options/SARs
                                   Shares                       Fiscal Year End            at Fiscal Year End(1)
                                  Acquired      Value     ---------------------------   ---------------------------
Name                             on Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
----                             -----------   --------   -----------   -------------   -----------   -------------
Bowles, C.C. ..................       0           0         68,500              0        $      0          $0
Atkins, J.A. ..................       0           0              0         35,000               0           0
Dorsett, C.P. .................       0           0         66,000         19,000          85,938           0
Kelbley, S.P. .................       0           0         83,500         35,000         103,125           0
O'Connor, T.P. ................       0           0         83,500         35,000         103,125           0


---------------
(1) Value is based on the difference between the closing market price of the underlying class A common stock at December 29, 2000 ($32.4375), and the exercise or base price.

  Long-Term Incentive Plans -- Awards in Last Fiscal Year

     No long-term incentive awards were granted in 2000.

RETIREMENT PLANS

     In 1996, the Springs board of directors adopted a Supplemental Executive Retirement Income Plan for certain executives who are designated as participants by the management compensation and organization committee. Target benefit amounts payable under this plan are reduced by one half of social security benefits and by the equivalent value of (1) profit-sharing and Springs matching benefits payable under the Springs of Achievement Partnership Plan and Deferred Compensation Plan, (2) benefits under Springs' Excess Benefit Plan and Contingent Compensation Plan, and (3) certain deferred compensation attributable to a defined benefit plan previously maintained by Springs. The years of credited service as of January 1, 2001, for the named executive officers who participate in this plan are as follows: Mrs. Bowles, nine years; Mr. Atkins, one year; Mr. Dorsett, ten years; Mr. Kelbley, nine years; and Mr. O'Connor, 32 years. The following table sets forth target benefit amounts payable (before the reductions described above) in the form of a straight-life annuity beginning at age 62 for various levels of final average compensation and years of service:

                               PENSION PLAN TABLE

                              YEARS OF SERVICE
 FINAL AVERAGE    -----------------------------------------
COMPENSATION(1)      10         15         20         25
---------------   --------   --------   --------   --------
  $  300,000      $ 72,000   $108,000   $144,000   $180,000
     500,000       120,000    180,000    240,000    300,000
     700,000       168,000    252,000    336,000    420,000
     900,000       216,000    324,000    432,000    540,000
   1,100,000       264,000    396,000    528,000    660,000

---------------
(1) Final average compensation means the average of salary and bonus (which are shown in the summary compensation table) paid or earned for the five years of the last ten years of employment that provide the highest average.

CHANGE-OF-CONTROL AGREEMENT

     On August 9, 1999, Springs entered into a change of control and severance agreement with its chief financial officer, Jeffrey A. Atkins. Pursuant to the agreement, Mr. Atkins is entitled to receive lump-sum severance of one year's base salary and target bonus (computed based on his highest rate of compensation during the 24-month period ending on his termination date), as well as a prorated bonus for the year of termination, upon any termination of his employment by Springs without cause, or upon a termination by Mr. Atkins for "good reason" (as defined in the agreement) during certain periods preceding the date of a "change of control" (as defined in the agreement) of Springs or the date of the signing of an agreement pursuant to which Springs would undergo a change of control and during the 36 months following a change of control. Mr. Atkins has resigned from Springs, effective July 14, 2001. Although he is not technically entitled to the severance benefits described above, Springs has agreed to continue Mr. Atkins' base salary and certain fringe benefits for one year after termination, and to pay him $291,600 in severance shortly after his termination. He will also receive a prorated bonus for 2001, which will be determined after Springs' financial results for 2001 are available. In return, Mr. Atkins will waive any claims against Springs or rights to other severance, and will agree, through June 30, 2002, neither to compete with Springs nor to solicit Springs employees with whom he worked during the two years preceding his termination.

MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE REPORT

     This report describes the compensation policies of the management compensation and organization committee (the compensation committee) applicable to the executive officers of Springs named in the summary compensation table, including the specific relationship of corporate performance to compensation of executive officers for 2000. The report also discusses the 2000 compensation of Mrs. Bowles, Springs' chief executive officer.

  Compensation Philosophy

     Springs' executive compensation program is linked to corporate performance and return to shareholders. To this end, Springs has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Springs' success in meeting specified performance goals and to appreciation in Springs' stock price. To allow monitoring of the strategy, a benchmark of median compensation levels for median performance is used. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in Springs' business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation program that recognizes individual contributions as well as overall business results.

  Management Compensation and Organization Committee

     The compensation committee is composed of Springs' ten non-employee directors and is responsible for approval of compensation arrangements for key executives and executive compensation plans. The compensation committee reviews compensation recommendations from the chief executive officer for executive officers who report to the chief executive officer, including those officers named in the summary compensation table. The compensation committee also approves Mrs. Bowles' salary following the committee's review of her performance.

     The compensation committee periodically conducts reviews of Springs' executive compensation program. In 2000, the compensation committee received reports from management regarding assessments conducted by independent compensation consultants of the effectiveness of Springs' compensation program and its comparison to peer groups of public corporations recommended by the consultants. In making comparisons, the primary consideration is the competitiveness of Springs' annual and long term components of compensation. The compensation reviews permit an ongoing evaluation of the link between Springs' performance and its executive compensation as compared to the compensation programs of other similarly positioned companies.

  Compensation Program

     Springs' compensation program reflects a weighting of annual base salary and bonuses (the annual component) and equity-based incentives (the long-term component). For 2000, the annual bonus opportunity for the chief executive officer was based solely on the achievement of a specific corporate financial target. For Springs' other executive officers 75% of the executive's bonus opportunity was based on achievement of a specific corporate financial target and 25% was based on individual performance.

     (1) Annual Component: Base Salary and Annual Bonus

     BASE SALARY. Base salaries for executive officers are determined with reference to a salary grade level for each job. These levels are determined by evaluating the responsibilities of each position and comparing it with other comparable executive officer positions in the marketplace. Salary adjustments for executive officers are currently made in twelve-month intervals under Springs' compensation policy. The amount of adjustment is determined by the compensation committee for all executive officers who report to the chief executive officer within specified limits adopted for all of Springs' associates. The committee bases its determination upon the chief executive officer's evaluation of each executive officer's personal performance. The base salaries of the named executive officers generally are at or less than the midpoint of comparable positions at those companies within the compensation peer group. Increases in base salary for the named executive officers in 2000 were based on subjective evaluations of individual performance as well as the need to maintain salaries at competitive levels.

     ANNUAL BONUS. Executive bonuses in 2000 were earned pursuant to Springs' Achievement Incentive Plan. Under the Achievement Incentive Plan for 2000, the chief executive officer's bonus opportunity was based solely on performance of Springs as measured by specific corporate financial targets. For other executive officers, the Achievement Incentive Plan for 2000 links compensation to the performance of Springs as measured by specific corporate financial targets and to individual personal performance. The maximum potential bonuses range from 80% to 140% of annual base salary depending on the executives' salary grades.

     (2) Long-Term Component

     To align shareholders' and executive officers' interests, Springs' compensation program includes long-term compensation in the form of performance unit awards and stock options. The value of these awards is related to the value of Springs' common shares. These awards are made under Springs' Incentive Stock Plan.

     In 2000, no performance unit awards or stock options were granted to executive officers. Springs did, however, initiate a review in 2000 of the long-term component of executive compensation.

  Chief Executive Officer Compensation

     Under the compensation committee's policy regarding chief executive officer compensation, over one-half of Mrs. Bowles' compensation opportunity is at risk based on Springs' performance. Mrs. Bowles' salary rate was increased in March 2000 as a result of the committee's evaluation of her performance and because of her low base compensation relative to the median of her peer group. The committee also considered her performance in prior years.

     Mrs. Bowles did not receive any bonus under the Achievement Incentive Plan for 2000 because Springs did not achieve its corporate financial target.

     The compensation committee has concluded that Mrs. Bowles' performance warrants the compensation for 2000 as reflected in the summary compensation table.

     The compensation committee has considered the limitations on deductibility of certain compensation under Section 162(m) of the Internal Revenue Code. The compensation committee's current policy is to assure that all compensation is deductible under Section 162(m) when paid.

               Management Compensation and Organization Committee

                                 C.W. Coker, Chairman
                                 J.F. Akers
                                 J.L. Clendenin
                                 L.S. Close
                                 W.G. Kelley
                                 J.H. McArthur

                                 A. Papone

                                 R.B. Smith
                                 S.H. Smith, Jr.

                                 S. Turley


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Mr. Leroy S. Close, a member of the compensation committee, is chairman of Sandlapper Fabrics, Inc., which received payments from Springs in 2000 totaling $1,356,068 for printed fabric and printing services. Additionally, Mr. Close was a divisional officer of Springs from 1983 to 1986 and is affiliated with Kanawha Insurance Company, which received $4.18 million in 2000 for administrative services provided to Springs' self-funded medical plan and for group life insurance premiums, and with The Springs Company and affiliated or related entities, which received $18,159 from Springs for rent, reimbursement of property taxes on the Founder's House, railroad track maintenance, and miscellaneous goods and services, and which paid Springs $33,989 in 2000 for administrative, maintenance, and courier services. These transactions are also described under "Other Annual Meeting Matters -- Transactions with Certain Persons" on page 92.

                               PERFORMANCE GRAPH

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                 SPRINGS INDUSTRIES, INC., S&P 500, PEER GROUP

                           TOTAL SHAREHOLDER RETURNS

                                  [LINE GRAPH]

YEARS ENDING                                   SPRING INDUSTRIES -    S&P SMALLCAP 600
------------                                           CLA                 INDEX          PEER GROUP #2
                                               -------------------    ----------------    -------------
Dec95                                                $   100              $   100            $   100

Dec96                                                 106.96               121.32              110.2

Dec97                                                 132.77               152.36             130.01

Dec98                                                 109.08               150.37             110.27

Dec99                                                 109.15               169.02              89.15

Dec00                                                  92.34               188.96             112.18

---------------
* Cumulative total return assumes reinvestment of dividends.

     Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Springs' class A common stock, S&P 500, and peer group.

     The peer group is composed of those fifty S&P 500 companies with market capitalizations closest to Springs' as of the beginning of Springs' 2000 fiscal year, which the compensation committee believes is the most representative group for purposes of comparing Springs' shareholders' return. The compensation committee believes a representative group of reporting companies cannot be identified in the same industry or lines of business as Springs and that published industry indexes are not representative of Springs and its lines of business.

                              PEER GROUP COMPANIES



Alberto-Culver Company -- CLB


Allegheny Technologies


  Incorporated


Allied Waste Industries, Inc.


American Greetings Corporation


Andrew Corporation


Autodesk, Inc.


Ball Corporation


Bemis Company, Inc.


Briggs & Stratton Corporation


The Brunswick Corporation


Centex Corporation


Consolidated Stores Corp.


Cooper Tire & Rubber Company


Adolph Coors Company


Crane Co.


Cummins Engine


Deluxe Corp.


Dillard's Inc.


EOG Resources Inc.


FMC Corporation


Great Lakes Chemical


  Corporation


HEALTHSOUTH Corporation


Homestake Mining


Humana Inc.


KB Home


Longs Drug Stores Corporation


Louisiana-Pacific Corporation


Manor Care Inc.


McDermott International, Inc.


Meredith Corporation


Millipore Corp.


National Service Industries, Inc.


NICOR, Inc.


ONEOK, Inc.


Pactiv Corporation


Peoples Energy Corporation


Perkinelmer, Inc.


Potlatch Corporation


Power-One, Inc.


Pulte Corporation


Reebok International Ltd.


Rowan Companies, Inc.


Ryder System, Inc.


Snap-on, Incorporated


Sunoco, Inc.


Tektronix, Inc.


Thomas & Betts Corp.


Timken Company


Tupperware Corporation


Worthington Industries, Inc.



 COMPANIES IN LAST YEAR'S PEER GROUP THAT ARE NOT INCLUDED IN THE CURRENT PEER
                                     GROUP



Aeroquip-Vickers, Inc.


Asarco Incorporated


Battle Mountain Gold Company


Bethlehem Steel Corp.


Cabletron Systems


Case Corporation


Cyprus Amax Minerals Co.


Data General Corporation


Eastern Enterprises


Fleetwood Enterprises, Inc.


Foster Wheeler Corporation


Fruit of the Loom, Ltd.


W R Grace & Co.


The Great Atlantic & Pacific Tea


  Company, Inc.


Harnischfeger Industries, Inc.


Harrahs Entertainment Inc.


Helmerich & Payne, Inc.


Ikon Office Solutions, Inc.


Jostens, Inc.


Milacron, Inc.


Moore Corp., Ltd.


Nacco Industries Inc.


Oryx Energy Co


Pep Boys Manny Moe & Jack


Polaroid Corporation


Russell Corporation


Shared Medical Systems


  Corporation


Venator Group, Inc.


DIRECTORS' COMPENSATION

     Directors who are not employees of Springs (outside directors) receive an annual cash retainer of $24,000 and, as described below, restricted shares of Spring's class A common stock under Springs' Restricted Stock Plan for Outside Directors equal in value to the cash retainer received during the preceding year. In addition, each outside director receives a fee of $2,500 for attendance at each special meeting of the Springs board and $1,000 for each special meeting conducted by telephone. Chairmen of board committees each receive an additional annual fee of $3,000.

     Under the terms of the Restricted Stock Plan for Outside Directors, each outside director receives an annual grant of shares of class A common stock (restricted shares) as of the day before each annual meeting of shareholders having a market value equal to the annual cash retainer fee earned by the director for the preceding year. The shares are subject to forfeiture and restrictions on transfer and become vested upon the termination of the outside director's service on the Springs board on account of (1) retirement in compliance with the board's mandatory retirement policy; (2) failure to be reelected; or (3) death or disability. In addition, the restriction period may end with the approval of the board on a case-by-case basis if an outside director terminates his or her service as a member of the board (1) for reasons of personal or financial hardship; (2) to serve in any governmental, diplomatic or any other public service position or capacity; (3) to avoid or protect against a conflict of interest; (4) on the advice of legal counsel; or (5) as a result of any other extraordinary circumstances that the board determines to be comparable to the foregoing.

     Upon the completion of the restriction period, all restricted shares granted to an outside director and any distributions thereon retained by Springs during the restriction period become vested. If an outside director leaves the Springs board for any reason other than as set forth above, then all restricted shares issued to such outside director would be forfeited to Springs.

     An outside director may elect deferral of compensation, including the restricted shares, under Springs' Deferred Compensation Plan for Outside Directors. Under this plan, amounts deferred are (1) held as units equivalent to Springs' class A common stock and credited with additional units equal to the number of shares which could be purchased with dividends paid on an equivalent number of shares of class A common stock, or (2) credited to an interest account which is credited quarterly with interest equal to the Lehman Brothers Corporate Long-Term Baa Index.

     Three directors have a deferral account under an Outside Directors COLI Deferred Compensation Plan related to fees earned during the four-year period ending April 1990. Those accounts are credited with interest at an annualized rate equal to Moody's Seasoned Corporate Bond Yield Index, plus 2% to age 55 and plus 4% thereafter and are paid out when board service ends.

     Credits under the COLI Plan and the Deferred Compensation Plan are only contractual obligations of Springs and create no rights superior to other unsecured, general creditors.

     During 2000, Mr. Papone provided consulting services to Springs for which he was paid $58,000. These services included meetings and consultations with Springs' Market Strategy Group regarding consumer advertising and contacts with Springs' primary advertising agency. In addition, Mr. Papone reviewed certain of Springs' advertising programs and consumer packaging. Mr. Papone will provide similar services in 2001 and has been paid a retainer of $50,000. The retainer may be adjusted depending on the extent of consulting services provided in 2001.

                          OTHER ANNUAL MEETING MATTERS

REPORT OF THE AUDIT COMMITTEE

     The audit committee of the Springs board of directors oversees Springs' financial reporting process on behalf of the Springs board pursuant to an audit committee charter adopted by the Springs board, which is attached as Appendix E. The Springs board has determined that members of the audit committee are independent as defined in the rules of the New York Stock Exchange.

     Springs' management has primary responsibility for Springs' financial reporting process and internal controls. Springs' independent auditors are responsible for performing an independent audit of Springs' consolidated financial statements in accordance with accounting standards generally accepted in the United States and have provided their opinion that Springs' financial statements fairly present financial position, results of operations and cash flows for fiscal year 2000 in accordance with generally accepted accounting principles. The audit committee's responsibility is to provide oversight on behalf of the Springs board regarding the financial reporting processes and internal controls and to recommend to the Springs board the engagement of Springs' independent auditors.

     In performing its responsibilities, the audit committee met three times during fiscal year 2000. During the year, the audit committee discussed with Springs' independent auditors the overall scope and plans for their audit. These discussions included those matters required to be discussed by the Statement on Auditing Standards No. 61 relating to conduct of the audit. In addition, the audit committee met with the independent auditors, with and without management being present, to discuss the results of their examinations, their evaluations of Springs' internal controls and the overall quality of Springs' financial reporting. The audit committee also reviewed the non-audit services and the fees billed for these services by the independent auditors. These services and fees are set forth in the following schedule:

            FINANCIAL INFORMATION SYSTEMS
AUDIT FEES  DESIGN AND IMPLEMENTATION FEES  ALL OTHER FEES
----------  ------------------------------  --------------
$591,000                  0                    $494,000

     Springs' independent auditors have provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the audit committee discussed with the independent auditors that firm's independence. Based on these disclosures and discussions, the audit committee has determined that the provision of the non-audit services described in the above table is compatible with maintaining the independent auditors' independence.

     In reliance on the reviews and discussions with management and the independent auditors, the audit committee recommended to the Springs board that the audited financial statements be included in Springs' annual report on Form 10-K for the fiscal year ended December 30, 2000, and that the Springs board engage, subject to shareholder approval, Deloitte & Touche as Springs' independent auditors for fiscal year 2001.

                                  Audit Committee

                                  John L. Clendenin, Chairman
                                  John F. Akers
                                  Robin B. Smith
                                  Sherwood H. Smith, Jr.

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTANTS

     Upon the recommendation of the audit committee of the Springs board of directors, the Springs board has appointed Deloitte & Touche LLP as independent certified public accountants for Springs to audit the consolidated financial statements of Springs and its subsidiaries for the 2001 fiscal year.

     Deloitte & Touche has acted for Springs in this capacity since 1940. Its representatives will attend the annual meeting, will be given the opportunity to make a statement if they desire and will respond to questions directed to them relating to their audit or to Springs' financial statements.

     Springs' board of directors recommends ratification of the appointment of Deloitte & Touche as independent certified public accountants for Springs to audit the consolidated financial statements of Springs and its subsidiaries for the 2001 fiscal year. If a majority of the votes cast at the annual meeting, in person or by proxy, should not approve such appointment, the audit committee and the Springs board will reconsider the appointment of independent certified public accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (AS OF MAY 25,
2001):

                                        CLASS A
                                         COMMON       PERCENT OF      CLASS B       PERCENT OF
NAME                                  STOCK(1),(2)     CLASS A      COMMON STOCK     CLASS B
----                                  ------------    ----------    ------------    ----------
DIRECTORS & NOMINEES
J. F. Akers.........................      4,034          0.04%             --            --
C. C. Bowles........................     84,998(3)       0.79%        135,600(4)       1.90%
J. L. Clendenin.....................      3,927          0.04%             --            --
L. S. Close.........................      7,727          0.07%         73,305(4)       1.03%
C. W. Coker.........................      5,227          0.05%             --            --
W. G. Kelley........................         --            --              --            --
J. H. McArthur......................      3,727          0.03%             --            --
A. Papone...........................      4,384          0.04%             --            --
R. B. Smith.........................      3,041          0.03%             --            --
S. H. Smith, Jr.....................      3,911          0.04%             --            --
S. Turley...........................      5,270          0.05%             --            --
EXECUTIVE OFFICERS
J. A. Atkins........................      3,000          0.03%             --            --
G. P. Coleman.......................         --            --              --            --
J. R. Cowart........................      2,534          0.02%             --            --
C. P. Dorsett.......................     67,729(3)       0.63%             --            --
W.K. Easley.........................     68,302(3)       0.63%             --            --
R. Greer............................      2,453          0.02%             --            --
S. J. Ilardo........................        328          0.00%             --            --
S. P. Kelbley.......................     85,093(3)       0.79%             --            --
C. M. Metzler.......................     25,500(3)       0.24%             --            --
T. P. O'Connor......................     87,947(3)       0.81%             --            --
E. M. Turner........................        100          0.00%             --            --
ALL DIRECTORS, NOMINEES AND
  EXECUTIVE OFFICERS AS A GROUP.....    469,232(3)       4.34%        208,905          2.92%

---------------
(1) Includes shares held under the Outside Directors' Restricted Stock Plan as follows: Mr. Akers, 3,034; Mrs. Bowles, 487; Messrs. Clendenin, Close, Coker, and McArthur, 3,727 each; Mr. Papone, 3,384; Ms. Smith, 2,841; Mr. Smith, 3,411; and Mr. Turley, 4,270. The directors have sole voting power as to these shares but do not have investment power until lapse of restrictions on the restricted shares.

(2) Includes shares held in the Springs of Achievement Partnership Plan as follows: Mrs. Bowles, 318; Mr. Dorsett, 816; Mr. Ilardo, 228; Mr. Kelbley, 906; and Mr. O'Connor, 863. These persons have sole voting and investment power as to these shares.

(3) Includes beneficial ownership of class A common stock that may be acquired within 60 days pursuant to stock options awarded under the Incentive Stock Plan as follows: for Mrs. Bowles, 68,500; Mr. Dorsett, 66,000; Mr. Easley, 66,000; Mr. Kelbley, 83,500; Mr. Metzler, 25,000; and Mr. O'Connor, 83,500.

(4) See text under "-- Close Family Ownership" for additional information about ownership of class B common stock.

  Close Family Ownership

     Mrs. Bowles and Mr. Close are members of the Close family which, together with the Close Foundation, beneficially owned, as of May 25, 2001, a total of 174,880 shares (1.62%) of Springs class A common stock and 7,149,291 shares (99.97%) of Springs class B common stock. As of May 25, 2001, the Close family trusts, The Springs Company, Kanawha Insurance Company and the Close Foundation held Springs class A and class B common stock as follows:

                                       CLASS A                      CLASS B
                                       COMMON     PERCENTAGE OF     COMMON      PERCENTAGE OF
NAME                                    STOCK        CLASS A         STOCK         CLASS B
----                                   -------    -------------    ---------    -------------
Close family trusts..................      --            --        5,020,158(1)     70.20%
The Springs Company..................      --            --        1,401,930(2)     19.60%
Kanawha Insurance Company............      --            --          175,000(3)      2.45%
Close Foundation(4)..................   3,392          0.03%              --           --

---------------
(1) These shares are held in different trusts by Mrs. Anne Springs Close, and by certain children of Mrs. Close, as trustees for the children of Mrs. Close. While Mrs. Close, Mrs. Bowles and Mr. Close each disclaim beneficial ownership of these shares, they have shared voting and dispositive power with respect to 4,115,156; 2,655,610; and 1,849,743 of these shares, respectively.

(2) All outstanding shares of The Springs Company are owned by trusts for the benefit of certain members of the Close family. Mrs. Close and Mr. Close are directors of The Springs Company.

(3) All outstanding shares of Kanawha Insurance Company are owned by trusts for the benefit of certain members of the Close family.

(4) The Close Foundation is a nonprofit foundation established by the Close family. Mrs. Close, Mr. Close, and Mrs. Bowles have shared voting and dispositive power with respect to these shares.

     As of May 25, 2001, the members of the Close family, as well as the directors and executive officers of The Springs Company and Kanawha Insurance Company, beneficially owned Springs class A and class B common stock as follows:

                              CLASS B SHARES       CLASS A SHARES
NAME                          (% OF CLASS B)       (% OF CLASS A)
----                         ----------------      --------------
Crandall C. Bowles.........     135,600 (1.90%)(1)  84,998 (0.79%)(2)
Frances A. Close...........     132,619 (1.85%)(1)            --
Leroy S. Close.............      73,305 (1.03%)(1)   7,727 (0.07%)
Patricia Close.............                --       78,154 (0.72%)(1)
Elliott S. Close...........                --                 --
Hugh W. Close, Jr..........      82,364 (1.15%)(1)            --
Derick S. Close............      63,855 (0.89%)(1)     609 (0.01%)(1)
Katherine A. Close.........      64,460 (0.90%)(1)            --
Anne S. Close..............                --                 --
The Springs Company........  1,953,929 (27.32%)(1)  78,763 (0.73%)(1)
Kanawha Insurance
 Company...................     175,000 (2.45%)               --
James Bradley..............                --          100 (0.00%)
Trust No. 3-M..............     135,600 (1.90%)               --
Trust No. T-3..............      35,827 (0.50%)               --
Trust No. 3-3..............     263,696 (3.69%)               --
Trust No. T-6..............      37,201 (0.52%)               --
Trust No. 3-6..............     263,692 (3.69%)               --
Trust No. 11-A-6...........      95,288 (1.33%)               --
Trust No. 11-B-6...........     121,756 (1.70%)               --
Trust No. 11-C-6...........      92,642 (1.30%)               --
Trust No. 12-6.............       7,250 (0.10%)               --
Trust No. T-7..............      24,591 (0.34%)               --
Trust No. 3-7..............     263,692 (3.69%)               --
Trust No. 11-A-7...........      95,288 (1.33%)               --
Trust No. 11-B-7...........     121,756 (1.70%)               --

                              CLASS B SHARES       CLASS A SHARES
NAME                          (% OF CLASS B)       (% OF CLASS A)
----                         ----------------      --------------
Trust No. 11-C-7...........      92,642 (1.30%)               --
Trust No. 12-7.............       7,250 (0.10%)               --
Trust No. 8-M..............      82,364 (1.15%)               --
Trust No. T-8..............      61,604 (0.86%)               --
Trust No. 3-8..............     263,694 (3.69%)               --
Trust No. 11-A-3...........      95,288 (1.33%)               --
Trust No. 11-B-3...........     121,758 (1.70%)               --
Trust No. 11-C-3...........      92,640 (1.30%)               --
Trust No. 12-3.............       7,250 (0.10%)               --
Trust No. 4-M..............     132,619 (1.85%)               --
Trust No. T-4..............      35,829 (0.50%)               --
Trust No. 3-4..............     263,694 (3.69%)               --
Trust No. 11-A-4...........      95,288 (1.33%)               --
Trust No. 11-B-4...........     121,758 (1.70%)               --
Trust No. 11-C-4...........      92,640 (1.30%)               --
Trust No. 12-4.............       7,250 (0.10%)               --
Trust No. 5-M..............      73,101 (1.02%)               --
Trust No. T-5..............      36,586 (0.51%)               --
Trust No. 3-5..............     263,692 (3.69%)               --
Trust No. 11-A-5...........      95,288 (1.33%)               --
Trust No. 11-B-5...........     121,758 (1.70%)               --
Trust No. 11-C-5...........      92,640 (1.30%)               --
Trust No. 12-5.............       7,250 (0.10%)               --
Trust No. 6-M..............                --       78,154 (0.72%)
Trust No. 11-A-8...........      95,288 (1.33%)               --

                              CLASS B SHARES       CLASS A SHARES
NAME                          (% OF CLASS B)       (% OF CLASS A)
----                         ----------------      --------------
Trust No. 11-B-8...........     121,756 (1.70%)               --
Trust No. 11-C-8...........      92,642 (1.30%)               --
Trust No. 12-8.............       7,250 (0.10%)               --
Trust No. 9-M..............      63,855 (0.89%)        609 (0.01%)
Trust No. T-9..............      72,527 (1.01%)               --
Trust No. 3-9..............     263,696 (3.69%)               --
Trust No. 11-A-9...........      95,288 (1.33%)               --
Trust No. 11-B-9...........     121,756 (1.70%)               --
Trust No. 11-C-9...........      92,642 (1.30%)               --

                              CLASS B SHARES       CLASS A SHARES
NAME                          (% OF CLASS B)       (% OF CLASS A)
----                         ----------------      --------------
Trust No. 12-9.............       7,250 (0.10%)               --
Trust No. 10-M.............      64,460 (0.90%)               --
Trust No. 10-A.............      53,471 (0.75%)               --
Trust No. 10-D.............     175,306 (2.45%)               --
Trust No. 10-E.............     105,874 (1.48%)               --
Trust No. 11-A-10..........      95,288 (1.33%)               --
Trust No. 11-B-10..........     121,756 (1.70%)               --
Trust No. 11-C-10..........      92,640 (1.30%)               --
Trust No. 12-10............       7,250 (0.10%)               --

---------------
(1) Includes shares held under revocable, grantor management trust accounts.

(2) Of these shares, 16,498 are held and the remainder are beneficially owned as a result of options to purchase shares that are currently exercisable.

  Other Principal Holders of Common Stock

                                                                                PERCENTAGE
CLASS                                     NAME & ADDRESS             AMOUNT      OF CLASS
-----                                     --------------             -------    ----------
Class A Common Stock............  Dimensional Fund Advisors, Inc.    626,900(1)  5.8%
                                  1299 Ocean Avenue
                                  Santa Monica, CA 90401

---------------
(1) Based on its Schedule 13G filed February 2, 2001, Dimensional Fund Advisors, Inc., has sole voting and dispositive power with respect to all of these shares.


TRANSACTIONS EFFECTED BY THE SPRINGS OF ACHIEVEMENT PARTNERSHIP PLAN



     During the 60 days preceding the date of this document, the Springs of Achievement Partnership Plan effected the following transactions in Springs class A common stock through its trustee's broker:



                        TRANSACTION                            DATE     PRICE PER SHARE
                        -----------                           -------   ---------------
367 shares sold.............................................  5/30/01       $45.12
967 shares purchased........................................  6/04/01       $45.21
297 shares sold.............................................  6/06/01       $45.23
28 shares sold..............................................  6/07/01       $45.22
132 shares purchased........................................  6/08/01       $45.27
310 shares sold.............................................  6/13/01       $45.34
165 shares purchased........................................  6/18/01       $45.15
22 shares purchased.........................................  6/19/01       $45.00
205 shares sold.............................................  6/21/01       $45.07
157 shares purchased........................................  6/25/01       $44.43
24 shares purchased.........................................  6/26/01       $44.44
191 shares sold.............................................  6/27/01       $44.17
1,003 shares purchased......................................  7/02/01       $44.21
1,445 shares purchased......................................  7/02/01       $44.28
354 shares sold.............................................  7/03/01       $44.06
249 shares sold.............................................  7/05/01       $44.18
159 shares purchased........................................  7/09/01       $43.93
589 shares sold.............................................  7/11/01       $43.87
68 shares purchased.........................................  7/16/01       $43.98
588 shares sold.............................................  7/30/01       $45.10

TRANSACTIONS WITH CERTAIN PERSONS

     For many years, Springs has transacted business with certain companies that are controlled by members of the Close family. Mrs. Bowles and Mr. Close are affiliated with these companies. The amounts paid or received by Springs for these transactions are set forth below.

     Springs paid The Springs Company and certain of its affiliates $18,159 for rent, reimbursement of property taxes on the Founder's House, railroad track maintenance and miscellaneous goods and services in 2000.

     Kanawha Insurance Company writes certain group insurance policies for Springs and provides administrative services under certain of Springs' self-funded medical benefit programs. Premiums paid to Kanawha for the group policies totaled approximately $2.45 million in 2000. Springs also paid Kanawha approximately $1.73 million in 2000 for administrative services under certain of Springs' medical benefit programs.

     Payments by Springs to Sandlapper Fabrics, Inc. for printed fabric and printing services totaled approximately $1.36 million in 2000. Mr. Close is chairman of Sandlapper Fabrics.

     Springs believes that the services, property, and facilities described in the foregoing paragraphs, which have been reviewed by the audit committee, have been obtained by it on terms as favorable as those available from unaffiliated parties.

     Charges by Springs for services in 2000 to The Springs Company and its affiliates were approximately $33,989. These services consisted primarily of administrative, maintenance, and courier services.

     Springs, as a service to its employees and pursuant to individual authorization, provides at no charge a payroll deduction program for payment of premiums on individual insurance policies purchased directly from Kanawha Insurance Company.

     In 1987, Springs entered into a 50-year agreement with Springland, Inc., a wholly-owned subsidiary of The Springs Company, to lease the Founder's House in Fort Mill, South Carolina, which is listed in the National Register of Historic Structures. Springs uses the Founder's House to provide quarters for visiting directors, associates, and guests of Springs. The Founder's House is also used for meetings by Springs.

     Springs is obligated to pay rent of $1.00 per year under the lease and to pay for all utilities, insurance, maintenance and taxes on the Founder's House. Springland has the right to terminate the lease upon six months' notice after the year 2019. If Springland elects to terminate the lease, it must pay Springs the unamortized book value of improvements made by Springs computed on a straight line amortization basis over a forty-year useful life.

OTHER TRANSACTIONS

     In addition to the transactions described in the preceding section, Springs and its subsidiaries purchase products and services from and/or sell products to companies of which certain other of the Springs directors are executive officers or directors or otherwise affiliated. Springs does not consider the amounts involved in such transactions material. Such purchases from and sales to each company were conducted on an arm's-length basis and were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions may continue in the future.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Springs' directors and executive officers and any beneficial owner of more than ten percent of any class of Springs' shares to file reports relating to their ownership and changes in ownership of Springs common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on information provided to Springs and a review of such reports submitted to Springs, Springs believes that all required reports were filed on a timely basis during 2000.

ANNUAL REPORT AND FORM 10-K

     The annual report to shareholders for the year ended December 30, 2000, including consolidated financial statements, has been mailed to all shareholders of record. The annual report is not part of this document.

     A copy of Springs' annual report to shareholders and the annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained by shareholders without charge by writing: Springs Industries, Inc., P.O. Box 70, Fort Mill, South Carolina 29716, Attention: Secretary.


                                   * * * * *



     Springs' management is not aware of any other matters to be presented at the annual meeting. If other matters should arise, however, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

                               MAP AND DIRECTIONS


                            TO SHAREHOLDERS MEETING:


                                     [MAP]

                   Baxter M. Hood Continuing Education Center
                             York Technical College
                              452 S. Anderson Road
                              Rock Hill, SC 29730
                                  803/325-2888

I-77 NORTH FROM COLUMBIA:

Follow I-77 North to exit 79 in Rock Hill, SC. Turn left onto Dave Lyle Blvd. Turn left at light onto Hood Center Drive. At stop sign, go straight into Baxter Hood Center parking area.

I-77 SOUTH FROM CHARLOTTE:

Follow I-77 South to exit 79 in Rock Hill, SC. Blend into Dave Lyle Blvd. heading west. Turn left at light onto Hood Center Drive. At stop sign, go straight into Baxter Hood Center parking area.

                                 OTHER MATTERS



MATERIALS PREPARED BY SHEFFIELD



  February 15, 2001 Presentation



     As financial advisor to the Close family in connection with the recapitalization, Sheffield was not requested to, and did not, render any appraisal or opinion in connection with the recapitalization. However, Sheffield did prepare materials that were presented to the Close family on February 15, 2001. This presentation was made in order to assist the Close family in its formulation of a proposal with Heartland Industrial Partners, and Sheffield did not make any findings, recommendations or conclusions in this presentation. At the time this presentation was made, the Close family was considering the preliminary proposal made by Heartland Industrial Partners. This presentation discussed Heartland Industrial Partners' rationale for the proposed transaction and provided various methodologies the Close family could use to analyze Heartland Industrial Partners' preliminary proposal. These analyses, which are described below, do not purport to be the most appropriate and relevant methods of analysis for these particular circumstances. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results of values, which may be significantly more or less favorable than as set forth in the analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Springs, Heartland Industrial Partners, the Springs special committee, Springs' board of directors, Sheffield or any other person assumes responsibility if future results or actual values differ materially from the estimates.



     Sheffield's advisory services were provided for the assistance of the Close family in connection with its formulation of a proposal with Heartland Industrial Partners. This presentation is not intended to be and does not constitute a recommendation to any stockholder of Springs as to how such stockholder should vote with respect to the recapitalization. This presentation should not be deemed to constitute an opinion that the $44 per share proposal offered or the $46 per share cash consideration to be received by Springs stockholders (other than Springs and its affiliates) is fair, from a financial point of view or otherwise, to such stockholders, Springs, or any other person.



     In preparing its presentation materials, Sheffield reviewed and analyzed, among other things:



          (1) publicly available information concerning Springs (stock symbol:
     SMI) and various companies that constituted Springs' peer group (which included Dan River (stock symbol: DRF), Mohawk (stock symbol: MHK) and WestPoint Stevens (stock symbol: WXS), collectively the "Peer Group") that Sheffield believed to be relevant to its analysis, including, without limitation, each of the periodic reports and proxy statements filed by Springs and the Peer Group since January 1, 1998, including the audited and unaudited financial statements included in such reports and statements;



          (2) financial and operating information with respect to the corporate structure, businesses, operations and prospects of Springs as furnished to Sheffield by Springs, including financial projections based on Springs' business plan as described under "Certain Financial Projections" on pages 28 to 29; and



          (3) a trading history of the stocks of Springs and the Peer Group from January 1, 1999 to February 9, 2001.



     In preparing its presentations, Sheffield assumed and relied upon the accuracy and completeness of the financial and other information used by Sheffield without assuming any responsibility for independent verification of such information. With respect to the financial projections of Springs, Sheffield assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Springs as to the future financial performance of Springs and that Springs would perform in accordance with such projections. In preparing its presentations, Sheffield did not conduct a physical inspection of the properties or facilities of Springs and did not make or obtain any evaluations or appraisals of the assets or liabilities of Springs.



     The presentation delivered to the Close family by Sheffield on February 15, 2001 has been included as Exhibit (c)(3) to the Schedule 13E-3 filed by Springs in connection with the recapitalization, and the following summary is qualified by reference to that exhibit. The full text of Sheffield's presentation is also available for inspection and copying at the corporate offices of Springs during regular business hours.



     In the materials prepared by Sheffield and presented to the Close family on February 15, 2001, the following methodologies were included: premium analysis, comparable company analysis, alternative transaction analysis and discounted cash flow analysis, as described below. These materials described the rationale for undertaking the proposed transaction at this time, including the fact that with Heartland Industrial Partners' equity investment, Springs would have flexibility to make acquisitions, capital expenditures and pay dividends, and that Heartland Industrial Partners was committed to the home furnishings industry.



     Premium Analysis. Using publicly available information, Sheffield reviewed the historical closing price of Springs stock as of February 9, 2001, January 12, 2001 (1 month prior), November 19, 2001 (3 months prior), August 25, 2000 (6 months prior) and February 9, 2000 (52 weeks prior). Sheffield compared the $44 per share price of the preliminary proposal to the prices prevailing on the dates above. The table below sets forth the percentage premiums that the $44 per share price of the preliminary proposal represents to the price as of the respective dates above:



                                                            PRICE     PREMIUM
                                                            ------    -------
February 9, 2001..........................................  $36.28      21%
One-month Average.........................................  $33.31      32%
Three-month Average.......................................  $29.57      49%
Six-month Average.........................................  $28.97      52%
One Year Average..........................................  $34.06      29%



     Comparable Company Analysis. Using publicly available information, Sheffield compared the public stock market trading multiples for Springs with those of the Peer Group. Sheffield captured certain data, including closing stock price as of February 9, 2001, market capitalization, earnings reported for the last twelve months (referred to as "LTM") and consensus analyst earnings estimates for 2001. Sheffield then calculated the market price as a multiple of 1999, LTM, 2000 and 2001 revenues, earnings before interest, taxes, depreciation and amortization (referred to as "EBITDA"), earnings before interest and taxes (referred to as "EBIT") and net income. Sheffield also determined the multiples for Springs, using the $44 per share price of the preliminary proposal. The following table shows the results of such analyses as of February 9, 2001:



                                              PRICE AS A MULTIPLE OF EARNINGS PER SHARE
                                             -------------------------------------------
                                             SMI @ $44     SMI     WXS     DRF      MHK
                                             ----------    ----    ----    ----    -----
2000 Net Income............................     11.3x      9.3x    6.5x    5.9x     9.7x
2001P Net Income...........................     11.4x      9.3x    5.9x    5.8x    11.1x



                                             AGGREGATE VALUE AS A MULTIPLE OF EBIT
                                             --------------------------------------
                                             SMI @ $44    SMI    WXS    DRF    MHK
                                             ---------    ---    ---    ---    ----
2000 EBIT..................................     7.8x      9.0x   6.5x   8.6x    7.0x
2001P EBIT.................................     7.5x      8.3x   5.9x   8.3x    8.0x



                                               AGGREGATE VALUE AS A MULTIPLE OF EBITDA
                                             -------------------------------------------
                                             SMI @ $44     SMI     WXS     DRF      MHK
                                             ----------    ----    ----    ----    -----
2000 EBITDA................................      4.5x      3.9x    6.6x    4.8x     5.5x
2001P EBITDA...............................      4.3x      3.8x    6.3x    4.7x     5.8x

                                              AGGREGATE VALUE AS A MULTIPLE OF REVENUE
                                             -------------------------------------------
                                             SMI @ $44     SMI     WXS     DRF      MHK
                                             ----------    ----    ----    ----    -----
2000 Revenue...............................       --       0.4x    1.1x    0.7x     0.7x
2001P Revenue..............................       --       0.4x    1.1x    0.7x     0.7x



     Alternative Transaction Analysis. Sheffield also compared the results of a range of transaction alternatives in its presentation for the Close family, based on both Scenario 1 and Scenario 2 financial forecasts:



     Status Quo -- No transaction


     $75MM Buyback -- Repurchase of $75MM shares at $38 per share


     $150MM Buyback -- Repurchase of $150MM shares at $40 per share


     HIP Recap at $46 -- Heartland Industrial Partners proposed leveraged recapitalization


     HIP Recap at $46 with Growth -- Heartland Industrial Partners transaction with additional growth from future acquisitions


     Family LBO at $46 -- Going private transaction involving the Close family but without Heartland Industrial Partners' equity investment



     Sheffield's analysis concentrated primarily on leverage, as measured by debt-to-EBITDA ratios, and internal rates of return (referred to as "IRRs") (assuming an exit multiple of 4.0x to 5.0x EBITDA) for each of these alternative transactions, assuming a $36 initial investment value, that might be produced assuming the sale of Springs after five years at various share prices. The $36 initial investment value was used to calculate IRRs because, as the approximate, pre-announcement value per share of Springs class A common stock, it represented the Close family's actual per share investment in each alternative transaction. The results of these analyses are summarized in the table below:



                                                   $75MM    $150MM                HIP RECAP
                                     STATUS QUO   BUYBACK   BUYBACK   HIP RECAP   (W/GROWTH)   FAMILY LBO
                                     ----------   -------   -------   ---------   ----------   ----------
Debt to 2000 EBITDA................     1.3x        1.6x      2.0x       2.7x        2.7x         3.4x
IRR % (Scenario 2).................    23-28       25-30     26-32      28-34       35-43        33-40
IRR % (Scenario 1).................    17-22       18-23     18-24      18-25       28-36        21-28



     Discounted Cash Flow Analysis. Sheffield performed a discounted cash flow analysis, using projections based on the Scenario 1 and Scenario 2 financial forecasts prepared by management of Springs, in order to derive an implied equity value reference range for Springs. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period covered by these projections and then added a terminal value based upon a range of EBITDA multiples of 3.5x to 4.5x. The unleveraged after-tax cash flows and terminal values were discounted using a range of discount rates (9.0% to 10.5%) that Sheffield deemed appropriate, based on Springs' weighted average cost of capital. The valuation ranges implied by this analysis are summarized in the following table:



                                                TERMINAL VALUE     IMPLIED PER SHARE
                                                MULTIPLE RANGE      VALUE RANGE($)
                                                ---------------    -----------------
Projections based on Scenario 2...............   3.5x to 4.5x       53.31 to 71.72
Projections based on Scenario 1...............   3.5x to 4.5x       40.45 to 55.00



     The preceding is a summary of each of the material financial analyses prepared by Sheffield and presented to the members of the Close family in connection with their consideration of the preliminary proposal. This summary does not purport to be a complete description of the analyses performed by Sheffield. Sheffield made no attempt to assign specific weights to particular analyses or factors considered.



  February 18, 2001 Materials



     The materials provided by Sheffield to the Close family and Heartland Industrial Partners on February 18, 2001 to assist them in the selection of the initial offering price has been included as Exhibit (c)(4) to the Schedule 13E-3 filed by Springs in connection with the recapitalization, and the following summary is qualified by reference to that exhibit. The full text of Sheffield's presentation is also available for inspection and copying at the corporate offices of Springs during regular business hours.



     Selected Comparable Public Company Analysis. Sheffield compared selected financial information, ratios and public market multiples for Springs to the corresponding data for the following three publicly-traded home furnishings companies:



     - Dan River, Inc.



     - Mohawk Industries, Inc.



     - WestPoint Stevens, Inc.



This comparable company analysis resulted in the following ranges of multiples as of February 16, 2001:



                                                                        SPRINGS MULTIPLE @
                                                                         $36.10 TO $48.00
MULTIPLE ANALYSIS                                     MULTIPLE RANGE        PER SHARE
-----------------                                     --------------    ------------------
Aggregate Value/2000 Revenue........................  0.68x to 1.12x      0.45x to 0.55x
Aggregate Value/2000 EBITDA.........................    4.8x to 6.6x        4.0x to 4.9x
Aggregate Value/2001 EBITDA.........................    4.7x to 6.2x        3.9x to 4.8x
Aggregate Value/2000 EBIT...........................    7.2x to 8.9x        7.0x to 8.6x
Aggregate Value/2001 EBIT...........................    7.4x to 8.3x        6.7x to 8.4x
Equity Value/2000 Pro Forma NI......................   5.9x to 10.2x       9.6x to 13.0x
Equity Value/2001 Pro Forma NI......................   5.7x to 10.5x      12.5x to 20.9x



     Premium Analysis. Sheffield reviewed historical trading prices for the class A common stock for the latest twelve months ended February 16, 2001 as compared to proposed recapitalization prices ranging from $36.10 to $48.00. Sheffield also reviewed the average closing prices for the class A common stock prior to February 16, 2001 as compared to proposed recapitalization prices ranging from $36.10 to $48.00 as set forth in the following table:



                                                                          SPRINGS IMPLIED
                                                                             PREMIUM @
                                                             SPRINGS      $36.10 TO $48.00
PREMIUM ANALYSIS                                           STOCK PRICE       PER SHARE
----------------                                           -----------    ----------------
February 16, 2001........................................    $36.10         0.0% to 33.0%
30-day Average...........................................    $35.05         3.0% to 37.0%
60-day Average...........................................    $33.21         8.7% to 44.6%
90-day Average...........................................    $31.21        15.7% to 53.8%
6-month Average..........................................    $29.29        23.3% to 63.9%
1-year Average...........................................    $33.70         7.1% to 42.4%
2-year Average...........................................    $35.65         1.3% to 34.6%



     Trading Volume Analysis. Sheffield reviewed historical trading volume for the class A common stock for the three-month, six-month, one-year and two-year periods ended February 16, 2001. For the three-month and six-month periods, Springs stock traded below $38.00 per share with the majority of share volume in the $26.00 to $29.00 per share range. For the one-year and two-year periods, Springs stock traded between $22.00 and $49.00 per share with the vast majority of trades occurring at prices materially below $44.00 per share.



     Historical Stock Price Analysis. Sheffield reviewed graphically the historical trading prices for the class A common stock for the three-month, six-month, one-year and two-year periods ended February 16, 2001.

     Valuation Analysis. Sheffield reviewed graphically several public market trading parameters and several discounted cash flow metrics in order to determine a range of values for the class A common stock based on those parameters. The results are set forth in the following table.



                                                                         SPRINGS IMPLIED
                                                                           STOCK PRICE
VALUATION ANALYSIS                             MULTIPLE/DISCOUNT            PER SHARE
------------------                         --------------------------    ----------------
Public Market Trading Parameters
  Revenues...............................  0.4x to 0.5x                  $32.33 to $44.50
  EBIT...................................  6.5x to 7.5x                  $33.89 to $41.62
  P/E....................................  9.0x to 10.0x                 $35.24 to $39.00
Discounted Cash Flow Metrics(1)
  Projections based on Scenario 2........  3.5x to 4.5x/10.5% to 9.0%    $51.35 to $69.85
  Projections based on Scenario 1........  3.5x to 4.5x/10.5% to 9.0%    $38.43 to $53.05


---------------

(1)Terminal Value EBITDA Multiples



     Comparative Leverage Analysis. Sheffield also compared the results of a range of transaction alternatives and competitors in its presentation similar to that set forth in the Close family presentation dated February 15, 2001, based on both base case and downside case returns:



     Dan River, Inc.


     WestPoint Stevens, Inc.


     Status Quo -- No transaction


     $75MM Buyback -- Repurchase of $75MM shares at $38 per share


     $150MM Buyback -- Repurchase of $150MM shares at $40 per share


     HIP Recap at $46 -- Heartland proposed leveraged recapitalization


     HIP Recap at $46 with Growth -- Heartland transaction with additional growth


     Family LBO at $46 -- Going private transaction w/o Heartland's equity investment



     Sheffield's analysis concentrated primarily on leverage, as measured by debt-to-EBITDA ratios, for each of these alternative transactions. The results of these analyses are summarized in the table below:



Debt to 2000 EBITDA



            WESTPOINT                $ 75MM    $150MM                 HIP RECAP
DAN RIVER    STEVENS    STATUS QUO   BUYBACK   BUYBACK   HIP RECAP    (W/GROWTH)   FAMILY LBO
---------   ---------   ----------   -------   -------   ----------   ----------   ----------
  4.0x        5.3x        1.5x        1.8x      2.1x       2.9x         2.9x         3.6x



     The debt-to-EBITDA ratios provided by Sheffield in its February 18 materials were slightly higher than those presented to the Close family on February 15 due to the inclusion of approximately $39 million of deferred compensation related debt.



PRELIMINARY DRAFT MATERIALS PREPARED BY UBS WARBURG



  March 19, 2001 Presentation



     At the March 19, 2001 special committee meeting, UBS Warburg made a presentation to the special committee. The presentation given by UBS Warburg was a preliminary draft valuation analysis of Springs and the $44.00 per share proposal from the Close Family and Heartland Industrial Partners. The preliminary draft presentation was not intended to address the fairness, from a financial point of view, to the public shareholders of Springs of the $44.00 per share proposal. In connection with the rendering of UBS Warburg's financial fairness opinion, UBS Warburg's final valuation analysis in respect of the Close family's and Heartland Industrial Partners' $46.00 per share final proposal was presented to the special committee on April 24, 2001.



     The March 19 presentation materials were distributed to the special committee in preliminary draft form and were based on incomplete information. These preliminary draft materials were not prepared with a view toward public disclosure, and are included in this document only because such information was made available to the special committee. In addition, the methodologies, assumptions and other factors considered by UBS Warburg in the preparation of these preliminary draft materials may not be the same as the methodologies, assumptions and other factors considered by UBS Warburg in connection with the other materials prepared by UBS Warburg that are described in this document.



     In connection with UBS Warburg's review, Springs' management provided UBS Warburg with two sets of five-year financial forecasts for Springs, with one set entitled "Scenario 2 (Higher Risk)," which were also called "Management Base Case" and the other set entitled "Scenario 1 (Lower Risk)," which were also called "Management Downside Case." As described in the March 19 presentation materials, UBS Warburg's preliminary draft valuation analysis was based on both sets of projections, although at the time of the presentation Springs' management had not finalized such projections and Springs' management subsequently modified such projections. However, in preparing the financial and comparative analyses in connection with the rendering of its financial fairness opinion, UBS Warburg was instructed by the special committee to disregard and not take into consideration the five-year financial forecast for Springs entitled "Scenario 2 (Higher Risk)" because, based on general economic and industry trends, Springs' past experience and the view of Springs' management as to the likelihood of achievement, the special committee did not believe, with UBS Warburg's concurrence, that the financial forecast entitled "Scenario 2 (Higher Risk)" was likely to be achieved.



     In connection with its review, with the special committee's consent, UBS Warburg did not assume any responsibility for independent verification of any of the financial and other information, including without limitation the projections referred to above, utilized in its preliminary draft presentation, relied on it as being complete and accurate in all material respects, and assumed that the "Scenario 1 (Lower Risk)" projections provided to UBS Warburg by Springs' management had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Springs' management as to the future performance of Springs. In addition, with the special committee's consent, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Springs, nor was UBS Warburg furnished with any such evaluation or appraisal.



     In performing its preliminary draft analysis, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Springs. No company, transaction or business used in the preliminary draft analysis as a comparison is identical to Springs or its businesses or the recapitalization, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.



     The estimates contained in the preliminary draft analyses prepared by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.



     The following is a summary of the material preliminary draft financial analyses prepared by UBS Warburg and presented to the special committee on March 19, 2001. These preliminary draft valuation analyses have been included as Exhibit (c)(5) to the Schedule 13E-3 filed by Springs in connection with the recapitalization, and the following summary is qualified by reference to that exhibit. The full text of UBS Warburg's preliminary draft presentation is also available for inspection and copying at the corporate offices of Springs during regular business hours.



     The preliminary draft financial analyses summarized below include information presented in tabular format. In order to understand the preliminary draft analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the preliminary draft analyses, including the methodologies and assumptions underlying the preliminary draft analyses, could create a misleading or incomplete view of the preliminary draft analyses.



     Historical Stock Performance. UBS Warburg reviewed historical trading prices for the Class A common stock. This stock price performance review indicated that, for the latest twelve months ended February 16, 2001, the low and high closing prices for the Class A common stock were $22.63 and $48.81, respectively. UBS Warburg also reviewed the closing price of the Class A common stock on February 16, 2001 and average closing prices and the low and high closing prices over periods prior to February 16, 2001 as set forth in the following table:



SELECTED STATISTICS                                       CLOSING PRICE
-------------------                                       -------------
February 16, 2001.......................................     $36.10
30 Day Average..........................................     $35.05
90 Day Average..........................................     $31.21
52 Week Average.........................................     $33.70
52 Week High............................................     $48.81
52 Week Low.............................................     $22.63
3 Year Average..........................................     $38.53
3 Year High.............................................     $60.75
3 Year Low..............................................     $22.63



     Selected Comparable Public Company Analysis. UBS Warburg compared selected financial information, ratios and public market multiples for Springs to the corresponding data for the following six publicly-traded home furnishings companies:



     - Burlington Industries, Inc.



     - Crown Crafts, Inc.



     - Dan River, Inc.



     - Galey & Lord, Inc.



     - Mohawk Industries, Inc.



     - WestPoint Stevens, Inc.



     UBS Warburg chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Springs in that these companies operate in the home furnishings industry. The selected public companies may significantly differ from Springs based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular segments of the home furnishings industry in which the companies focus.



     UBS Warburg reviewed, among other information, the comparable companies' multiples of TEV to:



     - LTM revenue;



     - LTM EBITDA;



     - LTM FCF; and



     - LTM EBIT.



     UBS Warburg also reviewed, among other information, the comparable companies' P/E multiples for the calendar year ending December 31, 2000 and projected P/E multiples, based on IBES consensus earnings estimates for the calendar year ending December 31, 2001.

     The Springs comparable companies analysis resulted in the following ranges of multiples as of March 16, 2001:



                                                                           SPRINGS IMPLIED
                                                                             MULTIPLE @
MULTIPLE ANALYSIS                                        MULTIPLE RANGE     $44.00/SHARE
-----------------                                        --------------    ---------------
TEV / LTM Revenue......................................  0.33x to 1.07x          0.53x
TEV / LTM EBITDA.......................................   4.5x to  6.3x           4.7x
TEV / LTM FCF..........................................   5.6x to  8.3x           7.3x
TEV / LTM EBIT.........................................   5.9x to  9.0x           8.1x
2000 P/E...............................................   4.8x to  9.6x          11.1x
2001E P/E -- IBES......................................   5.1x to 13.9x          11.2x



     Actual LTM data for Springs and the selected companies were based on the respective companies' Forms 10-K and 10-Q as well as certain internal financial reports for Springs.



     Premiums Paid Analysis. UBS Warburg reviewed selected purchase price per share premiums paid in acquisitions of publicly-traded domestic companies in non-financial industries announced, excluding certain transactions that in UBS Warburg's judgment were non-representative, from January 1, 1999 through March 14, 2001, with deal sizes between $200.0 million and $2.0 billion. This analysis indicated arithmetic average premiums to the target's closing stock prices on dates prior to the announcement as set forth in the following table.



                                                                  PREMIUM TO STOCK PRICE (%)
                                                         --------------------------------------------
                                                           ONE DAY         ONE WEEK       ONE MONTH
                                                           PRIOR TO        PRIOR TO        PRIOR TO
                                      NUMBER OF DEALS    ANNOUNCEMENT    ANNOUNCEMENT    ANNOUNCEMENT
                                      ---------------    ------------    ------------    ------------
DEALS ANNOUNCED IN 2001
  Cash Deals........................         33              36.7            41.2            53.8
  Other Deals.......................         52              29.4            41.4            38.0
  All Deals.........................         85              29.7            41.2            47.0
DEALS ANNOUNCED IN 2000
  Cash Deals........................        287              23.6            32.7            38.1
  Other Deals.......................        381              27.8            34.5            42.4
  All Deals.........................        668              27.0            34.0            41.4
DEALS ANNOUNCED IN 1999
  Cash Deals........................        303              22.7            28.9            34.7
  Other Deals.......................        344              24.4            30.1            38.6
  All Deals.........................        647              24.2            29.8            37.2
COMBINED AVERAGES
  Cash Deals........................        623              27.7            34.3            42.2
  Other Deals.......................        777              27.2            35.3            39.7
  All Deals.........................       1400              27.0            35.0            41.9
                                           ====              ====            ====           =====
Implied Premium of Proposed
  Recapitalization of Springs @
  $44.00/share......................                         21.9            21.3            36.2
                                                             ====            ====           =====
Implied Premium of Proposed
  Recapitalization of Springs @
  $46.00/share......................                         27.4            26.8            42.4
                                                             ====            ====           =====
Implied Premium of Proposed
  Recapitalization of Springs @
  $48.00/share......................                         33.0            33.0            48.6
                                                             ====            ====           =====

                                                                  PREMIUM TO STOCK PRICE (%)
                                                         --------------------------------------------
                                                           ONE DAY         ONE WEEK       ONE MONTH
                                                           PRIOR TO        PRIOR TO        PRIOR TO
                                      NUMBER OF DEALS    ANNOUNCEMENT    ANNOUNCEMENT    ANNOUNCEMENT
                                      ---------------    ------------    ------------    ------------
Implied Premium of Proposed
  Recapitalization of Springs @
  $50.00/share......................                         38.5            38.5            54.8
                                                             ====            ====           =====
Implied Premium of Proposed
  Recapitalization of Springs @
  $52.00/share......................                         44.0            44.0            60.9
                                                             ====            ====           =====



     UBS Warburg reviewed selected purchase price per share premiums paid both in cash acquisitions and in minority close-out transactions of publicly-traded domestic companies announced, excluding certain transactions that in UBS Warburg's judgment were non-representative, from January 1990 through February 2001. This analysis indicated arithmetic average premiums to the target's closing stock prices on dates prior to the announcement as set forth in the following table.



                                                                  PREMIUM TO STOCK PRICE (%)
                                                         --------------------------------------------
                                                           ONE DAY         ONE WEEK       ONE MONTH
                                      AVERAGE ANNUAL       PRIOR TO        PRIOR TO        PRIOR TO
                                      NUMBER OF DEALS    ANNOUNCEMENT    ANNOUNCEMENT    ANNOUNCEMENT
                                      ---------------    ------------    ------------    ------------
CONTROL TRANSACTIONS
  Cash Deals........................        383              33.7            37.4            40.9
  Stock Deals.......................         79              25.8            29.2            30.6
  Both..............................         64              29.1            35.4            41.3
  All Deals.........................        526              31.9            35.9            39.4
MINORITY CLOSE-OUT TRANSACTIONS
  Cash Deals........................        101              27.8            29.1            30.2
  Stock Deals.......................         31              17.7            19.4            22.7
  Both..............................          6              29.6            29.4            26.9
  All Deals.........................        138              25.6            26.9            28.4
                                            ===              ====            ====            ====
Implied Premium of Proposed
  Recapitalization of Springs @
  $44.00/share......................                         21.9            21.3            36.2
                                                             ====            ====            ====



     Selected Comparable Transaction Analysis. UBS Warburg reviewed publicly available financial information relating to the following selected transactions in the home furnishings industry since February 1995:



ACQUIROR                                                       TARGET
--------                                                       ------
Berkshire Hathaway, Inc.                              Shaw Industries, Inc.
Investor Group                                        Conso International Corp.
CGW Southeast Partners IV, L.P.                       Johnston Industries, Inc.
Dan River, Inc.                                       The Bibb Company
Pillowtex Corp.                                       Fieldcrest Cannon, Inc.
Springs Industries, Inc.                              Dundee Mills, Inc.



     UBS Warburg chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the recapitalization in that these transactions involved companies in the home furnishings industry. The selected transactions may differ significantly from the recapitalization based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

     UBS Warburg reviewed, among other things, the TEVs implied in the relevant transactions as a multiple of LTM revenue, LTM EBITDA, LTM FCF and LTM EBIT and the EMV implied in the relevant transactions as a multiple of LTM net income.



     The analysis indicated the following implied multiples for the selected transactions and for the recapitalization:



                                                                           SPRINGS IMPLIED
                                                                             MULTIPLE @
MULTIPLE ANALYSIS                                        MULTIPLE RANGE     $44.00/SHARE
-----------------                                        --------------    ---------------
TEV/LTM Revenue........................................  0.53x to 1.10x         0.53x
TEV/LTM EBITDA.........................................  5.9x to 18.4x           4.7x
TEV/LTM FCF............................................  7.2x to 47.3x           7.4x
TEV/LTM EBIT...........................................  7.9x to 40.7x           8.2x
EMV/LTM Net Income.....................................  11.5x to 23.9x         11.1x



     All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular transaction. Actual LTM data for Springs and the selected companies were based on the respective companies' Forms 10-K and 10-Q as well as certain internal financial reports for Springs.



     Discounted Cash Flow Analysis. UBS Warburg performed a discounted cash flow analysis, using the Scenario 1 and Scenario 2 financial forecasts prepared by management of Springs, in order to derive an implied equity value reference range for Springs. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period covered by the Scenario 1 and Scenario 2 financial forecasts and then added a terminal value based upon ranges of EBITDA, FCF and EBIT multiples and a growth perpetuity based on unleveraged after-tax free cash flow from 4.0x to 6.0x, 6.0x to 8.0x, 6.0x to 8.0x, and 0.0% to 2.0%, respectively. The unleveraged after-tax cash flows and terminal values were discounted using a range of discount rates (8.75% to 12.75%) that UBS Warburg deemed appropriate, based on Springs' weighted average cost of capital. The valuation ranges implied by this analysis are summarized in the following table:



                                                        TERMINAL VALUE     IMPLIED PER SHARE
              TERMINAL VALUE BASED UPON                 MULTIPLE RANGE      VALUE RANGE($)
              -------------------------                 ---------------    -----------------
SCENARIO 2 FINANCIAL FORECASTS
EBITDA................................................  4.0x to 6.0x        49.80 to 89.58
EBIT..................................................  6.0x to 8.0x        52.54 to 69.46
FCF...................................................  6.0x to 8.0x        53.03 to 85.05
Perpetuity Growth.....................................  0.0% to 2.5%        41.40 to 95.11
SCENARIO 1 FINANCIAL FORECASTS
EBITDA................................................  4.0x to 6.0x        36.48 to 67.47
EBIT..................................................  6.0x to 8.0x        32.16 to 43.17
FCF...................................................  6.0x to 8.0x        34.23 to 56.50
Perpetuity Growth.....................................  0.0% to 2.5%        30.00 to 71.85



     Leveraged Recapitalization Analysis. UBS Warburg performed a leveraged recapitalization analysis of Springs to show the IRRs to a typical financial buyer that might be produced assuming the sale of Springs to such a financial buyer at various per share purchase prices. A leveraged recapitalization involves the acquisition or recapitalization of a company financed primarily by incurring indebtedness that is serviced by the post-recapitalization operating cash flow of Springs. For purposes of the leveraged recapitalization analysis, UBS Warburg assumed, among other things: (i) a purchase price per share range from $44.00 to $50.00; (ii) recapitalization accounting (no push-down of goodwill); (iii) a closing date of June 30, 2001; and

(iv) that the hypothetical investor sells Springs in 4.5 years (i.e., at the end of 2005) at an EBITDA multiple of 5.0x. The results of these analyses are summarized in the table below:



                                                            PURCHASE PRICE PER SHARE
                                                      ------------------------------------
                                                      $44.00    $46.00    $48.00    $50.00
                                                      ------    ------    ------    ------
IRR(%) -- Scenario 2 Financial Forecasts............   27.6      26.2      24.8      23.5
IRR(%) -- Scenario 1 Financial Forecasts............   15.7      14.2      12.7      11.2
LEVERAGE AND COVERAGE STATISTICS -- SCENARIO 2
  FINANCIAL FORECASTS
     2000 Pro Forma(x):
       Total Debt/EBITDA............................    2.7       2.8       2.9       3.0
       EBITDA/Interest Expense......................    4.3       4.1       4.0       3.9



     Present Value of Hypothetical Future Stock Price Analysis. UBS Warburg performed a present value of hypothetical future stock price analysis using the Scenario 1 and Scenario 2 financial forecasts prepared by management of Springs, in order to derive an implied equity value reference range for Springs. The future stock price range was determined by applying a P/E multiple range of 8.0x-10.0x. The P/E multiple range used in this analysis was selected by UBS Warburg after considering the implied P/E multiple range derived from the comparable public companies analysis and the implied P/E multiples for Springs for various periods prior to the announcement of the proposed recapitalization. This hypothetical future stock price and the forecasted constant per share dividend stream generated over the five-year period (2001-2005) were then discounted at a levered cost of equity of 12.50%. The valuation range indicated by this analysis is summarized in the following table:



($ PER SHARE)                                2001P    2002P    2003P    2004P    2005P
-------------                                -----    -----    -----    -----    -----
SCENARIO 1 FINANCIAL FORECAST
Projected Springs EPS......................   3.87     4.14     4.61     4.75     4.91
Hypothetical Future Stock Price
P/E Multiple
8.0x.......................................  30.96    33.12    36.88    38.00    39.28
9.0x.......................................  34.83    37.26    41.49    42.75    44.19
10.0x......................................  38.70    41.40    46.10    47.50    49.10
Dividends per share........................   1.27     1.27     1.27     1.27     1.27
Present Value of Hypothetical Stock Price
P/E Multiple:
8.0x.......................................  29.79    29.42    30.08    28.61    27.32
9.0x.......................................  33.44    32.89    33.52    31.76    30.21
10.0x......................................  37.09    36.36    36.95    34.90    33.10
SCENARIO 2 FINANCIAL FORECAST
Projected Springs EPS......................   4.31     5.31     6.93     7.47     7.92
Hypothetical Future Stock Price
P/E Multiple
8.0x.......................................  34.48    42.48    55.44    59.76    63.36
9.0x.......................................  38.79    47.79    62.37    67.23    71.28
10.0x......................................  43.10    53.10    69.30    74.70    79.20
Dividends per share........................   1.27     1.27     1.27     1.27     1.27
Present Value of Hypothetical Stock Price
P/E Multiple:
8.0x.......................................  33.11    37.26    43.91    43.02    41.49
9.0x.......................................  37.17    41.71    49.07    47.97    46.15
10.0x......................................  41.23    46.16    54.23    52.91    50.81

  April 2, 2001 Materials



     At a meeting held on April 2, 2001, representatives of UBS Warburg and Sheffield reviewed a preliminary draft valuation analysis of Springs prepared by UBS Warburg. The preliminary draft analysis was not intended to address the fairness, from a financial point of view, to the public shareholders of Springs of the $44.00 per share proposal from the Close family and Heartland Industrial Partners. In connection with the rendering of UBS Warburg's financial fairness opinion, UBS Warburg's final valuation analysis in respect of the Close family's and Heartland Industrial Partners' $46.00 per share final proposal was presented to the special committee on April 24, 2001.



     The April 2 materials were given to Sheffield in preliminary draft form and were based on incomplete information. These preliminary draft materials were not prepared with a view toward public disclosure, and are included in this document only because such information was made available to Sheffield. In addition, the methodologies, assumptions and other factors considered by UBS Warburg in the preparation of these preliminary draft materials may not be the same as the methodologies, assumptions and other factors considered by UBS Warburg in connection with the other materials prepared by UBS Warburg that are described in this document.



     In connection with UBS Warburg's review, Springs' management provided UBS Warburg with two sets of five-year financial forecasts for Springs, with one set entitled "Scenario 2 (Higher Risk)," which were also called "Management Base Case" and the other set entitled "Scenario 1 (Lower Risk)," which were also called "Management Downside Case." The preliminary discounted cash flow analysis included in the UBS Warburg preliminary draft valuation analyses reviewed at the April 2 meeting was based on the Scenario 1 financial forecast, although at the time of the meeting Springs' management had not finalized such forecast and Springs' management subsequently modified such forecast. In preparing the financial and comparative analyses in connection with the rendering of its financial fairness opinion, UBS Warburg was instructed by the special committee to disregard and not take into consideration the five-year financial forecast for Springs entitled "Scenario 2 (Higher Risk)" because, based on general economic and industry trends, Springs' past experience and the view of Springs' management as to the likelihood of achievement, the special committee did not believe, with UBS Warburg's concurrence, that the financial forecast entitled "Scenario 2 (Higher Risk)" was likely to be achieved.



     In connection with its review, with the special committee's consent, UBS Warburg did not assume any responsibility for independent verification of any of the financial and other information, including without limitation the projections referred to above, utilized in its preliminary draft presentation, relied on it as being complete and accurate in all material respects, and assumed that the "Scenario 1 (Lower Risk)" projections provided to UBS Warburg by Springs' management had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Springs' management as to the future performance of Springs. In addition, with the special committee's consent, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Springs, nor was UBS Warburg furnished with any such evaluation or appraisal.



     In performing its preliminary draft analysis, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Springs. No company, transaction or business used in the preliminary draft analysis as a comparison is identical to Springs or its businesses or the recapitalization, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.



     The estimates contained in the preliminary draft analyses prepared by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     The following is a summary of the preliminary draft financial analyses prepared by UBS Warburg and reviewed at the April 2, 2001 meeting. These preliminary draft valuation analyses have been included as Exhibit (c)(6) to the
Schedule 13E-3 filed by Springs in connection with the recapitalization, and the following summary is qualified by reference to that exhibit. The full text of UBS Warburg's preliminary draft analyses are also available for inspection and copying at the corporate offices of Springs during regular business hours.



     The preliminary draft financial analyses summarized below include information presented in tabular format. In order to understand the preliminary draft analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the preliminary draft analyses, including the methodologies and assumptions underlying the preliminary draft analyses, could create a misleading or incomplete view of the preliminary draft analyses.



     Selected Comparable Public Company Analysis. UBS Warburg compared selected financial information, ratios and public market multiples for Springs to the corresponding data for the following six publicly-traded home furnishings companies:



     - Burlington Industries, Inc.



     - Crown Crafts, Inc.



     - Dan River, Inc.



     - Galey & Lord, Inc.



     - Mohawk Industries, Inc.



     - WestPoint Stevens, Inc.



     UBS Warburg chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Springs in that these companies operate in the home furnishings industry. The selected public companies may significantly differ from Springs based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular segments of the home furnishings industry in which the companies focus.



     UBS Warburg reviewed, among other information, the comparable companies' multiples of TEV to:



     - LTM revenue;



     - LTM EBITDA;



     - LTM FCF; and



     - LTM EBIT.



     UBS Warburg also reviewed, among other information, the comparable companies' P/E multiples for the calendar year ending December 31, 2000 and projected P/E multiples, based on IBES consensus earnings estimates for the calendar year ending December 31, 2001.



     The Springs comparable companies analysis resulted in the following ranges of multiples as of March 30, 2001:



                                                                           SPRINGS IMPLIED
                                                                             MULTIPLE @
MULTIPLE ANALYSIS                                        MULTIPLE RANGE     $44.00/SHARE
-----------------                                        --------------    ---------------
TEV / LTM Revenue......................................  0.33x to 1.03x         0.53x
TEV / LTM EBITDA.......................................  4.25x to 8.2x           4.7x
TEV / LTM FCF..........................................   6.1x to 8.0x           7.4x
TEV / LTM EBIT.........................................   6.5x to 8.3x           8.2x
2000 P/E...............................................   3.9x to 8.8x          11.1x
2001E P/E -- IBES......................................  2.7x to 22.6x          11.2x



     Actual LTM data for Springs and the selected companies were based on the respective companies' Forms 10-K and 10-Q as well as certain internal financial reports for Springs.

     Selected Comparable Transaction Analysis. UBS Warburg reviewed publicly available financial information relating to the following selected transactions in the home furnishings industry since February 1995:



ACQUIROR                                    TARGET
--------                                    ------
Berkshire Hathaway, Inc.                    Shaw Industries, Inc.
Investor Group                              Conso International Corp.
CGW Southeast Partners IV, L.P.             Johnston Industries, Inc.
Dan River, Inc.                             The Bibb Company
Pillowtex Corp.                             Fieldcrest Cannon, Inc.
Springs Industries, Inc.                    Dundee Mills, Inc.



     UBS Warburg chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the recapitalization in that these transactions involved companies in the home furnishings industry. The selected transactions may differ significantly from the recapitalization based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.



     UBS Warburg reviewed, among other things, the TEVs implied in the relevant transactions as a multiple of LTM revenue, LTM EBITDA, LTM FCF and LTM EBIT and the EMV implied in the relevant transactions as a multiple of LTM net income.



     The analysis indicated the following implied multiples for the selected transactions and for the recapitalization:



                                                                           SPRINGS IMPLIED
                                                                             MULTIPLE @
MULTIPLE ANALYSIS                                        MULTIPLE RANGE     $46.00/SHARE
-----------------                                        --------------    ---------------
TEV / LTM Revenue......................................  0.53x to 1.10x         0.53x
TEV / LTM EBITDA.......................................  5.9x to 18.4x           4.7x
TEV / LTM FCF..........................................  7.2x to 47.3x           7.4x
TEV / LTM EBIT.........................................  7.9x to 40.7x           8.2x
EMV / LTM Net Income...................................  11.5x to 23.9x         11.1x



     All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular transaction. Actual LTM data for Springs and the selected companies were based on the respective companies' Forms 10-K and 10-Q as well as certain internal financial reports for Springs.



     Discounted Cash Flow Analysis. UBS Warburg performed a discounted cash flow analysis, using the Scenario 1 financial forecast prepared by management of Springs, in order to derive an implied equity value reference range for Springs. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period covered by the Scenario 1 financial forecast and then added a terminal value based upon a range of EBITDA multiples based on unleveraged after-tax free cash flow from 4.0x to 6.0x. The unleveraged after-tax cash flows and terminal values were discounted using a range of discount rates (8.75% to 12.75%) that UBS Warburg deemed appropriate, based on Springs' weighted average cost of capital. The valuation ranges implied by this analysis are summarized in the following table:



                                                      EXIT MULTIPLES (EBITDA)
                                             -----------------------------------------
DISCOUNT RATE (%)                            4.0X     4.50X    5.0X     5.5X     6.0X
-----------------                            -----    -----    -----    -----    -----
8.75.......................................  41.01    46.66    52.31    57.96    63.60
9.75.......................................  38.77    44.18    49.60    55.02    60.44
10.75......................................  36.62    41.83    47.03    52.23    57.43
11.75......................................  34.58    39.58    44.57    49.57    54.57
12.75......................................  32.63    37.43    42.23    47.03    51.83


                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Springs are incorporated in this document by reference to Springs' annual report on Form 10-K for the fiscal year ended December 30, 2000 and have been audited by Deloitte & Touche LLP, independent accountants, as indicated in their report incorporated by reference in this document. A representative of Deloitte & Touche will be at the annual meeting to answer questions from shareholders and will have the opportunity to make a statement.

                          FUTURE SHAREHOLDER PROPOSALS


     Shareholders are reminded that they may, if qualified, present resolutions which, if proper for inclusion in next year's proxy statement, may be considered at the 2002 annual meeting. Any shareholder proposals so submitted must be received by Springs by April 9, 2002. Springs will have the right to exercise discretionary voting authority on any matter presented at the 2002 annual meeting that has not been presented to Springs by June 23, 2002.


     If the recapitalization is completed, Springs will no longer be a public company and, accordingly, there will be no 2002 annual meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Springs hereby incorporates the following documents previously filed with the Securities and Exchange Commission (SEC File No. 001-05315) into this document:


          (1) Springs' annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 30, 2000.



          (2) Springs' current report on Form 8-K filed February 23, 2001.



          (3) Springs' current report on Form 8-K filed April 30, 2001.



          (4) Springs' quarterly report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2001.


     Springs incorporates by reference in this document additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the annual meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as its proxy statements. Any statements contained in a document incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in any other subsequently filed document which also is incorporated by reference in this document) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to be a part of this document except as so modified or superseded.

                      WHERE YOU CAN FIND MORE INFORMATION

     Springs files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that Springs files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Springs public filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements, and other information concerning Springs also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

     The Securities and Exchange Commission allows Springs to "incorporate by reference" information into this document, which means that Springs can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Springs has previously filed with the Securities and Exchange Commission. These documents contain important business information about Springs and its financial condition.

     Springs may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Springs or the Securities and Exchange Commission or the Securities and Exchange Commission's Internet website described above. Documents incorporated by reference are available from Springs without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number:

                            SPRINGS INDUSTRIES, INC.
                             205 North White Street
                        Fort Mill, South Carolina 29715
                                 (803) 547-3760
                          Attention: C. Powers Dorsett


     If you would like to request documents from us, please do so by August 28, 2001 to receive them before the annual meeting. Springs will send any document so requested to the requesting shareholder by first class mail or other equally prompt means within one business day of receiving such request.



     Springs has filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the recapitalization. As permitted by the Securities and Exchange Commission, this document omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying, by any interested shareholder or representative who has been so designated in writing, during regular business hours at the address set forth above. Statements contained in this document or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM SPRINGS, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE ANNUAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE ANNUAL MEETING.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SPRINGS SHARES AT THE ANNUAL MEETING. SPRINGS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT.

THIS DOCUMENT IS DATED AUGUST 7, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A


                           RECAPITALIZATION AGREEMENT
                                  dated as of
                                 April 24, 2001
                                    between
                            SPRINGS INDUSTRIES, INC.
                                      and
                      HEARTLAND SPRINGS INVESTMENT COMPANY

                                as amended as of

                                 July 31, 2001

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
ARTICLE 1
DEFINITIONS
SECTION 1.01.   Definitions.................................................   A-2
ARTICLE 2
THE MERGER
SECTION 2.01.   The Amendment; The Merger...................................   A-6
SECTION 2.02.   The Closing; Effective Time.................................   A-6
SECTION 2.03.   Effect of the Merger........................................   A-7
SECTION 2.04.   Effect of the Merger on Capital Stock.......................   A-7
SECTION 2.05.   Treatment of Management Incentive Plans.....................   A-7
SECTION 2.06.   Surrender of Shares.........................................   A-9
SECTION 2.07.   Lost, Stolen or Destroyed Certificates......................  A-10
SECTION 2.08.   Distributions...............................................  A-10
SECTION 2.09.   Adjustments to Prevent Dilution.............................  A-10
SECTION 2.10.   Dissenters' Rights..........................................  A-10
SECTION 2.11.   Further Action..............................................  A-11
ARTICLE 3
THE SURVIVING CORPORATION
SECTION 3.01.   Articles of Incorporation; By-Laws..........................  A-11
SECTION 3.02.   Directors and Officers......................................  A-11
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.01.   Corporate Existence and Power...............................  A-11
SECTION 4.02.   Corporate Authorization.....................................  A-12
SECTION 4.03.   Opinion of Financial Advisor................................  A-12
SECTION 4.04.   Antitakeover Statutes.......................................  A-12
SECTION 4.05.   Governmental Authorization..................................  A-12
SECTION 4.06.   Finders' Fees...............................................  A-13
SECTION 4.07.   Non-contravention...........................................  A-13
SECTION 4.08.   Capitalization..............................................  A-13
SECTION 4.09.   Subsidiaries; Equity Investments............................  A-14
SECTION 4.10.   SEC Filings.................................................  A-14
SECTION 4.11.   Financial Statements........................................  A-14
SECTION 4.12.   Absence of Certain Changes..................................  A-15
SECTION 4.13.   No Undisclosed Material Liabilities.........................  A-15
SECTION 4.14.   Compliance with Laws and Court Orders.......................  A-16
SECTION 4.15.   Litigation..................................................  A-16
SECTION 4.16.   Taxes.......................................................  A-16

                                                                              PAGE
                                                                              ----
SECTION 4.17.   Employee Benefit Plans......................................  A-16
SECTION 4.18.   Environmental Matters.......................................  A-18
SECTION 4.19.   Disclaimer of Other Representations and Warranties..........  A-18

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY
SECTION 5.01.   Corporate Existence and Power...............................  A-18
SECTION 5.02.   Corporate Authorization.....................................  A-19
SECTION 5.03.   Governmental Authorization..................................  A-19
SECTION 5.04.   Non-contravention...........................................  A-19
SECTION 5.05.   Capitalization..............................................  A-19
SECTION 5.06.   Finders' Fees...............................................  A-19
SECTION 5.07.   Financing...................................................  A-20
SECTION 5.08.   Litigation..................................................  A-20

ARTICLE 6
COVENANTS OF THE COMPANY
SECTION 6.01.   Conduct of the Company......................................  A-20
SECTION 6.02.   Access to Information.......................................  A-21
SECTION 6.03.   No Solicitation.............................................  A-21
SECTION 6.04.   State Takeover Laws.........................................  A-22
SECTION 6.05.   Reports.....................................................  A-22
SECTION 6.06.   Confidentiality Agreement...................................  A-22

ARTICLE 7
COVENANTS OF MERGER SUBSIDIARY
SECTION 7.01.   Director and Officer Liability..............................  A-22
SECTION 7.02.   Financing Arrangements......................................  A-23
SECTION 7.03.   Employee Benefit Plans......................................  A-23

ARTICLE 8
COVENANTS OF MERGER SUBSIDIARY AND THE COMPANY
SECTION 8.01.   Reasonable Best Efforts.....................................  A-23
SECTION 8.02.   Disclosure Documents; Certain Filings.......................  A-24
SECTION 8.03.   Public Announcements........................................  A-25
SECTION 8.04.   Notices of Certain Events...................................  A-25
SECTION 8.05.   Confidentiality.............................................  A-25
SECTION 8.06.   Solvency Letter.............................................  A-25

                                                                              PAGE
                                                                              ----

ARTICLE 9
CONDITIONS TO THE MERGER
SECTION 9.01.   Conditions to the Obligations of Each Party.................  A-25
SECTION 9.02.   Conditions to the Obligations of Merger Subsidiary..........  A-26
SECTION 9.03.   Conditions to the Obligations of the Company................  A-27

ARTICLE 10
TERMINATION
SECTION 10.01.  Termination.................................................  A-27
SECTION 10.02.  Effect of Termination.......................................  A-28

ARTICLE 11
MISCELLANEOUS
SECTION 11.01.  Notices.....................................................  A-28
SECTION 11.02.  Survival of Representations and Warranties..................  A-30
SECTION 11.03.  Amendments; No Waivers......................................  A-30
SECTION 11.04.  Expenses....................................................  A-30
SECTION 11.05.  Successors and Assigns......................................  A-30
SECTION 11.06.  Governing Law...............................................  A-30
SECTION 11.07.  Jurisdiction................................................  A-30
SECTION 11.08.  WAIVER OF JURY TRIAL........................................  A-31
SECTION 11.09.  Counterparts; Effectiveness.................................  A-31
SECTION 11.10.  Entire Agreement............................................  A-31
SECTION 11.11.  Captions....................................................  A-31
SECTION 11.12.  Severability................................................  A-31
SECTION 11.13.  Specific Performance........................................  A-31

EXHIBITS
--------
Exhibit A  --   Shareholders Agreement
Exhibit B  --   Form of Articles of Amendment
Exhibit C  --   Form of Articles of Merger

SCHEDULES
---------
Schedule A  --   Knowledge of the Company

                           RECAPITALIZATION AGREEMENT

     RECAPITALIZATION AGREEMENT (the "AGREEMENT") dated as of April 24, 2001 between Springs Industries, Inc., a South Carolina corporation (the "COMPANY"), and Heartland Springs Investment Company, a South Carolina corporation ("MERGER SUBSIDIARY").

                                  WITNESSETH:

     WHEREAS, the shareholders of Merger Subsidiary seek to acquire an interest in the Company through a transaction to be accounted for as a recapitalization under generally accepted accounting principles ("GAAP"); and

     WHEREAS, the Company wishes to amend its Articles of Incorporation (as defined herein) in order to render the Company not subject to the restrictions on "business combinations" contained in Sections 35-2-201 through 35-2-226 of the South Carolina Code (the "SCC"); and

     WHEREAS, the Special Committee (as defined herein) of the board of directors of the Company (the "BOARD OF DIRECTORS") has (i) determined that the Amendment (as defined herein) and this Agreement are advisable, fair to and in the best interests of the holders (the "COMPANY SHAREHOLDERS") of the Company's capital stock (other than the Continuing Shareholders (as defined herein)), (ii) recommended that the Board of Directors adopt the Amendment and this Agreement, and (iii) recommended that the Board of Directors recommend approval by the Company Shareholders of the Amendment and this Agreement; and

     WHEREAS, the Board of Directors (including a majority of the Continuing Directors (as defined herein) for the purpose of rendering the provisions of
Article 7(a) of the Articles of Incorporation not applicable to the Merger (as defined herein)), subsequent to the recommendation of the Special Committee, has
(i) determined that the Amendment and this Agreement are advisable, fair to and in the best interests of the Company Shareholders (other than the Continuing Shareholders), (ii) adopted the Amendment and this Agreement, and (iii) resolved to recommend that the Company Shareholders approve the Amendment and this Agreement; and

     WHEREAS, as an inducement to the parties to enter into this Agreement, the Family Shareholders (as defined herein) have entered into a Shareholders Agreement with Merger Subsidiary in substantially the form attached hereto as Exhibit A (the "SHAREHOLDERS AGREEMENT"), in which, among other things, (i) the Family Shareholders have agreed to vote their Shares in favor of approval of the Amendment and this Agreement and (ii) the Company is named a beneficiary of, with the right to enforce, Sections 3.1, 3.2(c), 3.3, 10.1, 10.4, 10.5(b) and
10.6 of the Shareholders Agreement; and

     WHEREAS, the recapitalization will involve a merger (the "MERGER") in which Merger Subsidiary will merge with and into the Company, with the shares of capital stock of the Company (other than the Continuing Shareholder Shares (as defined herein)) being converted into the right to receive the Cash Merger Consideration (as defined herein), subject to certain exceptions described in this Agreement, and the Continuing Shareholder Shares not being converted and remaining outstanding; and

     WHEREAS, the board of directors of Merger Subsidiary has (i) determined that this Agreement is advisable, fair to and in the best interests of the shareholders of Merger Subsidiary, (ii) adopted this Agreement, and (iii) recommended that the shareholders of Merger Subsidiary approve this Agreement; and

     WHEREAS, the shareholders of Merger Subsidiary have approved this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, (i) any acquisition or purchase of more than 50% of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 50% of the Class A Shares or any tender offer or exchange offer for the Class A Shares as a result of which the offeror would hold such an equity interest in the Company or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

     "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     "AMENDMENT" means an amendment to the Articles of Incorporation rendering the Company not subject to Sections 35-2-201 through 35-2-226 of the SCC, substantially in the form attached hereto as Exhibit B.

     "ANTITRUST LAWS" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     "ARTICLES OF INCORPORATION" means the Company's amended and restated articles of incorporation, restated as of April 18, 1994.

     "BENEFIT PLAN" means any Plan, other than a Multiemployer Plan or a Foreign Plan, maintained or contributed to by the Company or any Subsidiary thereof, or any predecessor of the Company or any Subsidiary thereof, or with respect to which the Company or any Subsidiary is a party, under which any employee, former employee, director or former director of the Company or any Subsidiary thereof, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Subsidiary thereof and any other Plan with respect to which the Company or any Subsidiary currently has or could incur liability.

     "BUSINESS DAY" means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

     "CLASS A SHARE" means a share of Class A common stock, par value $.25 per share, of the Company.

     "CLASS B SHARE" means a share of Class B common stock, par value $.25 per share, of the Company.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CO-INVESTORS" has the meaning given in the Shareholders Agreement.

     "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 30, 2000 and the footnotes thereto set forth in the Company 10-K.

     "COMPANY BALANCE SHEET DATE" means December 30, 2000.

     "COMPANY RESTRICTED STOCK PLAN" means each Incentive Stock Plan under which restricted stock has been issued or granted to any employee or director of the Company or any of its Subsidiaries.

     "CONTINUING DIRECTORS" means the Continuing Directors as defined in Article 7 of the Company's Articles of Incorporation.

     "CONTINUING SHAREHOLDERS" means, collectively, (i) the Family Shareholders,
(ii) each Management Shareholder who elects prior to the Effective Time not to have Shares converted into the right to receive the Cash Merger Consideration,
(iii) Heartland, (iv) the Heartland Entities and (v) any Co-Investor.

     "CREDIT AGREEMENTS" means the $225,000,000 Credit Agreement dated as of December 17, 1997, as amended, the $125,000,000 Credit Agreement dated as of August 12, 1996, as amended, and the $100,000,000 Credit Agreement dated as of March 31, 1995, as amended, each among the Company, the Banks listed therein and Wachovia Bank, N.A., as Agent.

     "ENVIRONMENTAL LAWS" means the common law and any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement, in each case as currently in effect, relating to pollution or protection of the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, land surface, subsurface strata, and natural resources).

     "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" of any entity means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

     "FACILITIES" means the "Facilities" as defined in the Commitment Letter or any replacement, refinancing, extension, amendment or restatement of the Facilities.

     "FAMILY SHAREHOLDERS" has the meaning given in the Shareholders Agreement.

     "GOVERNMENTAL AUTHORITY" means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency, authority or official, whether domestic, foreign or supranational.

     "HEARTLAND" means Heartland Industrial Partners, L.P., a Delaware limited partnership.

     "HEARTLAND ENTITIES" has the meaning given in the Shareholders Agreement.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INCENTIVE STOCK PLANS" means the Restricted Stock Plan, the 1999 Incentive Stock Plan, the 1991 Incentive Stock Plan, as amended, the 1991 Restricted Stock Plan for Outside Directors and the Deferred Unit Stock Plan, as amended effective November 11, 1996.

     "KNOWLEDGE" of (A) the Company means the actual knowledge of any of the senior officers of the Company listed on Schedule A attached hereto and (B) Merger Subsidiary means the actual knowledge of any of the directors and officers of Merger Subsidiary.

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

     "MANAGEMENT SHAREHOLDERS" means the persons listed on a schedule to be delivered to the Company by Merger Subsidiary in accordance with the provisions of Section 2.05(a), as such schedule may be amended from time to time by Merger Subsidiary prior to the Effective Time.

     "MATERIAL ADVERSE EFFECT" means, with respect to an entity, a material adverse effect on the condition (financial or otherwise), business or results of operations of the entity and its Subsidiaries, taken as a whole; provided that any such effect resulting from (x) changes in circumstances or conditions affecting textile and nontextile home furnishing product manufacturing companies in general, and not specifically relating to such entity and its Subsidiaries,
(y) changes in United States or global economy or financial market conditions, or (z) changes in GAAP, shall not be considered a Material Adverse Effect.

     "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA with respect to which the Company has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

     "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, material severance, material separation, other employee benefit, employment, material consulting or change of control agreement, plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

     "SCBCA" means the South Carolina Business Corporation Act of 1988.

     "SEC" means the Securities and Exchange Commission.

     "SHARES" means the outstanding Class A Shares and the Class B Shares of the Company.

     "SIGNIFICANT SUBSIDIARY" means, with respect to any Person, a Subsidiary that would constitute a "significant subsidiary" of such Person within the meaning of Rule 1-02(w) of Regulation S-X under the 1934 Act.

     "SPECIAL COMMITTEE" means the Special Committee of the Board of Directors formed by the Board of Directors on February 22, 2001, among other things, to evaluate the Transactions.

     "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, limited liability company or other organization, whether incorporated or unincorporated, of which the stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation, partnership, association, limited liability company or other organization are at any time directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     "THIRD PARTY" means any Person as defined in Section 13(d) of the 1934 Act, other than Merger Subsidiary, Heartland, any of Heartland's Affiliates or any Continuing Shareholder.

     "TRANSACTIONS" means the Amendment, this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


TERM                                                          SECTION
----                                                          --------
Agreement...................................................  Recitals
Amendment Effective Time....................................    2.01
Appraiser...................................................    8.06
Appreciation Right..........................................    2.05
Articles of Merger..........................................    2.02
Bank........................................................    5.07
Board of Directors..........................................  Recitals
Cash Merger Consideration...................................    2.04
Cash-Out Election...........................................    2.05
Cash-Out Payment............................................    2.05
Certificate.................................................    2.06
Closing.....................................................    2.02
Closing Date................................................    2.02
Commitment Letter...........................................    5.07
Company.....................................................  Recitals
Company Proxy Statement.....................................    8.02
Company Representatives.....................................    6.02
Company SEC Documents.......................................    4.10
Company Securities..........................................    4.08
Company Shareholders........................................  Recitals
Company Shareholders Meeting................................    8.02
Company Subsidiary Securities...............................    4.09
Company 10-K................................................    4.10
Confidentiality Agreement...................................    6.02
Continuing Shareholder Share................................    2.04
Conversion Time.............................................    2.05
Converted Share.............................................    2.04
Dissenting Shareholders.....................................    2.04
DOJ.........................................................    8.01
Effective Time..............................................    2.02
Employees...................................................    7.03
End Date....................................................   10.01
Equity Commitment Letter....................................    5.07
Exchange Agent..............................................    2.06
Exchange Fund...............................................    2.06
Financing Agreements........................................    7.02
Foreign Plan................................................    4.17
FTC.........................................................    8.01
GAAP........................................................  Recitals
Indemnified Person..........................................    7.01
In-the-Money Options........................................    2.05
IRS.........................................................    4.16
Liabilities.................................................    4.13
Management Equity Schedule..................................    2.05
Merger......................................................  Recitals
Merger Subsidiary...........................................  Recitals

TERM                                                          SECTION
----                                                          --------
Merger Subsidiary Common Shares.............................    2.04
Merger Subsidiary Representatives...........................    6.02
Option......................................................    2.05
Other Equity Awards.........................................    2.05
Out-of-the-Money Options....................................    2.05
Preferred Stock.............................................    4.08
Required Amount.............................................    5.07
Rollover Election...........................................    2.05
SCC.........................................................  Recitals
Schedule 13E-3..............................................    8.02
Shareholders Agreement......................................  Recitals
Solvency Letter.............................................    8.06
Surviving Corporation.......................................    2.01
Tax Return..................................................    4.16
Taxes.......................................................    4.16
Taxing Authority............................................    4.16

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.01. The Amendment; The Merger. Prior to the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the SCBCA, the Company shall duly file with the Secretary of State of the State of South Carolina the articles of amendment giving effect to the Amendment (the time of such filing, the "AMENDMENT EFFECTIVE TIME"). Promptly following the Amendment Effective Time and at the Effective Time, and subject to and upon the terms and conditions of this Agreement and the SCBCA, Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation under the name "Springs Industries, Inc." (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

     SECTION 2.02. The Closing; Effective Time. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.01, the closing of the Merger (the "CLOSING") shall take place at (i) 10:00 a.m., New York City time, at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, as promptly as practicable (but no later than the second Business Day) following the date on which the last to be satisfied or waived of the conditions set forth in Article 9 hereof (other than those conditions relating to the filing and effectiveness of the articles of amendment giving effect to the Amendment and other than those other conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of all such conditions) shall be satisfied or waived in accordance with this Agreement or (ii) such other place, time and/or date as the Company and Merger Subsidiary shall agree (the date of the Closing, the "CLOSING DATE").

     (b) Immediately following the Closing, the parties hereto shall file articles of merger (the "ARTICLES OF MERGER"), substantially in the form of Exhibit C attached hereto, together with any required related certificates, with the Secretary of State of the State of South Carolina, in such form as is required by, and executed in accordance with the relevant provisions of, the SCBCA and make all other filings or recordings required by the SCBCA. The Merger shall become effective at the time the Articles of Merger are duly filed with the Secretary of State of the State of South Carolina or at such later time as the parties shall agree and as shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

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     SECTION 2.03.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the SCBCA, including Section 33-11-106 thereof.

     SECTION 2.04. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary or their respective shareholders:

          (a) Treatment of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Class B Shares that are owned by shareholders ("DISSENTING SHAREHOLDERS") who have the right to and who exercise dissenters' rights pursuant to Sections 33-13-102 and 33-13-210(a) of the SCBCA with respect to such Class B Shares, and (ii) Continuing Shareholder Shares) (a "CONVERTED SHARE") shall, by virtue of the Merger, be converted into the right to receive from the Surviving Corporation cash in an amount equal to $46.00 (the "CASH MERGER CONSIDERATION"). Each such Converted Share shall no longer be outstanding, shall automatically be canceled and retired, and each registered or beneficial owner of a Converted Share shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration applicable thereto and any distribution or dividend pursuant to Section 2.08, upon surrender of a certificate representing such Shares in accordance with Section 2.06 hereof or an affidavit in accordance with
     Section 2.07 hereof. Each Share held by (A) a Family Shareholder immediately prior to the Effective Time, (B) a Management Shareholder immediately prior to the Effective Time with respect to which such Management Shareholder elects prior to the Effective Time not to have converted into the right to receive the Cash Merger Consideration, (C) Heartland immediately prior to the Effective Time, (D) any Heartland Entity immediately prior to the Effective Time and (E) any Co-Investor immediately prior to the Effective Time (each of (A) through (E), a "CONTINUING SHAREHOLDER SHARE") shall not be converted and shall not be otherwise affected by the Merger and shall remain outstanding as one Class A Share or Class B Share, as the case may be.

          (b) Treatment of Capital Stock of Merger Subsidiary. Each share of common stock, no par value per share, of Merger Subsidiary ("MERGER SUBSIDIARY COMMON SHARES") issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, be converted into one duly authorized, validly issued, fully paid and non-assessable Class A Share.

          (c) Shares Owned by the Company. At the Effective Time, no cash or other consideration shall be delivered or deliverable in exchange for any Share that is owned by the Company or any direct or indirect Subsidiary of the Company and not held on behalf of any other Person.

     SECTION 2.05.  Treatment of Management Incentive Plans.


     (a) Delivery of Management Equity Schedule and Elections. To provide certain Employees with the opportunity to elect whether or not to have a continuing equity interest in the Surviving Corporation, Merger Subsidiary will use its reasonable best efforts to deliver a schedule (the "MANAGEMENT EQUITY SCHEDULE") on or prior to the 30th day following the date of this Agreement, but in any event no later than the mailing date for the Company Proxy Statement, which will include the following information: (1) the name of each employee of the Company and its Subsidiaries to be given an option to have such employee's Shares not be converted and remain outstanding following the Merger, each such employee to be treated as a Management Shareholder for purposes of this Agreement; and (2) all material terms applicable to the options, restricted shares and other equity-based incentive awards that employees and former employees will be entitled to elect to receive in substitution for options, restricted shares, performance units and other equity-based awards held by an employee or former employee prior to the Effective Time, as more fully provided below. Merger Subsidiary will be deemed to represent, by virtue of delivering the Management Equity Schedule to the Company, that such Management Equity Schedule has been agreed to by the Chief Executive Officer of the Company and Merger Subsidiary. Merger Subsidiary has received the commitment of the Chief Executive Officer of the Company that she will use her reasonable best efforts to cooperate with and assist Merger Subsidiary in delivering the Management Equity Schedule pursuant to this Section 2.05(a). Upon delivery of the Management Equity Schedule to the Company pursuant to this Section 2.05(a), the Management Equity

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Schedule will form a part of this Agreement as if such Management Equity
Schedule had been a schedule to this Agreement as of the date hereof.

     (b) Stock Options.

          (i) Elections with respect to Options. All holders of options (each, an "OPTION") with an exercise price per Class A Share below the Cash Merger Consideration ("IN-THE-MONEY OPTIONS") will be given an option to make a cash-out election as described in subclause (ii) of this Section 2.05(b) (a "CASH-OUT ELECTION") or a rollover election as described in subclause (iii) of this Section 2.05(b) (a "ROLLOVER ELECTION"). In the event that a holder of an In-the-Money Option fails to make such an election on or before the deadline established by the Company for the election, such holder shall be deemed to have made (A) a Rollover Election, if the holder is a Management Shareholder, and (B) a Cash-Out Election, if the holder is not a Management Shareholder.


          (ii) Cash-Out of Options. Any In-the-Money Option with respect to which a Cash-Out Election is made or deemed made shall be converted at the time established by the Company (the "CONVERSION TIME") into the right to receive from the Surviving Corporation (subject to any applicable withholding taxes) an amount equal to the product of (A) the excess of the Cash Merger Consideration over the exercise price per Class A Share of such In-the-Money Option times (B) the number of Class A Shares subject to such In-the-Money Option (the "CASH-OUT PAYMENT"), and such In-the-Money Option shall be canceled at the Conversion Time. The Cash-Out Payment shall be due and paid at (or as soon as practicable following) the Conversion Time.



          (iii) Rollover of Options. Any In-the-Money Option with respect to which a Rollover Election is made or deemed made and each option with an exercise price per Class A Share that exceeds the Cash Merger Consideration (an "OUT-OF-THE-MONEY OPTION") shall be retained after the Conversion Time on such terms and conditions as are specified in the Management Equity Schedule or otherwise determined pursuant to the terms of the Rollover Election. Any such retained option held by a Management Shareholder shall vest and be fully exercisable immediately following the Conversion Time. Such option shall also include an Appreciation Right after the Conversion Time, unless it was converted from an In-the-Money Option held by a person who is not a Management Shareholder. An "APPRECIATION RIGHT" means the right to receive upon exercise of such option, in lieu of Class A Shares, a cash payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (I) the excess of the fair market value (to be determined based on a reasonable methodology to be developed by the Company, with the consent of Merger Subsidiary) of a Class A Share at the time of exercise over the exercise price per Class A Share of such option times (II) the number of Class A Shares as to which such option is exercised, subject to such other terms and conditions as may be provided in the Management Equity Schedule.


     (c) Restricted Stock. Immediately prior to the Effective Time, the restrictions on each Class A Share not held by a Family Shareholder which is subject to a restricted stock award pursuant to any of the Company Restricted Stock Plans as to which the restrictions have not lapsed shall lapse and such Class A Shares shall be treated as provided in Section 2.04(a) of this Agreement.


     (d) Performance Units. With respect to all outstanding performance unit award agreements, the performance cycle (as defined in such agreements) shall be deemed to have terminated 10 Business Days prior to the Company Shareholders Meeting; provided that the Merger is consummated. The determination of the Company's performance for the applicable performance cycle shall be made by the Management Compensation and Organization Committee of the Company's Board of Directors prior to the Effective Time and, if the Merger is consummated, any cash amounts payable with respect to such performance unit awards shall be paid as soon as practicable thereafter. Class A Shares payable following the Effective Time with respect to any such performance unit awards shall be paid in accordance with the terms and conditions set forth in the Management Equity Schedule.


     (e) Other Equity-Based Awards. The Company shall take all steps reasonably necessary or appropriate so that, as of the Effective Time, all other outstanding equity-based awards held by current and former

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employees and directors, including all deferred stock awards, stock credits and other stock equivalents (collectively, "OTHER EQUITY AWARDS"), are converted into cash-based awards and paid on a deferred basis in accordance with the terms of such Other Equity Awards. The Company may also, after consultation with Merger Subsidiary, allow each of the holders of Other Equity Awards to elect whether and on what basis to modify the distribution schedule for his or her payments.


     (f) Notwithstanding any provision of this Agreement, if Merger Subsidiary and the Chief Executive Officer of the Company determine that it would be desirable to provide for an extension of the deadline for delivering the Management Equity Schedule, then they may agree to extend any such deadline.


     SECTION 2.06. Surrender of Shares. (a) Prior to the Effective Time, Merger Subsidiary shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") for the benefit of the holders of Converted Shares for the payment of the Cash Merger Consideration. All of the fees and expenses of the Exchange Agent shall be borne by the Surviving Corporation. The Surviving Corporation will serve in the capacity of exchange agent with respect to the Merger Subsidiary Common Shares and will, at the Effective Time, upon receipt of the stock certificates for the Merger Subsidiary Common Shares duly endorsed and in form for transfer with accompanying stock powers duly executed in blank, exchange such stock certificates for new stock certificates representing Class A Shares in accordance with Section 2.04(b).

     (b) At or prior to the Effective Time, Merger Subsidiary will deposit or will cause to be deposited with the Exchange Agent cash in an amount equal to the aggregate Cash Merger Consideration (in an amount equal to the number of Converted Shares multiplied by the Cash Merger Consideration), together with the aggregate amount of dividends or other distributions payable with respect thereto pursuant to Section 2.08 hereof, in immediately available funds (the "EXCHANGE FUND"). The Exchange Agent shall invest the funds as directed by the Surviving Corporation on a daily basis; provided that substantially all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

     (c) Promptly following the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail, no later than three Business Days after the Effective Time, to each holder of record at the Effective Time of Converted Shares at such holder's address of record (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing Converted Shares ("CERTIFICATES") shall pass, only upon delivery of Certificates (or affidavits pursuant to Section 2.07 hereof) to the Exchange Agent and shall be in such form and have such other provisions as the Company and Merger Subsidiary may reasonably agree) and (ii) instructions for effecting the delivery for surrender of the Certificates (or delivery of such affidavits) in exchange for the Cash Merger Consideration and any unpaid dividends and other distributions. The Exchange Agent shall accept Certificates (or such affidavits) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each holder of a Certificate may thereafter deliver such Certificate to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate on such holder's behalf for a period ending six months after the Effective Time. Upon the due surrender of such Certificate, the Surviving Corporation shall cause the Exchange Agent to pay, within three Business Days after the Exchange Agent is in receipt of such Certificate, to the holder of such Certificate in exchange therefor the Cash Merger Consideration multiplied by the number of Converted Shares represented by such Certificate that has been so surrendered and any unpaid dividends and other distributions in accordance with Section 2.08. Following the Effective Time and until so surrendered, any Certificate or other evidence of beneficial ownership of Shares shall represent solely the right to receive the Cash Merger Consideration and any unpaid dividends and other distributions in accordance with Section 2.08.

     (d) If any payment in respect of Converted Shares under this Section 2.06 is to be made to a Person other than the Person in whose name such Shares are registered, it shall be a condition to such payment that

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

any surrendered Certificate relating thereto shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Exchange Agent, or after the date specified in paragraph (g) below, the Surviving Corporation, that such tax either has been paid or is not payable.

     (e) In the event that, after the Effective Time, Certificates or affidavits pursuant to Section 2.07 hereof or other evidence of transfer is presented to the Surviving Corporation for the transfer of Shares, they shall be canceled and exchanged in the manner contemplated by Section 2.04 and as provided in this
Section 2.06.

     (f) The Cash Merger Consideration paid in the Merger shall be paid in full to the holder of Converted Shares without interest thereon, and shall be subject to reduction only for any applicable United States federal or other withholding or stock transfer taxes payable by such holder.

     (g) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall pay to the Surviving Corporation any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains unclaimed and shall deliver to the Surviving Corporation all documents in its possession relating to the Merger, and the Exchange Agent's powers and duties hereunder shall terminate upon the date of such payments. Thereafter, each holder of a Certificate may surrender such Certificate (or affidavits pursuant to 2.07 hereof) only to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the consideration due to such holder pursuant to Sections 2.04 and 2.08 of this Agreement, without any interest thereon.

     (h) None of Merger Subsidiary, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Converted Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     SECTION 2.07. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Surviving Corporation or the Exchange Agent, as applicable, shall deliver the Cash Merger Consideration pursuant to Section 2.06 hereof, in exchange for such lost, stolen or destroyed Certificate upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the person making such affidavit to deliver an indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     SECTION 2.08. Distributions. Following surrender of any Converted Share, there shall be paid to the holder of such Converted Share, without interest, at the time of payment of the Cash Merger Consideration, any dividends or other distributions with a record date prior to the Effective Time theretofore payable with respect to such Converted Share and not yet paid.

     SECTION 2.09. Adjustments to Prevent Dilution. In the event that following the date hereof the Company changes the number of Class A Shares or Class B Shares or securities convertible or exchangeable into or exercisable for Class A Shares or Class B Shares, as the case may be, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Cash Merger Consideration shall be equitably adjusted.

     SECTION 2.10. Dissenters' Rights. (a) Notwithstanding any provision of this Agreement to the contrary, any Class B Shares issued and outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder shall not be converted into or represent a right to receive the Cash Merger Consideration with respect to such Class B Shares, but the Dissenting Shareholder shall be entitled to only such rights as are granted by the SCBCA.

     (b) Notwithstanding the provisions of Section 2.10(a), if any Dissenting Shareholder shall lose dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever occurs later, such

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

Dissenting Shareholder's Class B Shares shall thereafter represent only the right to receive the Cash Merger Consideration, without interest thereon, upon surrender of the Certificates representing such Class B Shares.

     (c) The Company shall give Merger Subsidiary, prior to the Effective Time,
(i) prompt notice of any dissenters' notices and/or payment demands and any other instruments served pursuant to the SCBCA received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notices and payment demands made pursuant to Chapter 13 of the SCBCA. The Company shall not voluntarily make any payment with respect to any payment demands and shall not, except with the prior written consent of Merger Subsidiary, settle or offer to settle any such demands.

     SECTION 2.11. Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to put the Surviving Corporation in possession of all assets and property of every description and every interest, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Company and Merger Subsidiary, the officers and directors of the Surviving Corporation, the Company and Merger Subsidiary are fully authorized in the name of their respective corporations immediately prior to the Effective Time or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3

                           THE SURVIVING CORPORATION

     SECTION 3.01. Articles of Incorporation; By-Laws. (a) Articles of Incorporation. The articles of incorporation of the Company, as in effect immediately after the Amendment Effective Time and immediately prior to the Effective Time, shall from and after the Effective Time be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the SCBCA and such articles of incorporation.

     (b) By-laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the SCBCA, the articles of incorporation of the Surviving Corporation and such by-laws.

     SECTION 3.02. Directors and Officers. (a) The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

     (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly appointed or until their earlier resignation, removal from office or death.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Subsidiary that, except as set forth in the corresponding section or subsection of the disclosure schedule delivered by the Company to Merger Subsidiary immediately prior to execution of this Agreement:

     SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Carolina and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material
                                       A-11
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Adverse Effect on the Company. The Company has heretofore delivered to Merger
Subsidiary true and complete copies of the Articles of Incorporation and by-laws of the Company as currently in effect.

     SECTION 4.02. Corporate Authorization. (a) The adoption by the Company of the Amendment and the approval by the Company of the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company's corporate powers and, except for the required approval by the Company Shareholders of the Amendment and this Agreement, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the votes of the Company's outstanding capital stock entitled to vote for directors, with the Class A Shares and the Class B Shares voting together as a single class (and with the holders of Class B Shares entitled to four votes per share), is the only vote of the Company's capital stock necessary for adoption of the Amendment. The affirmative vote of the holders of two-thirds of the votes of the Company's outstanding capital stock entitled to vote for directors, with the Class A Shares and the Class B Shares voting together as a single class (and with the holders of Class B Shares entitled to one vote per share), is the only vote of the Company's capital stock necessary in connection with the approval by the Company Shareholders of this Agreement and the plan of merger included herein. Assuming the due authorization, execution and delivery of this Agreement by Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Special Committee has (i) determined that the Amendment and this Agreement are advisable, fair to and in the best interests of the Company Shareholders (other than the Continuing Shareholders), (ii) recommended that the Board of Directors adopt the Amendment and this Agreement, and (iii) recommended that the Board of Directors recommend approval by the Company Shareholders of the Amendment and this Agreement.

     (c) At a meeting duly called and held, the Board of Directors (including a majority of the Continuing Directors for the purpose of rendering the provisions of Article 7(a) of the Articles of Incorporation not applicable to the Merger), subsequent to the unanimous recommendation of the Special Committee, has (i) determined that the Amendment and this Agreement are advisable, fair to and in the best interests of the Company Shareholders (other than the Continuing Shareholders), (ii) adopted the Amendment and this Agreement, and (iii) resolved to recommend that the Company Shareholders approve the Amendment and this Agreement.

     SECTION 4.03. Opinion of Financial Advisor. The Special Committee has received the opinion of UBS Warburg LLC, the financial advisor to the Special Committee, to the effect that, as of the date of this Agreement, the Cash Merger Consideration is fair, from a financial point of view, to the holders of Converted Shares.

     SECTION 4.04. Antitakeover Statutes. (a) The Company has taken all action necessary to exempt this Agreement, the Shareholders Agreement and the Merger from the restrictions on "control share acquisitions" contained in Sections 35-2-101 through 35-2-111 of the SCC and at the Amendment Effective Time, from the restrictions on "business combinations" contained in Sections 35-2-201 through 35-2-226 of the SCC, and, accordingly, neither the restrictions of such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to the Amendment, this Agreement, the Shareholders Agreement or the Merger.

     (b) The Amendment will be effective upon (i) the affirmative vote of the holders of two-thirds of the votes of the Company's outstanding capital stock entitled to vote for directors, with the Class A Shares and the Class B Shares voting together as a single class (and with the holders of Class B Shares entitled to four votes per share), and (ii) the filing of the articles of amendment giving effect to the Amendment with the Secretary of State of the State of South Carolina.

     SECTION 4.05. Governmental Authorization. The adoption of the Amendment and the execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than (i) the filing of the articles of amendment giving effect to the Amendment with the Secretary of State of the State of South Carolina,

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(ii) the filing of articles of merger with respect to the Merger with the
Secretary of State of the State of South Carolina and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of the foreign jurisdictions set forth on Section 4.05 of the Company's disclosure schedule, (iv) compliance with any applicable requirements of the 1933 Act and the 1934 Act and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent the Company from performing its obligations under this Agreement prior to the End Date.

     SECTION 4.06. Finders' Fees. Except for UBS Warburg LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

     SECTION 4.07. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or by-laws of the Company,
(ii) assuming that the actions, filings, notifications or reports referred to in
Section 4.05 hereof are made and any approvals required in connection therewith are received, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, default, termination, cancellation, acceleration, change, loss or Lien referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent the Company from performing its obligations under this Agreement prior to the End Date.

     SECTION 4.08. Capitalization. (a) The authorized capital stock of the Company consists of 40,000,000 Class A Shares, 20,000,000 Class B Shares, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "PREFERRED STOCK"). As of the close of business on March 30, 2001, (i) 10,790,474 Class A Shares were issued and outstanding, (ii) 7,151,563 Class B Shares were issued and outstanding, and (iii) no shares of Preferred Stock were issued or outstanding. All outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     (b) As of the close of business on March 30, 2001:

          (i) 1,971,873 Shares were reserved for issuance pursuant to options granted under the Incentive Stock Plans, which options are outstanding on the date hereof, and, of such options, 1,018,608 are vested and exercisable as of the date hereof,

          (ii) 48,728 Shares were the subject of awards under the Company Restricted Stock Plans and will remain subject to restrictions until the End Date (as defined in Section 10.01 hereof) (disregarding matters contemplated by Section 2.05 hereof and the effect of the Transactions) under the Company Restricted Stock Plans or an award agreement governing them, and

          (iii) 228,467.8 shares of deferred stock were the subject of awards under the Company's Incentive Stock Plans, which awards are outstanding on the date hereof.

     (c) Except as set forth in this Section 4.08, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or
                                       A-13
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exchangeable for capital stock or voting securities of the Company or (iv) stock appreciation, phantom stock or similar rights with respect to the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). Since March 30, 2001, except for issuances (x) upon exercise of presently outstanding awards under any Plan or (y) in the ordinary course of business consistent with past practice, the Company has not authorized for issuance, issued, delivered, sold or agreed or committed to issue, sell or deliver any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     SECTION 4.09. Subsidiaries; Equity Investments. (a) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to be so organized or in good standing or to have such power or have such licenses, authorizations, permits, consents or approvals would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly, is owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     (c) Section 4.09(c) of the Company's disclosure schedule lists any equity interest in any corporation, partnership, joint venture or other business association or entity (other than a Subsidiary) owned directly or indirectly by the Company and having a fair market value or book value in excess of $1.0 million.

     SECTION 4.10. SEC Filings. (a) Each of (i) the Company's annual report on Form 10-K for its fiscal year ended December 30, 2000 (the "COMPANY 10-K"), (ii) its proxy statements relating to meetings of the Company Shareholders held since December 31, 1999 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 30, 2000 (the documents referred to in this Section 4.10(a), collectively, the "COMPANY SEC DOCUMENTS") as of its filing date complied as to form in all material respects with the applicable requirements of the 1934 Act and the 1933 Act, as applicable.

     (b) As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.11. Financial Statements. The audited consolidated financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in such financial statements or the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

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     SECTION 4.12.  Absence of Certain Changes.  Except as disclosed in the
Company SEC Documents filed prior to the date hereof, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than quarterly cash dividends on the Class A Shares and the Class B Shares not in excess of $.33 and $.30 per share, respectively), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than ordinary course open market purchases made in connection with the Company's Incentive Stock Plans);

          (c) any amendment of any material term of any outstanding security of the Company or any of its Significant Subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for money borrowed in excess of $1.0 million, individually or in the aggregate, other than (i) under the Credit Agreements in the ordinary course of business to fund general corporate purposes, (ii) between the Company and its Subsidiaries or between two or more of the Company's Subsidiaries or (iii) trade payables in the ordinary course of business;

          (e) any making of any material loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in its Subsidiaries or by its Subsidiaries to or in the Company or other Subsidiaries of the Company;

          (f) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, Regulation S-X under the 1934 Act, the Code or the rules promulgated thereunder, or other applicable law or regulation; or

          (g) except as required by law, any adoption or amendment in any respect of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director or elected officer of the Company or increase in any manner of the compensation or fringe benefits of any director or elected officer of the Company or payment of any benefit not required by any existing agreement or placement of any assets in any trust for the benefit of any director or elected officer of the Company not required by any existing agreement, other than any adoption, amendment, increase, payment or placement made in the ordinary course of business consistent with past practice.

     SECTION 4.13. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise ("LIABILITIES"), other than:

          (a) Liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents;

          (b) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date;

          (c) Liabilities under this Agreement; and

          (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.14. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries are and, since the Company Balance Sheet Date, have been, in compliance with any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations

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that do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.15. Litigation. There are no actions, suits, investigations or proceedings pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.16. Taxes. (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf), taking into account any extension of time within which to file, all Tax Returns required to be filed by it on or before the Closing Date and all such Tax Returns are true and complete in all material respects, except for failures to file or failures to be true and complete that do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or, where payment is not yet due, have established (or have had established on their behalf) or will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of, all taxes shown to be due on such Tax Returns.

     (c) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

     (d) No material federal, state, local or foreign audits or administrative proceedings are pending or, to the knowledge of the Company, threatened, with regard to any Taxes or any Tax Return of the Company or its Subsidiaries that, if determined adversely to the Company (or any of its Subsidiaries) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the Internal Revenue Service ("IRS") or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     SECTION 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company's disclosure schedule lists all Benefit Plans and Multiemployer Plans. With respect to all Benefit Plans, copies of all plan documents, amendments, summary plan descriptions and trust agreements, and the most recent actuarial valuation reports and annual return and IRS determination letters have been made available to Merger Subsidiary.

     (b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) each Benefit Plan has at all times been maintained and administered in substantial compliance with its terms and with the requirements of all applicable law, including ERISA and the Code. Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the knowledge of the Company there is no fact or circumstance giving rise to a material likelihood that the plan would not be treated as so qualified by the IRS;

          (ii) all required contributions to any Benefit Plans and Multiemployer Plans that are "defined benefit pension plans" required to be made by the Company or any Subsidiary or an ERISA Affiliate in accordance Section 302 of ERISA or Section 412 of the Code, have been timely made; there has been no application for or waiver of the minimum funding standards imposed by
     Section 412 of the Code with respect to any Benefit Plan; and no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;

          (iii) all contributions to, and, to the knowledge of the Company, payments from, the Benefit Plans that are required to have been made in accordance with the Benefit Plans have been timely made;

          (iv) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the six-year period ending on the date hereof with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate with respect to which the 30-day notice requirement has not been waived;

          (v) no liability has been incurred that has not been satisfied, and no liability is expected to be incurred, by the Company or any Subsidiary thereof under Title IV of ERISA with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other Plan presently or heretofore maintained or contributed to during the five-year period prior to the Effective Time by any ERISA Affiliate;

          (vi) with respect to any Benefit Plan subject to Title IV of ERISA, there is not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such plan (as determined on the basis of the actuarial assumptions contained in such plan's most recent actuarial valuation report), and the Company is not aware of any facts or circumstances that would materially change the funded status of any such plan;

          (vii) with respect to each Multiemployer Plan, (A) no withdrawal liability (within the meaning of Section 4201(b) of ERISA) has been incurred by the Company or any ERISA Affiliate that has not been satisfied, and the Company has no reason to believe that any such withdrawal liability will be incurred, (B) to the knowledge of the Company, no such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (C) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (D) to the knowledge of the Company or any Subsidiary thereof, no proceedings have been instituted by the PBGC against such Multiemployer Plan, (E) to the knowledge of the Company, neither the Company nor any Subsidiary thereof has sold assets in a transaction intended to satisfy the requirements of
     Section 4204 of ERISA, and (F) to the knowledge of the Company, if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Effective Time, no withdrawal liability would exist on the part of the Company or any ERISA Affiliate;

          (viii) neither the Company nor any ERISA Affiliate has incurred any liability that has not been fully satisfied for any tax imposed under Sections 4971 through 4980E of the Code or civil liability under Section 502(i) or (l) of ERISA;

          (ix) no Tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto);

          (x) the Company, its Subsidiaries, and any ERISA Affiliates which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied in all material respects with the "COBRA" notice and continuation requirements;

          (xi) no action which is still pending (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company or any Subsidiary thereof that could reasonably be expected to give rise to any such action;

          (xii) except as set forth in Section 2.05 hereof, the consummation of the Transactions will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its Subsidiaries; and

          (xiii) the consummation of the Transactions will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

     (c) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, during the six-year period ending on the date hereof (i) all contributions required to be made by the Company or any Subsidiary with respect to a Foreign Plan have been timely made, (ii) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority, and (iii) neither the Company nor any Subsidiary has incurred any obligation in connection with the termination or withdrawal from any Foreign Plan. To the knowledge of the Company, each of the Foreign Plans that is a defined benefit plan that is required to be funded has plan assets with aggregate fair market value that is greater than such plan's liabilities, as determined in accordance with applicable laws using reasonable actuarial assumptions. For purposes hereof, the term "FOREIGN PLAN" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside the United States who are not otherwise covered under the Benefit Plans.

     SECTION 4.18. Environmental Matters. Except as disclosed in the Company SEC Documents filed prior to the date hereof, except as to which the Company, in its reasonable judgment, has adequate reserves and except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person, nor is the Company subject to any judgment, decree, or agreement, relating to or arising out of any Environmental Law; and

          (ii) the Company is in compliance with all, and has incurred no Liabilities under any, Environmental Laws and all Environmental Permits.

     SECTION 4.19. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with this Agreement or the Transactions other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Company. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary thereof or their respective businesses, or otherwise in connection with this Agreement or the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY

     Merger Subsidiary represents and warrants to the Company that except as set forth in the corresponding section or subsection of the disclosure schedule delivered by Merger Subsidiary to the Company immediately prior to the execution of this Agreement:

     SECTION 5.01. Corporate Existence and Power. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Carolina and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Merger Subsidiary was incorporated solely for the purpose of entering into this Agreement and engaging in the Transactions. Since the date of its formation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary has no Subsidiaries.

     SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions are within the corporate powers of Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Merger Subsidiary and its shareholders. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of Merger Subsidiary enforceable against Merger Subsidiary in accordance with its terms. The Board of Directors of Merger Subsidiary has (i) determined that this Agreement is advisable, fair to and in the best interests of Merger Subsidiary and its shareholders, (ii) adopted this Agreement, and (iii) recommended that the shareholders of Merger Subsidiary approve this Agreement. The shareholders of Merger Subsidiary have approved this Agreement and the plan of merger included herein.

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Merger Subsidiary of this Agreement requires no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of the foreign jurisdictions set forth on Schedule
5.03 of Merger Subsidiary's disclosure schedule, (ii) compliance with any applicable requirements of the 1933 Act and the 1934 Act, (iii) compliance with the applicable requirements of the SCBCA and (iv) any actions or filings the absence of which would not be reasonably expected to have a Material Adverse Effect on Merger Subsidiary or prevent Merger Subsidiary from performing its obligations under this Agreement prior to the End Date.

     SECTION 5.04. Non-contravention. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of Merger Subsidiary, (ii) assuming that the actions, filings, notifications or reports referred to in Section 5.03 hereof are made and any approvals required in connection therewith are received, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree,
(iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Merger Subsidiary, except for such contraventions, conflicts, violations and breaches referred to in clause
(ii) and for such failures to obtain any such consent or other action, default, termination, cancellation, acceleration, change, loss or Lien referred to in clauses (iii) and (iv) that would not be reasonably expected to have a Material Adverse Effect on Merger Subsidiary or prevent Merger Subsidiary from performing its obligations under this Agreement prior to the End Date.

     SECTION 5.05. Capitalization. The authorized capital stock of Merger Subsidiary consists of 10,000,000 shares of common stock, no par value per share. As of the close of business on the date hereof, 100 shares of common stock of Merger Subsidiary were issued and outstanding and, subject to Section 3.2(a) of the Shareholders Agreement, immediately prior to the Effective Time there will be 4,891,305 shares of common stock of Merger Subsidiary issued and outstanding. All outstanding shares of common stock of Merger Subsidiary have been and immediately prior to the Effective Time will have been duly authorized and validly issued and are and will be fully paid and non-assessable. Heartland owns, and immediately prior to the Effective Time, Heartland, the Heartland Entities and the Co-Investors will own, all of the outstanding shares of common stock of Merger Subsidiary. Merger Subsidiary does not beneficially own any Shares and as of the date of this Agreement, Heartland does not beneficially own any Shares.

     SECTION 5.06. Finders' Fees. Except for (i) Credit Research & Trading which is the investment advisor for Heartland and the Family Shareholders and
(ii) JP Morgan Chase & Co. which is the investment advisor for Merger Subsidiary, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Heartland, the Continuing Shareholders or Merger Subsidiary who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

     SECTION 5.07. Financing. (a) Merger Subsidiary has received and furnished copies to the Company of (i) a commitment letter dated as of April 24, 2001, to provide financing to the Company or a Subsidiary of the Company (including the Summary of Terms and Conditions annexed thereto, the "COMMITMENT LETTER") with The Chase Manhattan Bank and JP Morgan, a Division of Chase Securities, Inc. (the "BANK"), (ii) the equity commitment letter (the "EQUITY COMMITMENT LETTER") dated as of April 24, 2001 addressed to Merger Subsidiary from Heartland pursuant to which Heartland has committed to make available to Merger Subsidiary certain funds for the purpose of consummating the Transactions, and (iii) the Shareholders Agreement. The funds which the Bank has agreed, subject to the terms and conditions of the Commitment Letter, to provide and which Heartland has agreed, subject to the terms and conditions of the Equity Commitment Letter, to provide will be sufficient, when taken together with other funds otherwise available and assuming compliance by the Family Shareholders with the Shareholders Agreement, to enable it (A) to provide to the Exchange Agent cash in an amount equal to the Exchange Fund, (B) to refinance substantially all of the existing debt of the Company and its Subsidiaries to the extent contemplated by the Transactions as contemplated by the Commitment Letter, and (C) to pay all related fees and expenses (collectively, the "REQUIRED AMOUNT").

     (b) As of the date hereof, (i) the Commitment Letter has not been withdrawn and is in full force and effect and Merger Subsidiary has no reason to believe that any of the conditions set forth in the Commitment Letter will not be satisfied, (ii) the Equity Commitment Letter has not been withdrawn and is in full force and effect and Merger Subsidiary has no reason to believe that any of the conditions set forth in the Equity Commitment Letter will not be satisfied and (iii) the Shareholders Agreement has not been terminated and is in full force and effect.

     (c) Immediately after the consummation of the Transactions, the Surviving Corporation (i) will not be insolvent, (ii) will not be left with unreasonably small capital and (iii) will not have debts beyond its ability to pay such debts as they mature.

     SECTION 5.08. Litigation. There are no actions, suits, investigations or proceedings pending against, or, to the knowledge of Merger Subsidiary, threatened against, Merger Subsidiary or Heartland or any of their respective properties before any court or arbitrator, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Merger Subsidiary or prevent Merger Subsidiary from performing its obligations under this Agreement prior to the End Date.

                                   ARTICLE 6

                            COVENANTS OF THE COMPANY

     The Company agrees that, except as set forth in the corresponding section or subsection of the disclosure schedule delivered by the Company to Merger Subsidiary immediately prior to the execution of this Agreement:

     SECTION 6.01. Conduct of the Company. (a) Except as contemplated by this Agreement or as expressly agreed to in writing by Merger Subsidiary, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, expend funds for capital expenditures, acquire or sell assets, purchase inventory and supplies, settle or compromise any material litigation and otherwise conduct its operations according to its ordinary and usual course of business and consistent with past practice and use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill.
                                       A-20
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     (b) Prior to the Effective Time, the Company shall not, and shall cause its
Subsidiaries not to, without the consent of Merger Subsidiary:

          (i) amend the Articles of Incorporation (other than the Amendment), by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Significant Subsidiary of the Company; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

          (ii) except for issuances (x) upon exercise of presently outstanding awards under any Plan or (y) in the ordinary course of business consistent with past practice, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights).

     SECTION 6.02. Access to Information. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "COMPANY REPRESENTATIVES") to, give Merger Subsidiary and its officers, directors, employees, counsel, advisors and representatives (collectively, the "MERGER SUBSIDIARY REPRESENTATIVES") and representatives of financing sources identified by Merger Subsidiary reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish Merger Subsidiary and the Merger Subsidiary Representatives and representatives of financing sources identified by Merger Subsidiary with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Merger Subsidiary and representatives of financing sources identified by Merger Subsidiary may from time to time reasonably request. Merger Subsidiary agrees that any information furnished pursuant to this Section 6.02 shall be subject to the provisions of the letter agreement dated August 17, 2000 between Heartland and the Company (the "CONFIDENTIALITY AGREEMENT").

     SECTION 6.03. No Solicitation. (a) The Company agrees that it will not (except with respect to the Continuing Shareholders and their counsel, advisors, and representatives), directly or indirectly through any officer, Subsidiary, Affiliate, director, employee, shareholder, representative, agent or other Person, (i) seek, initiate, solicit or encourage any Person to make an Acquisition Proposal, (ii) engage in discussions or negotiations concerning an Acquisition Proposal with any Person, (iii) disclose any non-public information relating to the Company or give access to the properties, employees, books or records of the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal or (iv) adopt or recommend or agree to adopt or recommend any Acquisition Proposal; provided that nothing herein shall prevent the Board of Directors from (a) furnishing information to any person that has made an Acquisition Proposal not solicited in violation of this paragraph or (b) entering into or participating in discussions or negotiations concerning an Acquisition Proposal not solicited in violation of this paragraph so long as, in the case of each of clause (a) and (b), (x) the Board of Directors or the Special Committee shall have concluded in good faith (after receiving and considering the advice of its outside legal counsel) that failing to furnish such information or participate in such discussions or negotiations would be reasonably likely to cause the Board of Directors or the Special Committee to be in breach of its respective fiduciary responsibilities to the Company Shareholders under applicable law, and (y) prior to furnishing any such information or participating in such discussions or negotiations, the Company and the party making such offer agree to a confidentiality agreement on terms that are, in the aggregate, no less favorable to the Company than those of the Confidentiality Agreement (other than the standstill provisions thereof) and Merger Subsidiary is given concurrent or advance written notice thereof unless the Board of Directors or the Special Committee shall have concluded in good faith (after receiving and considering the advice of its outside counsel) that doing so would be reasonably likely to cause it to be in breach of its respective fiduciary responsibilities to the Company Shareholders under applicable law.
                                       A-21
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The Board of Directors or the Special Committee may (x) fail to make, withdraw or modify in a manner adverse to Merger Subsidiary its recommendation referred to in Section 8.02 hereof and/or (y) take and disclose to the Company Shareholders a position contemplated by Rule 14e-2 under the 1934 Act, but only, in the case of clause (x), if the Board of Directors or the Special Committee determines in good faith (after consultation with outside legal counsel to the Company) that such action is reasonably likely to be required in the exercise of its respective fiduciary duties under applicable law.

     (b) The Company shall notify Merger Subsidiary in writing no later than the end of the next Business Day after receipt thereof of the receipt of any Acquisition Proposal (including a copy thereof if in writing), the terms and conditions of such Acquisition Proposal and the identity of the Person making it. The Company also shall promptly notify Merger Subsidiary no later than the end of the next Business Day after receipt thereof of any change to or modification of such Acquisition Proposal.

     (c) The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     SECTION 6.04. State Takeover Laws. The Company shall, upon the request of Merger Subsidiary, use its reasonable best efforts to assist in any challenge by Merger Subsidiary to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

     SECTION 6.05. Reports. During the period from the date of this Agreement to the Effective Time, the Company shall provide Merger Subsidiary with monthly financial statements in the existing reporting format (balance sheet, cash flow statement, income statement and, if available and consistent with past practice, notes thereto), broken out by operating unit (except as to the cash flow statement, which shall be a consolidated statement), no later than the fifteenth Business Day following the end of each fiscal month following the date of this Agreement; provided that for fiscal months that are also the end of a fiscal quarter, the Company may provide such financial information to Merger Subsidiary on the same date such information is publicly released in accordance with the past practice of the Company.

     SECTION 6.06. Confidentiality Agreement. The Company agrees to waive the application of the standstill provisions of the Confidentiality Agreement to this Agreement, the Transactions and the Shareholders Agreement.

                                   ARTICLE 7

                         COVENANTS OF MERGER SUBSIDIARY

     Merger Subsidiary agrees that:

     SECTION 7.01. Director and Officer Liability. The Surviving Corporation hereby agrees to do the following:

          (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and each of its Subsidiaries (each, an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the SCBCA or any other applicable laws or provided under the Articles of Incorporation and by-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each Indemnified Person covered as of the date hereof by the Company's officers' and directors' liability insurance policy with terms and conditions and coverage amounts no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such annual premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance; and provided, further, that if the premiums with respect to such insurance exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance, the Surviving Corporation shall be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 200% of the annual premiums paid by the Company as of the date hereof.

          (c) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Merger Subsidiary or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.01.


          (d) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the Articles of Incorporation or by-laws of the Company or any of its Subsidiaries, or under the SCBCA or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, their heirs and their representatives.


     SECTION 7.02. Financing Arrangements. Merger Subsidiary shall use its reasonable best efforts to (a) have the Bank provide the financing to the Company in accordance with the terms of the Commitment Letter and (b) have Heartland provide the funds to Merger Subsidiary in accordance with the terms of the Equity Commitment Letter. The Commitment Letter and the Equity Commitment Letter and the definitive agreements for the Facilities (along with any other document pursuant to which Merger Subsidiary intends to obtain financing or funding of all or a portion of the Required Amount) are referred to herein collectively as the "FINANCING AGREEMENTS." Merger Subsidiary will promptly notify the Company if at any time there is a reasonable likelihood that the financing or funding to be provided under the Commitment Letter or the Equity Commitment Letter, as the case may be, will not be available.

     SECTION 7.03. Employee Benefit Plans. During the period from the Effective Time through the first anniversary of the Effective Time, employees of the Company and its Subsidiaries (the "EMPLOYEES") shall participate in employee benefit plans which are substantially comparable, in the aggregate, to those provided to the Employees immediately prior to the Effective Time.

                                   ARTICLE 8

                 COVENANTS OF MERGER SUBSIDIARY AND THE COMPANY

     The parties hereto agree that:

     SECTION 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement and to the fiduciary duties of the Board of Directors and the Special Committee under applicable law (as determined by such directors in good faith), the Company and Merger Subsidiary will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including, in the case of the Company, to assist Merger Subsidiary and cooperate with Merger Subsidiary and the Bank and any other lenders in order for Merger Subsidiary to obtain its contemplated debt financing, through the Facilities or otherwise.

     (b) In connection with the efforts referenced in Section 8.01(a) to obtain all requisite approvals and authorizations for the Transactions each of Merger Subsidiary and the Company shall, in connection with any Antitrust Law, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any material communication made by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

     SECTION 8.02. Disclosure Documents; Certain Filings. (a) The Company shall cause a meeting of the Company Shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of voting on the approval of the Amendment and this Agreement to be duly called and held as soon as reasonably practicable following the execution of this Agreement. Subject to their fiduciary duties generally,
Section 6.03 hereof and this Section 8.02, (I) the Special Committee shall recommend that the Board of Directors recommend approval by the Company Shareholders of the Amendment and this Agreement and (II) the Board of Directors shall submit to the Company Shareholders and recommend approval of the Amendment and this Agreement by the Company Shareholders. In connection with the Company Shareholders Meeting, (i) (A) the Company and Merger Subsidiary will cooperate and promptly prepare, (B) the Company will file with the SEC, (C) the Company and Merger Subsidiary will use their respective reasonable best efforts to have cleared by the SEC, and (D) the Company will thereafter mail to the Company Shareholders as promptly as practicable, a proxy statement of the Company in connection with the Amendment and this Agreement (the "COMPANY PROXY STATEMENT") and all other proxy materials for such meeting, (ii) the Company will, subject to Section 6.03, use its reasonable best efforts to have the Company Shareholders approve the Amendment and this Agreement and (iii) the Company will otherwise comply with all legal requirements applicable to the Company Shareholders Meeting. The Company and Merger Subsidiary will cooperate and promptly prepare and the Company will file concurrently with the filing of the Company Proxy Statement a statement on Schedule 13E-3 (the "SCHEDULE 13E-3").

     (b) The Company and Merger Subsidiary (with respect to the information supplied by it, its Affiliates and Heartland) will cause each of (i) the Company Proxy Statement and any amendment or supplement thereto and (ii) the Schedule 13E-3 and any amendment or supplement thereto, when filed, to comply as to form in all material respects with the applicable requirements of the 1934 Act. The Company and Merger Subsidiary (with respect to itself, its Affiliates and Heartland) each agree that none of the information supplied or to be supplied by it for inclusion in the Company Proxy Statement or any amendment or supplement thereto or in the Schedule 13E-3 or any amendment or supplement thereto will, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; it being understood that any information regarding the Continuing Shareholders included in such Company Proxy Statement or any amendment or supplement thereto or the
Schedule 13E-3 or any amendment or supplement thereto shall be deemed to not have been supplied by the Company for inclusion therein. If at any time prior to the date of the Company Shareholders Meeting any information relating to the Company or Merger Subsidiary (including its Affiliates and Heartland) or their respective officers or directors should be discovered by the Company or Merger Subsidiary which should be set forth in an amendment or supplement to the Company Proxy Statement or the Schedule 13E-3, as the case may be, so that such document would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the Company Shareholders.

     (c) The Company and Merger Subsidiary shall cooperate with one another (i) in determining as promptly as practicable whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 8.03. Public Announcements. The Company and Merger Subsidiary will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 8.04. Notices of Certain Events. Each of the Company and Merger Subsidiary shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

          (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or 4.15 hereof, or that relate to the consummation of the Transactions; and

          (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

             (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or

             (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 8.05. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Merger Subsidiary and the Company will comply with the terms of the Confidentiality Agreement.

     SECTION 8.06. Solvency Letter. If Merger Subsidiary is required pursuant to the Financing Agreements to engage an appraisal firm (the "APPRAISER") to deliver to the Bank a solvency letter or certificate (the "SOLVENCY LETTER"), Merger Subsidiary shall, at its sole cost and expense, cause the Appraiser to deliver the Solvency Letter (in form and substance identical to that required to be delivered to the Bank) to the Company at the Closing, with the Special Committee as an additional addressee. If a Solvency Letter is to be delivered, the parties agree to cooperate with the Appraiser in connection with the preparation of the Solvency Letter, including providing the Appraiser with any information reasonably available to them and reasonably requested by the Appraiser in connection with the preparation of such letter.

                                   ARTICLE 9

                            CONDITIONS TO THE MERGER

     SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)(i) the Amendment shall have been approved by the affirmative vote of holders of two-thirds of the votes of the Company's outstanding capital stock entitled to vote for directors, with the Class A Shares and the Class B Shares voting together as a single class (and with the holders of Class B Shares entitled to four votes per share), and the articles of amendment of the Company giving effect to the Amendment shall have been filed with the Secretary of State of the State of South Carolina and become effective and
     (ii) this Agreement shall have been approved by the affirmative vote of (x) holders of two-

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

     thirds of the votes of the Company's outstanding capital stock entitled to vote for directors, with the Class A Shares and the Class B Shares voting together as a single class (and with the holders of Class B Shares entitled to one vote per share), and (y) a majority of the votes cast at the Company Shareholders Meeting (with the Class A Shares and the Class B Shares voting together as a single class with each having one vote per share) but excluding any votes cast by the Continuing Shareholders;

          (b) there shall not be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited and no judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Company or Merger Subsidiary from consummating the Merger shall have been entered; and

          (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, the requirements of the Canadian Competition Act shall have been satisfied and, other than the filings provided for in Sections 2.01 and 2.02, all notices, reports and other filings required to be made prior to the Effective Time by the Company or any of its Subsidiaries or Merger Subsidiary with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or any of its Subsidiaries or Merger Subsidiary from, any Governmental Authority in connection with the execution and delivery of this Agreement and consummation of the Merger and the Transactions by the Company and Merger Subsidiary shall have been made or obtained (as the case may be), except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company or Merger Subsidiary.

     SECTION 9.02. Conditions to the Obligations of Merger Subsidiary. The obligations of Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following further conditions:

          (a)(i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (without regard to any qualification with respect to materiality or to having a Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this Section 9.02(a)(ii) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse effect on the Company, and (iii) Merger Subsidiary shall have received a certificate signed by a duly authorized officer of the Company to the foregoing effect;

          (b) no arbitrator or Governmental Authority shall have issued any judgment, injunction, order or decree and there shall not be any law or regulation, restraining or prohibiting the effective operation of any material portion of the business of the Surviving Corporation and its Subsidiaries after the Effective Time;

          (c) the financing contemplated by the Commitment Letter to be provided by the Bank shall have been provided on substantially the terms and conditions identified in such Commitment Letter or on such other terms and conditions or involving such other financing sources, as are acceptable to Merger Subsidiary and are not materially more onerous; provided, however, that this condition shall be deemed satisfied if the failure of this condition is due to an intentional breach by Merger Subsidiary of any covenant or intentional failure to perform any agreement or an intentional breach by Merger Subsidiary of any representation or warranty contained in any of the Financing Agreements with the Bank;

          (d) each of the Family Shareholders shall have performed in all material respects all of its obligations required to be performed by it under the Shareholders Agreement at or prior to the Effective

     Time and the representations and warranties of each of the Family Shareholders contained in the Shareholders Agreement shall be true and correct in all material respects as if made at the Effective Time; and

          (e) the Company shall have executed and delivered the services agreement in the form set forth in Section 9.02(e) of the disclosure schedule delivered by Merger Subsidiary to the Company.

     SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following further conditions:

          (a) Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (b) the representations and warranties of Merger Subsidiary contained in this Agreement (without regard to any qualification with respect to materiality or to having a Material Adverse Effect) shall be true and correct, as of the date of this Agreement and as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of any earlier date); provided, however, that notwithstanding anything herein to the contrary, this Section 9.03(b) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Merger Subsidiary; and

          (c) the Company shall have received a certificate signed by a duly authorized officer of Merger Subsidiary to the foregoing effect.

                                   ARTICLE 10

                                  TERMINATION

     SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Shareholders):

          (a) by mutual written agreement of the Company and Merger Subsidiary;

          (b) by either the Company or Merger Subsidiary, if:

             (i) the Merger has not been consummated on or before October 24, 2001 (the "END DATE"); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Company or Merger Subsidiary from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

             (iii) the Amendment and this Agreement shall not have been approved in accordance with this Agreement and the SCBCA by the Company Shareholders at the Company Shareholders Meeting (or any adjournment thereof);

          (c) by Merger Subsidiary, if:

             (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the Company by the End Date; or

             (ii) the Board of Directors or the Special Committee shall have failed to make, withdrawn or modified in a manner adverse to Merger Subsidiary its recommendation referred to in Section 8.02 hereof;

         (d) by the Company, if:

             (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Merger Subsidiary set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03 hereof not to be satisfied, and such condition is incapable of being satisfied by Merger Subsidiary by the End Date; or

             (ii) the Company shall have received from any Third Party an Acquisition Proposal which the Board of Directors or the Special Committee determines is more favorable to the Company Shareholders (even if the consideration to be received by the Company Shareholders for each Share may have less value than the Cash Merger Consideration) and the Board of Directors or the Special Committee determines in good faith (after consultation with outside legal counsel to the Company) that adopting or recommending such offer is reasonably likely to be required in the exercise of its respective fiduciary duties under applicable law.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01 hereof, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other party hereto. The provisions of Sections 8.05, this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                 MISCELLANEOUS

     SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Merger Subsidiary, to:

        Heartland Springs Investment Company
         c/o Heartland Industrial Partners, L.P.
         55 Railroad Avenue
         Greenwich, Connecticut 06830
         Fax: (203) 861-2722
         Attn: David A. Stockman

         and

         Crandall C. Bowles
         Springs Industries, Inc.
         205 North White Street
         Fort Mill, South Carolina 29715
         Fax: (803) 547-1636
     with a copy to:

        Cahill Gordon & Reindel
         80 Pine Street
         New York, New York 10005
         Fax: (212) 269-5420
         Attn: W. Leslie Duffy, Esq.
               Jonathan A. Schaffzin, Esq.

         and

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Fax: (212) 403-2228
         Attn: Elliott V. Stein, Esq.

     if to the Company, to:

        Springs Industries, Inc.
         205 North White Street
         Fort Mill, South Carolina 29715
         Fax: (803) 547-1636
         Attn: Chairman of Board

     with a copy to:

        Springs Industries, Inc.
         205 North White Street
         Fort Mill, South Carolina 29715
         Fax: (803) 547-3766
         Attn: C. Powers Dorsett, Esq.

     and to:

        The Special Committee of the Company
         c/o Charles W. Coker, Chairman
         Sonoco Products Company
         1 North 2nd Street
         Hartsville, South Carolina 29550
         Fax: (843) 339-6409
         Attn: Charles W. Coker

     with a copy to:

        Sullivan & Cromwell
         125 Broad Street
         New York, New York 10004
         Fax: (212) 558-3588
         Attn: Benjamin F. Stapleton, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.10, 2.11, 7.01, 8.05 and Article 11.

     SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the approval of this Agreement by the Company Shareholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any Converted Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.04. Expenses. (a) Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If (i) this Agreement is terminated by Merger Subsidiary pursuant to
Section 10.01(c), (ii) this Agreement is terminated by the Company pursuant to
Section 10.01(d)(ii), or (iii) any Third Party shall have made, proposed, communicated or disclosed an Acquisition Proposal in a manner which is or otherwise becomes public prior to the termination of this Agreement and this Agreement is terminated pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), the Company shall promptly upon request reimburse Merger Subsidiary, Heartland and the Family Shareholders for their reasonable and documented out-of-pocket expenses, including for legal counsel and investment advisors and for the reasonable and documented out-of-pocket expenses incurred by the Bank (including for its legal counsel) in connection with the Transactions and the other matters contemplated by this Agreement, and the financing thereof.

     SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the Transactions, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder. Except as provided in Sections 7.01 and 11.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     SECTION 11.06. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, without giving effect to the principles of conflicts of law of such state.

     SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of South Carolina or any South Carolina state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 hereof shall be deemed effective service of process on such party.

     SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     SECTION 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     SECTION 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits and Schedules referred to herein are incorporated by reference herein and shall constitute a part of this Agreement.

     SECTION 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to either party hereto.

     SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of South Carolina or any South Carolina state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          SPRINGS INDUSTRIES, INC.

                                          By: /s/ CRANDALL C. BOWLES
                                            ------------------------------------
                                            Name: Crandall C. Bowles
                                            Title: Chairman and CEO

                                          HEARTLAND SPRINGS INVESTMENT
                                          COMPANY

                                          By: /s/ DAVID A. STOCKMAN
                                            ------------------------------------
                                            Name: David A. Stockman
                                            Title: President

                                                                      APPENDIX B

                               [UBS WARBURG LOGO]

                                                                  April 24, 2001

Special Committee of the Board of Directors
Springs Industries, Inc.
205 North White Street
Fort Mill, South Carolina 29715

Members of the Special Committee:

     We understand that Springs Industries, Inc., a South Carolina corporation (the "Company"), is considering a transaction (the "Transaction") whereby, through a merger (the "Merger") of Heartland Springs Investment Company, a South Carolina corporation ("Merger Subsidiary"), with the Company, Heartland Industrial Partners, L.P. will acquire a significant interest in the Company and the Company's shareholders (other than Continuing Shareholders (as defined in the Recapitalization Agreement (as defined below)) and Dissenting Shareholders (as defined in the Recapitalization Agreement)) will receive cash for their Shares (as defined below). Pursuant to the terms of the Recapitalization Agreement, dated as of April 24, 2001 (the "Recapitalization Agreement"), between the Company and Merger Subsidiary, in connection with the Merger, among other things, each issued and outstanding share of Class A common stock, par value $.25 per share (the "Class A Shares"), and Class B common stock, par value $.25 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"), of the Company (other than Class B Shares that are owned by Dissenting Shareholders and Continuing Shareholder Shares (as defined in the Recapitalization Agreement)) will be converted into the right to receive an amount equal to $46.00 in cash (the "Merger Consideration"). The Continuing Shareholder Shares will not be converted and will not be otherwise affected by the Merger and will remain outstanding as Class A Shares or Class B Shares, as the case may be. The terms and conditions of the Transaction are more fully set forth in the Recapitalization Agreement.

     You have requested our opinion as to the fairness from a financial point of view to the holders of Shares (other than holders of Continuing Shareholder Shares and Dissenting Shareholders) of the Merger Consideration to be received by such holders in the Merger.

     UBS Warburg LLC ("UBSW") has acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction. UBSW will receive a fee from the Company in connection with the rendering of this opinion. In the ordinary course of business, UBSW, its successors and affiliates may trade or have traded securities of the Company for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Transaction or the Merger or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Recapitalization Agreement or any other matter. We have not been asked to, nor do we, at your direction, offer any opinion as to the material terms of the Recapitalization Agreement or the form of the transactions contemplated thereby. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Recapitalization Agreement does not differ in any material respect from the drafts that we have examined, and that the Company and Merger Subsidiary will comply with all the material terms of the Recapitalization Agreement. We have not been authorized to and have not solicited indications of interest from any party with respect to a business combination with the Company.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed the reported prices and trading activity for the Class A Shares, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iv) conducted discussions with members of the senior management of the Company, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) reviewed drafts of the Recapitalization Agreement, and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, the Company's management provided us with two sets of five-year financial forecasts for the Company, with one set entitled "Scenario 1 (Lower Risk)" and the other set entitled "Scenario 2 (Higher Risk)." In preparing the financial and comparative analyses in connection with the rendering of this opinion, we were instructed by the Special Committee to disregard and not take into consideration Scenario 2 (Higher Risk) because, based on general economic and industry trends, the Company's past experience, and the view of the Company's management as to the likelihood of achievement, the Special Committee did not believe, with our concurrence, that Scenario 2 (Higher Risk) was likely to be achieved.

     In addition, in connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to Scenario 1 (Lower Risk) financial forecasts referred to above, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than holders of Continuing Shareholder Shares and Dissenting Shareholders) in the Merger is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ UBS WARBURG LLC
                                          --------------------------------------
                                          UBS WARBURG LLC

                                                                      APPENDIX C

               FORM OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                            STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                             ARTICLES OF AMENDMENT

     Pursuant to Section 33-10-106 of the South Carolina Business Corporation Act of 1988, the undersigned corporation adopts the following Articles of Amendment ("Amendment") to its Restated Articles of Incorporation:

     1.  The name of the corporation is Springs Industries, Inc.

     2.  On [       ], 2001, the corporation adopted the following Amendment to its Restated Articles of Incorporation pursuant to which the following new Article 10 is added at the end thereof:

     "10. INAPPLICABILITY OF BUSINESS COMBINATIONS ACT.

     Article 2 entitled "Business Combinations" of Chapter 2 entitled "Take-Over Bid Disclosure Act" of Title 35 entitled "Securities" of Code Laws of South Carolina, 1976 shall not apply to the corporation."

     3. At the date of approval of this Amendment by the shareholders of the corporation, the number of outstanding shares of each voting group entitled to vote separately on the Amendment and the vote of such shares were:

                                                                                   TOTAL NUMBER
                                 NUMBER OF    NUMBER OF VOTES   NUMBER OF VOTES    OF VOTES CAST
                                OUTSTANDING      ENTITLED       REPRESENTED AT    ---------------
DESIGNATION                       SHARES        TO BE CAST        THE MEETING     FOR     AGAINST
-----------                     -----------   ---------------   ---------------   ----    -------

     4. The effective date and time of these Articles of Amendment shall be the date and time of acceptance for filing by the Secretary of State.

                                          SPRINGS INDUSTRIES, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

Date: [  ], 2001

                                                                      APPENDIX D

                         CHAPTER 13. DISSENTERS' RIGHTS

           ARTICLE 1. RIGHTS TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     33-13-101 DEFINITIONS. -- IN THIS CHAPTER:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     33-13-102 RIGHT TO DISSENT. -- (A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

     (1) consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

     (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

     (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

     (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (i) alters or abolishes a preferential right of the shares;

     (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section 33-6-104; or

     (5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

     (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

     33-13-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may asserts dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

            ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     33-13-200 NOTICE OF DISSENTERS' RIGHTS. -- (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

     33-13-210 NOTICE OF INTENT TO DEMAND PAYMENT. -- (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

     33-13-220 DISSENTERS' NOTICE. -- (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

     (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

     (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

     (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

     (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

     (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

     (5) be accompanied by a copy of this chapter.

     33-13-230 SHAREHOLDER'S PAYMENT DEMAND. -- (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

     33-13-240 SHARE RESTRICTIONS. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     33-13-250 PAYMENT. -- (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

     (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

     (3) an explanation of how the interest was calculated;

     (4) a statement of the dissenter's right to demand additional payment under section 33-13-280; and

     (5) a copy of this chapter.

     33-13-260 FAILURE TO TAKE ACTION. -- (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

     33-13-270 AFTER-ACQUIRED SHARES. -- (a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount of each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

     33-13-280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. --
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

     (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

     (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

     (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (4) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                    ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

     33-13-300 COURT ACTION. -- (a) If a demand for additional payment under
Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceedings as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

     33-13-310 COURT COSTS AND COUNSEL FEES. -- (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

     (b) the court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280;

     (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding with the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                                                      APPENDIX E

                            AUDIT COMMITTEE CHARTER

     This charter shall be approved by the board of directors, and it shall be reviewed and its adequacy reassessed annually by the audit committee.

Role and Independence

     The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the corporation and other such duties as directed by the board. The membership of the committee shall consist of at least three directors who, in the opinion of the board of directors, are generally knowledgeable in financial and auditing matters. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the audit committee independence and expertise requirements for serving on audit committees as set forth in the corporate governance standards of the New York Stock Exchange.

Responsibilities

     The audit committee's primary responsibilities include:

          1. Annually recommend to the board the independent auditor to be selected or retained to audit the financial statements of the corporation. In so doing, the committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, consider whether the provision of non-audit services, if any, is compatible with maintaining the auditor's independence, and, if so determined by the committee, recommend to the board any actions necessary to oversee the auditor's independence. The independent auditor is ultimately accountable to the board of directors and the audit committee. The audit committee and the board of directors have the ultimate authority to select, evaluate and, when appropriate, replace the auditor.

          2. Approve in advance any non-audit service to be provided by the independent auditor which is expected to exceed a cost greater than $100,000.

          3. Oversee the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receive and review audit reports, audit and non-audit fees, and provide the auditor full access to the committee (and the board) to report on any and all appropriate matters.

          4. Provide guidance and oversight to the internal audit activities of the corporation including reviews of the organization, plans and results of such activity.

          5. Review the audited financial statements and discuss them with management and the independent auditor. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

          6. Review with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-Q. This review may be performed by the committee or its chairperson.

          7. Discuss with management, the internal auditors, and the external auditors the quality and adequacy of the company's internal controls.

          8. Discuss with management the status of pending litigation, taxation matters, and other areas of compliance with applicable laws and regulations and with the company's code of conduct.

          9. Report audit committee activities to the full board and issue annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

          10. Review with independent auditor any problems or difficulties the auditor may have encountered, as well as any significant reports prepared by internal auditor or independent auditor, together with management response.

          11. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulations and the Company's Code of Conduct.

                            SPRINGS INDUSTRIES, INC.

                              CLASS A COMMON STOCK

The Springs board of directors recommends a vote "FOR" the proposed recapitalization agreement, a vote "FOR" the proposed amendment to the articles of incorporation, a vote "FOR" all nominees and a vote "FOR" the ratification of independent auditors.


1. AMENDMENT TO THE ARTICLES OF INCORPORATION

FOR  [ ]                 AGAINST  [ ]                 ABSTAIN  [ ]

2. RECAPITALIZATION AGREEMENT

FOR  [ ]                 AGAINST  [ ]                 ABSTAIN  [ ]

3. ELECTION OF DIRECTORS

  John F. Akers, Crandall C. Bowles, John L. Clendenin, Leroy S. Close, Charles W.
Coker, William G. Kelley, John H. McArthur, Aldo Papone, Robin B. Smith, Sherwood H.
Smith, Jr., and Stewart Turley

  NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the
"FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominees.

FOR  [ ]                WITHHOLD  [ ]          FOR ALL EXCEPT  [ ]

4. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
   AS INDEPENDENT AUDITORS

FOR  [ ]                 AGAINST  [ ]                 ABSTAIN  [ ]

5. DO YOU PLAN ON ATTENDING THE ANNUAL MEETING OF
   SHAREHOLDERS?

                            YES [ ]         NO [ ]



                                                              Mark box at right if comments or address change has been     [ ]
                                                              noted on the reverse side of this card.


                                         Please be sure to sign and date this
                                         Proxy.

                                         Date:
                                         ---------------------------------------

                                         ---------------------------------------
                                                  Shareholder sign here

                                         ---------------------------------------
                                                   Co-owner sign here


                                         Sign exactly as your name or names
                                         appear. When signing in a
                                         representative capacity, give title
                                         such as Trustee, Executor or President.


--------------------------------------------------------------------------------

DETACH CARD


                            SPRINGS INDUSTRIES, INC.


Dear Shareholder:



Please take note of the important information enclosed with this Proxy Ballot regarding our Annual Meeting of Shareholders. Your vote counts, and you are encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares are to be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.



Your vote must be received prior to the Annual Meeting of Shareholders, September 5, 2001.



Thank you in advance for your prompt consideration of these matters.



Sincerely yours,


/s/ Crandall C. Bowles

Chairman and Chief Executive Officer

CLASS A COMMON                                                    CLASS A COMMON


                            SPRINGS INDUSTRIES, INC.


                             205 NORTH WHITE STREET


                              FORT MILL, SC 29715



                      SOLICITED BY THE BOARD OF DIRECTORS


          FOR THE ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 5, 2001



The undersigned hereby appoints as Proxies Crandall C. Bowles and Charles W. Coker, with the power of substitution to each, and hereby authorizes each to represent and to vote all shares of Class A common stock of Springs Industries, Inc. held of record by the undersigned as of the close of business on June 27, 2001, at the Annual Meeting of Shareholders to be held on September 5, 2001, and any adjournments thereof, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE PROPOSALS LISTED ON THE REVERSE SIDE AND AT THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.



PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.



HAS YOUR ADDRESS CHANGED?


---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

DO YOU HAVE ANY COMMENTS?


---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

                            SPRINGS INDUSTRIES, INC.

                    SPRINGS OF ACHIEVEMENT PARTNERSHIP PLAN
                              CLASS A COMMON STOCK


The Springs board of directors recommends a vote "FOR" the proposed recapitalization agreement, a vote "FOR" the proposed amendment to the articles of incorporation, a vote "FOR" all nominees and a vote "FOR" the ratification of independent auditors.

1. AMENDMENT TO THE ARTICLES OF INCORPORATION

FOR  [ ]                      AGAINST  [ ]                      ABSTAIN  [ ]

2. RECAPITALIZATION AGREEMENT

FOR  [ ]                      AGAINST  [ ]                      ABSTAIN  [ ]

3. ELECTION OF DIRECTORS

John F. Akers, Crandall C. Bowles, John L. Clendenin, Leroy S. Close, Charles W. Coker,
William G. Kelley, John H. McArthur, Aldo Papone, Robin B. Smith, Sherwood H. Smith, Jr., and
Stewart Turley

 NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL
 EXCEPT" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominees.

FOR  [ ]                     WITHHOLD  [ ]               FOR ALL EXCEPT  [ ]

4. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

FOR  [ ]                      AGAINST  [ ]                      ABSTAIN  [ ]

5. DO YOU PLAN ON ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS?

                      YES [ ]         NO [ ]



                                                                      Mark box at right if comments or address change     [ ]
                                                                      has been noted on the reverse side of this card.


                                             Please be sure to sign and date
                                             this Proxy.


                                             Date:


                                             -----------------------------------


                                                             -----------------------------------------------------
                                                                             Shareholder sign here


--------------------------------------------------------------------------------

DETACH CARD


                            SPRINGS INDUSTRIES, INC.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot regarding our Annual Meeting of Shareholders. Your vote counts, and you are encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares are to be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.


Your vote must be received prior to the Annual Meeting of Shareholders, September 5, 2001.


Thank you in advance for your prompt consideration of these matters.

Sincerely yours,

/s/ Crandall C. Bowles

Chairman and Chief Executive Officer

SPRINGS OF ACHIEVEMENT                                    SPRINGS OF ACHIEVEMENT


PARTNERSHIP PLAN                                                PARTNERSHIP PLAN


CLASS A COMMON                                                    CLASS A COMMON

                            SPRINGS INDUSTRIES, INC.

                             205 NORTH WHITE STREET


                              FORT MILL, SC 29715

                      SOLICITED BY THE BOARD OF DIRECTORS

          FOR THE ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 5, 2001


The undersigned hereby directs Bankers Trust Company, or its proxy, to vote shares of Springs Class A common stock allocated to his or her account under the Springs of Achievement Partnership Plan as of the close of business on June 27, 2001, at the Annual Meeting of Shareholders to be held on September 5, 2001, and any adjournments thereof, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXY WILL VOTE FOR THE PROPOSALS LISTED ON THE REVERSE SIDE AND AT ITS DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.


PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.


HAS YOUR ADDRESS CHANGED?


---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

DO YOU HAVE ANY COMMENTS?


---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

                            SPRINGS INDUSTRIES, INC.



                              CLASS B COMMON STOCK



The Springs board of directors recommends a vote "FOR" the proposed recapitalization agreement, a vote "FOR" the proposed amendment to the articles of incorporation, a vote "FOR" all nominees and a vote "FOR" the ratification of independent auditors.

1. AMENDMENT TO THE ARTICLES OF INCORPORATION

FOR  [ ]                 AGAINST  [ ]                 ABSTAIN  [ ]

2. RECAPITALIZATION AGREEMENT

FOR  [ ]                 AGAINST  [ ]                 ABSTAIN  [ ]

3. ELECTION OF DIRECTORS

  John F. Akers, Crandall C. Bowles, John L. Clendenin, Leroy S.
Close, Charles W. Coker, William G. Kelley, John H. McArthur, Aldo
Papone, Robin B. Smith, Sherwood H. Smith, Jr., and Stewart Turley

  NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominees.

FOR  [ ]                WITHHOLD  [ ]          FOR ALL EXCEPT  [ ]

4. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
INDEPENDENT AUDITORS

FOR  [ ]                 AGAINST  [ ]                 ABSTAIN  [ ]



                                                              Mark box at right if comments or address change has been     [ ]
                                                              noted on the reverse side of this card.


                                         Please be sure to sign and date this
                                         Proxy.

                                         Date:
                                         ---------------------------------------

                                         ---------------------------------------
                                                  Shareholder sign here

                                         ---------------------------------------
                                                   Co-owner sign here


                                         Sign exactly as your name or names
                                         appear. When signing in a
                                         representative capacity, give title
                                         such as Trustee, Executor or President.


--------------------------------------------------------------------------------
DETACH CARD


                            SPRINGS INDUSTRIES, INC.


Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot regarding our Annual Meeting of Shareholders. Your vote counts, and you are encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares are to be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.


Your vote must be received prior to the Annual Meeting of Shareholders, September 5, 2001.


Thank you in advance for your prompt consideration of these matters.

Sincerely yours,

/s/ Crandall Bowles

Chairman and Chief Executive Officer

CLASS B COMMON                                                    CLASS B COMMON

                            SPRINGS INDUSTRIES, INC.

                             205 NORTH WHITE STREET


                              FORT MILL, SC 29715


                      SOLICITED BY THE BOARD OF DIRECTORS

          FOR THE ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 5, 2001



The undersigned hereby appoints as Proxies Crandall C. Bowles and Charles W. Coker, with the power of substitution to each, and hereby authorizes each to represent and to vote all shares of Class B common stock of Springs Industries, Inc. held of record by the undersigned as of the close of business on June 27, 2001, at the Annual Meeting of Shareholders to be held on September 5, 2001, and any adjournments thereof, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE PROPOSALS LISTED ON THE REVERSE SIDE AND AT THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.


PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

HAS YOUR ADDRESS CHANGED?

---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------
DO YOU HAVE ANY COMMENTS?

---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------